As filed with the U.S. Securities and Exchange Commission on February 7, 2025

Registration No. 333-284135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7381	46-0678374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Archer

Chief Financial Officer

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

David E. Danovitch, Esq. Michael DeDonato, Esq. Hermione M. Krumm, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 (212) 660-3060	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 7, 2025

UP TO 12,000,000 UNITS

EACH UNIT CONSISTING OF

ONE SHARE OF COMMON STOCK,

ONE SERIES C WARRANT TO PURCHASE ONE

SHARE OF COMMON STOCK AND ONE SERIES D

WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

UP TO 12,000,000 PRE-FUNDED UNITS

EACH PRE-FUNDED UNIT CONSISTING OF

ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK,

ONE SERIES C WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

AND ONE SERIES D WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

UP TO 36,000,000 SHARES OF COMMON STOCK UNDERLYING THE SERIES C WARRANTS, THE SERIES D WARRANTS AND THE PRE-FUNDED WARRANTS

LogicMark, Inc.

LogicMark, Inc. (the “Company”, “LogicMark”, “we”, “us” or “our”) is offering, pursuant to this prospectus and on a best-efforts basis, up to 12,000,000 units (the “Units”) at an assumed offering price of $1.00 per Unit, which is equal to the closing price of our Common Stock on the Nasdaq Capital Market (“Nasdaq”) on February 5, 2025, with each Unit consisting of: (i) one share of common stock, par value $0.0001 per share (the “Common Stock”); (ii) one Series C warrant to purchase Common Stock exercisable for one share of Common Stock (the “Series C Warrants”); and one Series D warrant to purchase Common Stock exercisable for one share of Common Stock (the “Series D Warrants” and, collectively with the Series C Warrants, the “Warrants”). Each Warrant, upon exercise at a price of $1.00 per share (100% of the assumed public offering price of the Unit), will result in the issuance of one share of Common Stock to the holder of such Warrant. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of each of the Warrants (the “Warrant Shares”). Each of the Warrants will be exercisable only on or after the date on which stockholder approval is obtained to approve the issuance of the Warrant Shares upon exercise of the Warrants (“Stockholder Approval”), solely to the extent such approval is required by Rule 5635(d) of The Nasdaq Stock Market LLC (“Rule 5635(d)”) (See “Risk Factors – Risks Related to this Offering and Ownership of Our Securities” and “Description of Securities That We Are Offering – Series C Warrants, Series D Warrants and Pre-Funded Warrants – Stockholder Approval – Series C Warrants and Series D Warrants” for additional information regarding Stockholder Approval and Rule 5635(d)). The Series C Warrants will expire five (5) years after the date of their issuance and the Series D Warrants will expire two and a half (2.5) years after the date of their issuance.

We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, pre-funded units (“Pre-Funded Units”) in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock, with each Pre-Funded Unit consisting of (i) one pre-funded warrant to purchase one share of Common Stock (each, a “Pre-Funded Warrant”); (ii) one Series C Warrant; and (iii) one Series D Warrant. The purchase price of each Pre-Funded Unit will equal the price per Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.001 per share. There can be no assurance that we will sell any of the Pre-Funded Units being offered. The Pre-Funded Warrants offered hereby will be immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue two Warrants as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

The registration statement of which this prospectus forms a part also registers the shares of Common Stock that are issuable from time to time upon exercise of each of the Warrants and the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) included in the Units and Pre-Funded Units offered hereby. See “Description of Securities That We Are Offering” in this prospectus for more information. We refer to the shares of our Common Stock, the Units, the Pre-Funded Units, the Warrants, the Pre-Funded Warrants, the Warrant Shares and the Pre-Funded Warrant Shares, collectively, as the “Securities”.

Neither the Units nor the Pre-Funded Units have stand-alone rights nor will they be certificated or issued as stand-alone securities. The shares of Common Stock, the Series C Warrants and the Series D Warrants included in the Units are immediately separable, and will be issued separately in this offering, and the Pre-Funded Warrants, the Series C Warrants and Series D Warrants included in the Pre-Funded Units are immediately separable, and will be issued separately in this offering.

Our Common Stock is listed on Nasdaq under the symbol “LGMK”. The last reported closing price for our Common Stock on Nasdaq on February 5, 2025 was $1.00 per share. On November 18, 2024, we effected a one-for-twenty-five reverse stock split (the “Common Stock Reverse Stock Split”) of all of our outstanding shares of Common Stock. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Common Stock Reverse Stock Split.

There is no established trading market for the Units, Pre-Funded Units, Series C Warrants, Series D Warrants or Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series C Warrants, Series D Warrants or the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of such securities will be limited.

The Securities will be offered at a fixed price and are expected to be issued in a single closing. Investors purchasing the Securities offered hereby will execute a securities purchase agreement with us. When we price the Securities, we will simultaneously enter into securities purchase agreements relating to the offering with those investors who choose to participate in the offering. We expect this offering to be completed not later than one (1) business day following the commencement of this offering and we will deliver all of the Securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the Securities offered hereunder.

We are a “smaller reporting company” as defined under the federal securities laws and, under applicable U.S. Securities and Exchange Commission (“SEC”) rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

We have engaged Roth Capital Partners, LLC as our exclusive placement agent (the “placement agent”) to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The placement agent has no obligation to purchase any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1)	Represents a cash fee (i) equal to 6.5% of the aggregate purchase price paid by investors in this offering in the event such aggregate purchase price paid by investors in this offering is less than or equal to $12 million; and (ii) equal to 10% of every dollar of the aggregate purchase price paid by investors in this offering above $12 million, in the event such aggregate purchase price paid by investors in this offering exceeds $12 million. We have also agreed to reimburse the placement agent for certain of its offering-related expenses. See “Plan of Distribution” beginning on page 70 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	Does not include proceeds from the exercise of the Warrants and Pre-Funded Warrants in cash, if any.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus, as well as other information included in this prospectus, to read about factors you should consider before investing in our securities.

We will deliver the shares of Common Stock being issued to the purchasers electronically and will electronically deliver to such investors electronic warrant certificates for each of the Pre-Funded Warrants, the Series C Warrants and the Series D Warrants sold in this offering, upon closing and receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. We anticipate that delivery of the shares of Common Stock, Pre-Funded Warrants, the Series C Warrants and the Series D Warrants against payment therefor will be made on or before           , 2025.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is               , 2025

i

ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, or to which we have referred you, before making your investment decision. Neither we nor any placement agent engaged by us in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither we nor any placement agent engaged by us take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of the Securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Securities offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

For investors outside the United States: Neither we nor any placement agent engaged by us in connection with this offering, have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Securities covered hereby and the distribution of this prospectus outside of the United States.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the Securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

We own or have rights to certain trademarks that we use in conjunction with the operations of our business. Each trademark, trade name, service mark or copyright of any other company appearing in this prospectus belongs to its holder. Solely for convenience, trademarks, trade names, service marks and copyrights referred to in this prospectus may appear with or without the “©”, “®” or “™” symbols, but the inclusion, or not, of such references are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent possible under applicable law, our or their, as applicable, rights to these trademarks, trade names service marks or copyrights. We do not intend our use or display of other companies’ trademarks, trade names, service marks or copyrights to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are included herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making a decision about whether to invest in our securities. When used herein, unless the context requires otherwise, references to the “LogicMark,” “Company,” “we,” “our” and “us” refer to LogicMark, Inc., a Nevada corporation.

Company Overview

LogicMark, Inc. provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things (“IoT”) technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant and provide life-saving technology at a customer-friendly price point aimed at everyday consumers. These PERS technologies as well as other personal safety devices are sold direct-to-consumer through the Company’s eCommerce website and Amazon.com, through resellers, as well as directly to the United States Veterans Health Administration (the “VHA”). The Company was awarded a contract by the U.S. General Services Administration (the “GSA”) that enables the Company to distribute its products to federal, state, and local governments (the “GSA Agreement”).

Healthcare

LogicMark builds technology to remotely check, manage and monitor a loved one’s health and safety. The Company is focused on modernizing remote monitoring to help people stay safe and live independently longer. We believe there are five trends driving the demand for better remote monitoring systems:

1.	The “Silver Tsunami”. With 11,000 Baby Boomers turning 65 in the U.S. every day, there will be more older adults than children under 18 for the first time in the near future. With 72 million “Baby Boomers” in the United States, they are not only one of the largest generations, but the wealthiest. Unlike generations before them, Baby Boomers are reliant and comfortable with technology. Most of them expect to live independently at their home.

2.	Shift to At-Home Care. As it stands, the current healthcare system is unprepared for the human resource strain and is shifting much of the care elderly patients used to receive at a hospital, medical or assisted living facility to the patient’s home. The rise of digital communication to support remote care increased dramatically during the COVID-19 pandemic. The need for connected and remote monitoring devices is more necessary and in-demand than ever before.

3.	Rise of Data and IoT. Doctors and clinicians are asking patients to track more and more vital signs. Whether it’s how they’re reacting to medication or tracking blood sugar, patients and their caregivers are participating in their healthcare in unprecedented ways. Consumers are using data collected from connected devices like never before. This data can be used to prevent health emergencies as technology companies use machine learning (ML) / artificial intelligence (“AI”) to learn patient patterns and alert the patient and their care team of potential emergencies, leading to a switch from reacting to problems after they occur to predicting potential problems before they occur.

4.	Lack of Healthcare Workers. It’s estimated that 20% of healthcare workers quit during the COVID-19 pandemic. Many healthcare workers who were working during the COVID-19 pandemic suffered from burnout, exhaustion and demoralization due to the COVID-19 pandemic. There were not enough healthcare workers to support our entire population throughout the pandemic, let alone enough to support our elderly population. The responsibility of taking care of elderly family members is increasingly falling on the family, and they need help.

5.	Rise of the Care Economy. The term “Care Economy” refers to the money people contribute to care for people until the end of their lives; the Care Economy offsets the deficiencies within the healthcare system and the desire to age in place. There has been little innovation in the industry because the majority of PERS are operated by home security companies. It is not their main line of business, and they have little expertise in developing or launching machine-learning algorithms or artificial intelligence.

Together, we believe these trends have produced a large and growing market opportunity for LogicMark. The Company enjoys a strong base of business with the VHA and plans to expand to other government agencies after being awarded the five-year GSA Agreement in July 2021, which is renewable for up to 25 years.

The PERS Opportunity

PERS, also known as a medical alert or medical alarm system, is designed to detect a threat that requires attention and then immediately contacts a trusted care giver and/or the emergency medical workforce. Unlike conventional alarm systems which consist of a transmitter and are activated in the case of an emergency, PERS transmits signals to an alarm monitoring medical team, which then departs for the location where the alarm was activated. These types of medical alarms are traditionally utilized by the disabled, elderly or those living alone.

The PERS market is generally divided into direct-to-consumer and healthcare customer channels. With the advent of new technologies, demographic changes, and our five previously stated trends in healthcare, an expanded opportunity exists for LogicMark to provide at-home and on-the-go health and safety solutions to both customer channels.

For LogicMark, growing the healthcare opportunity relies on partnering with organizations such as government, Medicaid, hospitals, insurance companies, managed care organizations, affiliates and dealers. Partners can provide leads at no cost for new and replacement customers, have significant buying power and can provide collaboration on product research and development.

Our longstanding partnership with the VHA is a good example. LogicMark has sold over 850,000 PERS devices since 2012, of which over 500,000 devices have been sold to the U.S. government. The signing of the GSA Agreement in 2021 further strengthened our partnership with the government and expanded our ability to capture new sales. We envision a continued focus on growing the healthcare channel during 2025 given lower acquisition costs and higher customer unit economics.

In addition to the healthcare channel, LogicMark also expects to continue growth in sales volume through its direct-to-consumer channel. It is estimated that approximately 70% of PERS customers fall into the direct-to-consumer category. Family members regularly conduct research and purchase PERS devices or sign up for monthly subscription services for their loved ones through online websites or phone apps. The Company expects traditionally higher customer acquisition costs to be balanced by higher recurring revenue.

With the growth in IoT devices, data driven solutions using AI and ML will help guide the growth of the PERS industry. In both the healthcare and direct-to-consumer channels, product offerings can include 24/7 emergency response, fall detection, location tracking and geo-fencing, activity monitoring, medication management, caregiver and patient portals, concierge services, telehealth, vitals monitoring, and customer dashboards. These product offerings are primarily delivered via mobile and home-base equipment. LogicMark will also continue to pursue research and development partnerships to grow our product offering.

Recent Developments

Nasdaq Compliance

On December 4, 2024, the Company received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC confirming that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) because the closing bid price of the Common Stock had been $1.00 per share or greater for 10 consecutive business days prior to such letter. The Company had previously not been in compliance with the Minimum Bid Price Requirement since May 2024. For more information on the Company’s regained compliance with the Minimum Bid Price Requirement, see the Current Reports on Form 8-K filed by the Company with the SEC on May 10, 2024, November 18, 2024 and December 6, 2024.

November 2024 Reverse Stock Splits

On November 18, 2024, the Company effected the Common Stock Reverse Stock Split and a corresponding one-for-twenty-five reverse stock split (the “Series C Reverse Stock Split” and together with the Common Stock Reverse Stock Split, the “November 2024 Reverse Stock Splits”) of all of the Company’s outstanding shares of Series C Non-Convertible Voting Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), which Series C Reverse Stock Split proportionally increased the stated value of the Series C Preferred Stock from $200,000 per share to $2,000,000 per share. Each of the November 2024 Reverse Stock Splits became effective as of 5:00 p.m. Eastern Time on November 18, 2024. The Common Stock began trading on Nasdaq on a split-adjusted basis at the start of trading on November 19, 2024. For more information on the November 2024 Reverse Stock Splits, see the Current Report on Form 8-K filed by the Company with the SEC on November 18, 2024.

November 2024 Settlement Agreements

On November 13, 2024, the Company entered into settlement and release agreements (the “Settlement Agreements”) with certain holders (the “Series B Holders”) of its Series B common stock purchase warrants (the “November 2024 Warrants”) exercisable for up to an aggregate of 386,800 shares of Common Stock issued, on August 5, 2024, pursuant to those certain securities purchase agreements, dated August 2, 2024 (the “August 2024 Purchase Agreements”) by and between the Company and the Series B Holders.

Pursuant to the Settlement Agreements, in consideration for the Series B Holders’ agreement to exercise any outstanding November 2024 Warrants on the date of the issuance of the November Preferred Shares (as defined below) and waive any and all claims or demands that the Series B Holders may receive upon exercise of the November 2024 Warrants pursuant to Sections 2.3 and 3.8 of the November 2024 Warrants on or after the effective time of the Company’s next reverse stock split of its outstanding Common Stock a number of shares of Common Stock in excess of four (4) times the number of shares of Common Stock that was initially issuable upon exercise of the November 2024 Warrants as of the date of their issuance, the Company agreed to issue to the Series B Holders, no later than one trading day after the date of the Settlement Agreements, (i) an aggregate of 1,000 shares of the Company’s Series H Convertible Non-Voting Preferred Stock, $0.0001 par value per share (the “Series H Preferred Stock”), and (ii) an aggregate of 1,000 shares of the Company’s Series I Non-Convertible Voting Preferred Stock, $0.0001 par value per share (the “Series I Preferred Stock” and together with the Series H Preferred Stock, the “November Preferred Shares”), each share of which entitled the holder thereof to two (2) votes on all matters submitted to a vote of the stockholders of the Company. The shares of Series H Preferred Stock had a stated value of $1,000 and were initially convertible into approximately 2,148,689 shares of Common Stock at $11.64 per share (such shares, the “Series H Conversion Shares”). Following the Common Stock Reverse Stock Split, the shares of Series H Preferred Stock were convertible into an aggregate of 523,561 Series H Conversion Shares after the conversion price of the Series H Preferred Stock was reset to $1.91 per share. As of the date of this prospectus, all shares of the Series H Preferred Stock have been converted into shares of Common Stock and all shares of the Series I Preferred Stock have been redeemed and as a result, no November Preferred Shares are outstanding.

In addition, pursuant to the terms of the Settlement Agreements, until the 12-month anniversary of the date of the Settlement Agreements, the Series B Holders have the right to participate in up to an aggregate of 50% of the amount of securities to be sold by the Company in any financing transaction on the same terms, conditions and price provided to other investors in such transaction, subject to certain exceptions.

In connection with, the Settlement Agreements, the Company also entered into registration rights agreements with each of the Series B Holders, pursuant to which the Company agreed to register the resale of the Series H Conversion Shares, and the Company subsequently filed a registration statement on Form S-3 with the SEC for such purpose on December 13, 2024, which was declared effective by the SEC on December 27, 2024. For more information on the Settlement Agreements and the November Preferred Shares, see the Current Reports on Form 8-K filed by the Company with the SEC on November 13, 2024 and November 14, 2024.

November 2024 Rights Agreement

On October 18, 2024, Winvest Investment Fund Management Corp. (“Winvest”) filed with the SEC an initial Statement on Schedule 13D, a Form 3 and a Form 4 (collectively, the “Winvest Filings”) indicating its ownership of approximately 67% of the outstanding shares of Common Stock. On October 28, 2024, Winvest provided the Company with a unanimous written consent (the “Winvest Consent”) purportedly amending the Company’s bylaws (the “Bylaws”) by (i) changing how the number of the directors on the Company’s board of directors (the “Board”) may be determined, (ii) changing how the Bylaws may be amended, (iii) adding a new bylaw preventing certain adverse actions by the Board against significant stockholders, and (iv) replacing the Company’s current slate of directors with a new four-member Board. Based on the records of the Company’s transfer agent, at no time since the date of the Winvest Filings had Winvest been the holder of a majority of the voting power of the Company, including the date of the Winvest Consent.

On October 30, 2024, the Board convened a meeting with Company’s management and its legal advisors to discuss these developments and unanimously determined that under the circumstances, including Winvest’s attempt to rapidly accumulate shares of Common Stock and effect significant changes to the Company Bylaws and management, the implementation of a stockholder rights plan would be in the best interests of the Company and all of its stockholders by protecting against Winvest’s intention to take control of the Company without appropriately compensating the rest of the Company’s stockholders, which would if consummated, trigger “fundamental transaction” and similar provisions in certain of the Company’s outstanding Common Stock purchase warrants, material agreements and the Company’s Certificate of Designations, Preferences and Rights of Series C Preferred Stock (the “Series C Certificate of Designations”), all of which taken together would leave the Company insolvent and at significant risk of having to file for bankruptcy.

Accordingly, on November 1, 2024, the Company entered into a rights agreement with Nevada Agency and Transfer Company (the “Rights Agreement”). Pursuant to the Rights Agreement, in the event that a person or entity or group thereof becomes the Beneficial Owner (as defined in the Rights Agreement) of at least fifteen percent (15%) of the outstanding shares of Common Stock (an “Acquiring Person”), each holder of Common Stock as of the close of business on November 1, 2024 (the “Series G Record Date”) will be entitled to receive on the Distribution Date (as defined below) a dividend of one right for each share of Common Stock owned by such holder (each, a “Right”), with each Right exercisable for one one-hundredth of a share of the Company’s Series G Non-Convertible Voting Preferred Stock, $0.0001 par value per share (the “Series G Preferred Stock”), at a price of $1.25 per one-hundredth of a share (the “Series G Purchase Price”), subject to adjustment as set forth in the Rights Agreement.

Notwithstanding the foregoing, an Acquiring Person will not include (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan or employee or director stock plan of the Company or of any subsidiary of the Company, (iv) any entity holding Common Stock for the benefit of present or future participants pursuant to the terms of any such employee benefit plan, (v) any person or entity who becomes the Beneficial Owner of fifteen percent (15%) or more of the Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless such person or entity acquires additional shares of Common Stock, (vii) any person or entity who has become an Acquiring Person inadvertently (including, without limitation, because (A) such person or entity was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such person or entity to be an Acquiring Person or (B) such person or entity was aware of the extent of its Beneficial Ownership but had no actual knowledge of the consequences of such Beneficial Ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, or (Y) within two business days of being requested by the Company to advise the Company regarding the same, such Person certifies in writing that such person or entity acquired Beneficial Ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock inadvertently or without knowledge of the terms of the Rights, and (ii) such person or entity promptly divests a sufficient number of shares of Common Stock so that such person or entity would no longer be an Acquiring Person.

On November 1, 2024, the Company filed a Certificate of Designation, Preferences, and Rights of Series G Non-Convertible Voting Preferred Stock (the “Series G Certificate of Designations”) with the Secretary of State of the State of Nevada to designate 1,000,000 shares of the Company’s authorized and unissued preferred stock as the Series G Preferred Stock and establish the rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Series G Preferred Stock as described above, which became effective upon such filing.

On November 3, 2024, Winvest filed with the SEC an amendment to its initial statement on Schedule 13D which disclosed that it no longer held any securities of the Company.

For more information on Winvest and the Rights Agreement, see the Current Report on Form 8-K filed by the Company with the SEC on November 1, 2024.

Implications of Being A Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC.

Summary of Risk Factors

An investment in our securities involves a high degree of risk. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

●	This is a best-efforts offering, no minimum amount of Units (or Pre-Funded Units, if any) is required to be sold, and we may not raise the amount of capital that we believe is required for our business plans. Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

●	There is no public market for the Units, Pre-Funded Units, Series C Warrants, Series D Warrants or Pre-Funded Warrants, which are speculative in nature, and holders of such Series C Warrants, Series D Warrants and Pre-Funded Warrants not have the rights of holders of our shares of Common Stock until such Series C Warrants, Series D Warrants and Pre-Funded Warrants are exercised.

●

In the event that Rule 5635(d) requires that our stockholders approve the issuance of the Warrant Shares upon exercise of the Series C Warrants and Series D Warrants, such Series C Warrants and Series D Warrants will not be exercisable until we are able to receive Stockholder Approval, and if we are unable to obtain such Stockholder Approval, the Series C Warrants and Series D Warrants will have significantly less value.

●	We will likely not receive any additional funds upon the exercise of the Warrants.

●	The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above the assumed public offering price attributed to the Common Stock included in the Units purchased in this offering or to the Common Stock issued upon exercise of the Series C Warrants, Series D Warrants or Pre-Funded Warrants included in the Units and/or Pre-Funded Units in this offering, which may result in substantial losses to you.

●	You may experience future dilution as a result of future equity offerings and other issuances of our Common Stock or other securities. In addition, this offering and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

●	Substantial future issuances and sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

●	We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

●	Our Common Stock is currently listed on Nasdaq. If we are unable to maintain listing of our Common Stock on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell shares of Common Stock that they hold.

●	Our inability to win or renew government contracts during regulated procurement processes or preferences granted to certain bidders for which we would not qualify could harm our operations and significantly reduce or eliminate our profits.

●	A failure by us to continue to generate task orders or fulfill our obligations under an indefinite delivery, indefinite quantity (“IDIQ”) contracts contract with the GSA, or our inability to secure an IDIQ contract with the GSA, would have a material adverse effect on our financial condition and results of operation.

●	Our supply chains in Hong Kong subject us to risks and uncertainties relating to the laws and regulations of China and the changes in relations between the United States and China.

●	We are uncertain of our ability to generate sufficient revenue and profitability in the future.

●	The loss or material reduction of significant customer contracts, including the termination of the GSA Agreement, would have a material adverse effect on our results of operations and cash flows.

●	Significant disruptions of information technology systems or security breaches could materially adversely affect our business.

●	The steps that we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us.

●	Our products and technologies may not be accepted by the intended commercial consumers of our products, which could harm our future financial performance.

●	Our PERS devices may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

●	We may fail to create new products, provide new services, and enter new markets, which would have an adverse effect on our operations, financial condition, and prospects.

●	Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue and result in costly litigation or liability.

Corporate Information

We were originally incorporated in the State of Delaware on February 8, 2012. In July 2016, we acquired LogicMark, LLC, which operated as a wholly-owned subsidiary of the Company until December 30, 2021, when it was merged into the Company (formerly known as Nxt-ID, Inc.) along with the Company’s other subsidiary, 3D-ID, LLC. Effective February 28, 2022, the Company changed its name from Nxt-ID, Inc. to LogicMark, Inc. The Company has realigned its business strategy with that of its former LogicMark, LLC operating division, managing contract manufacturing and distribution of non-monitored and monitored PERS sold through the VHA, direct-to-consumers, and resellers.

On June 1, 2023, the Company was incorporated in the State of Nevada by merging its predecessor entity with and into its wholly-owned subsidiary, LogicMark, Inc., a Nevada corporation, pursuant to an agreement and plan of merger, dated as of June 1, 2023. Such Nevada entity survived and succeeded to the assets, continued the business and assumed the rights and obligations of LogicMark, Inc., the Delaware corporation that existed immediately prior to the effective date of such agreement.

Our principal executive office is located at 2801 Diode Lane, Louisville, KY 40299, and our telephone number is (502) 519-2419. Our website address is www.logicmark.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

When used herein, unless the context requires otherwise, references to the “LogicMark,” “Company,” “we,” “our” and “us” refer to LogicMark, Inc., a Nevada corporation with respect to the Company on or after June 1, 2023, and LogicMark, Inc., a Delaware corporation with respect to the Company prior to June 1, 2023.

THE OFFERING

Units offered by us	Up to 12,000,000 Units, based on an assumed public offering price of $1.00 per Unit, each consisting of: (i) one share of Common Stock; (ii) one Series C Warrant; and (iii) one Series D Warrant. Each Series C Warrant and Series D Warrant is exercisable to purchase one share of Common Stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Common Stock and each of the Warrants are immediately separable and will be issued separately in this offering.

Pre-Funded Units offered by us	We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, Pre-Funded Units, each consisting of: (i) one Pre-Funded Warrant to purchase one share of our Common Stock; (ii) one Series C Warrant; and (iii) one Series D Warrant. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and each of the Warrants are immediately separable and will be issued separately in this offering. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. The purchase price of each Pre-Funded Unit is equal to the price per Unit being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.001 per share. Because we will issue two Warrants as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

Series C Warrants and Series D Warrants

Each of the Warrants will have an exercise price of $1.00 per share (equal to 100% of the assumed public offering price of each Unit sold in this offering) and will be exercisable on or after the date on which Stockholder Approval is obtained, solely to the extent required under Rule 5635(d) (See “Risk Factors – Risks Related to this Offering and Ownership of Our Securities” and “Description of Securities That We Are Offering – Series C Warrants, Series D Warrants and Pre-Funded Warrants – Stockholder Approval – Series C Warrants and Series D Warrants” for additional information regarding Stockholder Approval and Rule 5635(d)). Each of the Warrants will be immediately exercisable upon Stockholder Approval by paying the aggregate exercise price for such Warrants being exercised and, in the event of any exercise thereof, there is, at any time, no effective registration statement registering the Warrant Shares issuable upon such Warrants, or the prospectus contained therein is not available for the issuance of such Warrant Shares, then such Warrants may also be exercised on a cashless basis for a net number of shares, as provided in the formula in each of the Warrants.

The Series C Warrants will expire on the fifth anniversary of their issuance and the Series D Warrants will expire two and one-half years after their issuance. The Warrants include certain mechanisms, including (i) an alternative cashless exercise provision in the Series D Warrants and (ii) certain anti-dilution provisions and other standard adjustment provisions. To better understand the terms of each of the Warrants, you should carefully read the “Description of Securities That We Are Offering” section of this prospectus. You should also read the forms of each of the Warrants, which are filed as exhibits to the registration statement of which this prospectus forms a part. This offering also relates to the shares of Common Stock issuable upon exercise of each of the Warrants.

Pre-Funded Warrants	Each Pre-Funded Warrant will be immediately exercisable at an exercise price of $0.001 per share of our Common Stock and may be exercised at any time until exercised in full, and the Pre-Funded Warrants may also be exercised on a cashless basis for a net number of shares, as provided in the formula in the Pre-Funded Warrants. To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of Securities That We Are Offering” section of this prospectus. You should also read the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. This offering also relates to the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants.

Assumed public offering price per Unit and per Pre-Funded Unit	$1.00 per Unit and $0.999 per Pre-Funded Unit, based on the last reported closing price for our Common Stock on Nasdaq on February 5, 2025.

Common Stock outstanding immediately after this offering (1)	14,746,474 shares of Common Stock (assuming the sale of all of the Units offered hereby, and assuming no sale of any Pre-Funded Units and no exercise of the Warrants issued in this offering).

Participation rights of Series B Holders	Pursuant to the terms of the Settlement Agreements, until the 12 month anniversary of the date of the Settlement Agreements, the Series B Holders will have the right to participate, at the Series B Holder’s discretion, in up to an aggregate of 50% of the amount to be sold in any financing transaction involving the issuance of securities of the Company for cash consideration on the same terms, conditions and price provided to other investors in such transaction, subject to certain exceptions.

Use of proceeds

We estimate that the net proceeds to us from the offering will be approximately $10.5 million (based on an assumed public offering price of $1.00 per Unit), after deducting the placement agent fees and estimated offering expenses payable by us, and assuming the sale of all Units offered hereby, no sale of any Pre-Funded Units and no exercise of the Warrants issued in this offering. However, this is a best-efforts offering with no minimum number of Securities or amount of proceeds as a condition to closing, and we may not sell all or any of the Securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds of this offering for sales and marketing support of our legacy and new products, working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 10 and other information in this prospectus for a discussion of factors to consider before deciding to invest in the Securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Lock-up agreements

Our directors and officers have agreed with the placement agent, subject to certain exceptions, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into common stock for a period of 60 days from the date of this offering without the prior written consent of the placement agent. See “Plan of Distribution.”

In addition, pursuant to the securities purchase agreements that we will enter into with purchasers of Securities in connection with this offering, we will agree, subject to certain exceptions, not to (i) offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 90 days from the date on which Stockholder Approval is obtained and (ii) effect or enter into an agreement to effect any issuance by the Company of Common Stock or securities convertible into Common Stock for a period of (or a combination of units thereof) involving a Variable Rate Transaction (as such term is defined in such securities purchase agreements) for a period of six (6) months from the date on which Stockholder Approval is obtained.

Transfer agent, warrant agent and registrar	The transfer agent and registrar for our Common Stock and the warrant agent for the Series C Warrants, Series D Warrants and Pre-Funded Warrants will be Nevada Agency and Transfer Company, with its business address at 50 West Liberty Street, Suite 880, Reno NV 89501 and its telephone number is (775) 322-5623.

Nasdaq symbol and trading	Our Common Stock is listed on Nasdaq under the symbol “LGMK”. There is no established trading market for the Units, Pre-Funded Units, Series C Warrants, Series D Warrants or Pre-Funded Warrants, and we do not expect a trading market for any such securities to develop. We do not intend to list such securities on any securities exchange or other trading market. Without a trading market, the liquidity of such securities will be extremely limited.

(1)	Shares of Common Stock that will be outstanding after this offering is based on 2,746,474 shares of Common Stock outstanding as of February 6, 2025, and excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 2,603,864 shares of Common Stock at a weighted average exercise price of approximately $8.31 per share, (ii) the exercise of outstanding options to purchase up to an aggregate of 137,548 shares of Common Stock at a weighted average exercise price of $6.93 per share, (iii) the conversion of the 106,333 outstanding shares of Series F Convertible Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”), into up to 107 shares of Common Stock based on a conversion price equal to $3,000 per share; and (iv) the shares of Common Stock issuable upon exercise of each of the Warrants and Pre-Funded Warrants, as applicable.

RISK FACTORS

An investment in the Securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to this Offering and Ownership of Our Securities

This is a best-efforts offering, no minimum amount of Units (and/or Pre-Funded Units, if any) is required to be sold, and we may not raise the amount of capital that we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the Units (and/or Pre-Funded Units, if any) in this offering. The placement agent has no obligation to buy any such securities from us or to arrange for the purchase or sale of any specific number or dollar amount of such securities. There is no required minimum number of such securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the Units (and/or Pre-Funded Units, if any) offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to support our continued operations. Thus, we may not raise the amount of capital that we believe is required for our operations and may need to raise additional funds. Such additional fundraises may not be available or available on terms acceptable to us.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above the assumed public offering price attributed to the Common Stock included in the Units purchased in this offering or to the Common Stock issued upon exercise of the Warrants or Pre-Funded Warrants included in the Units and/or Pre-Funded Units in this offering, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our Common Stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

You may experience future dilution as a result of future equity offerings and other issuances of our Common Stock or other securities. In addition, this offering and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per Unit or Pre-Funded Unit in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per Unit or Pre-Funded Unit paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the price per Unit or Pre-Funded Unit in this offering. You may incur dilution upon exercise of any outstanding warrants, conversion of any outstanding preferred stock or upon the issuance of shares of Common Stock under our equity incentive programs. In addition, the sale of securities in this offering and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Substantial future issuances and sales of shares of our Common Stock, including as a result of certain provisions contained in the Series C Warrants and Series D Warrants, could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

Additionally, if the Series D Warrants are exercised using the alternative cashless exercise provision contained therein, assuming receipt of Stockholder Approval, such exercising holder will receive two (2) shares of Common Stock for each Series D Warrant they exercise, without any cash payment to us. Such issuance may result in substantial dilution to stockholders. Each of the Series C Warrants and Series D Warrants also contain certain anti-dilutive provisions whereby (i) the exercise price of the Series C Warrants will be reduced in the event of a subsequent issuance by the Company of Common Stock (or securities exercisable, convertible or exchangeable into Common Stock) to the price of such shares or securities in such subsequent issuance, subject to a floor price, (ii) the exercise price of the Series D Warrants will be reduced in the event of a subsequent reverse stock split of Common Stock or similar share combination recapitalization event to the lowest VWAP (as defined in the Warrants) of the Common Stock within a set period before and after such split or other event, which price reduction in each case is subject to a floor price, (iii) the exercise prices of the Series C Warrants and Series D Warrants will be reduced upon the Company obtaining Stockholder Approval to the lowest VWAP of the Common Stock within a set period before and after such Stockholder Approval, which price reduction in each case is subject to a floor price, and (iv) the exercise prices of the Series C Warrants and Series D Warrants will be reduced to the lowest VWAP of the Common Stock within a five (5)-day period prior to the thirtieth (30th) day following the date of issuance of such warrants, subject to a floor price. In the event that any such price reduction occurs, the number of shares of Common Stock issuable upon exercise of such Series C Warrants and/or Series D Warrants upon such applicable event will increase proportionately such that the aggregate exercise price of such Series C Warrants and/or Series D Warrants remains the same. Assuming Stockholder Approval is obtained, in the event that such Series C Warrants and Series D Warrants are subsequently exercised, such issuances would result in substantial dilution to stockholders. See “Description of Securities That We Are Offering” for additional information. Furthermore, if previously issued warrants, options and shares of our preferred stock are exercised for or converted into Common Stock, you will experience further dilution. See “Description of Securities That We Are Offering” for additional information.

We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

The issuance of material amounts of Common Stock by us would cause our existing stockholders to experience significant dilution in their investment in us. We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences, or privileges senior to, or pari passu with, those of our Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on the ownership interest of existing stockholders, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments that we may issue may have rights superior to the rights of our existing stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over such stockholders, it may negatively impact the trading price of our shares of Common Stock. In addition, if we obtain additional financing involving the issuance of equity securities or securities convertible into equity securities, our existing stockholders’ investment would be further diluted. Such dilution could cause the market price of our Common Stock to decline, which could impair our ability to raise additional financing.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our articles of incorporation, as amended (“Articles of Incorporation”) authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. Our Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

The Series C Preferred Stock currently ranks senior to the Common Stock and our Series F Preferred Stock, and any class or series of capital stock created after the Series C Preferred Stock and has a special preference upon the liquidation of the Company. The Series F Preferred Stock currently ranks senior to the Common Stock and any class or series of capital stock created after the Series F Preferred Stock and has a special preference upon the liquidation of the Company. The Company is also party to the Rights Agreement, pursuant to which, in the event that an person or entity or group thereof becomes an Acquiring Person, each holder of Common Stock as of the close of business on November 1, 2024 will be entitled to receive on the Distribution Date (as defined in the Rights Agreement) a dividend of one Right, with each Right exercisable for one one-hundredth of a share of Series G Preferred Stock, at the Series G Purchase Price, and upon such issuance, the Series G will rank junior to all other series of preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series shall provide otherwise. For further information regarding our shares of (i) Series C Preferred Stock, please refer to the disclosure contained in our Current Report on Form 8-K filed with the SEC on May 30, 2017 and the Series C Certificate of Designations filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 2, 2023 and the Series C Certificate of Amendment to the Series C Certificate of Designations filed with the SEC on November 18, 2024; (ii) Series F Preferred Stock, please refer to the disclosure contained in our Current Report on Form 8-K filed with the SEC on August 17, 2021 and the Certificate of Designations, Preferences and Rights of the Series F Preferred Stock (the “Series F Certificate of Designation”) filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 2, 2023; and (iii) Series G Preferred Stock and the Rights Agreement, please refer to the disclosure contained in our Current Report on Form 8-K filed with the SEC on November 1, 2024, the Series G Certificate of Designations and the Rights Agreement filed as exhibits thereto.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the assumed public offering price of the shares of Common Stock included in the Units in this offering or the assumed public offering price of the Common Stock obtained upon exercise of the Warrants or Pre-Funded Warrants included in the Units and/or Pre-Funded Units in this offering.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, our share price would likely decline. If analysts do not cover our Company or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not invest in our securities if you expect dividends.

The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, our shares of Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Additionally, the holder of our shares of Series C Preferred Stock are entitled to receive dividends pursuant to the Series C Certificate of Designations. The Series C Certificate of Designations requires us to pay cash dividends on our Series C Preferred Stock on a quarterly and cumulative basis at a rate of five percent (5%) per annum commencing on the date of issuance of such shares, which rate increases to fifteen percent (15%) per annum in the event that the Company’s market capitalization is $50 million or greater for thirty consecutive days. We are currently obligated to declare and pay $75,000 in quarterly dividends on our shares of Series C Preferred Stock. The Series F Certificate of Designation required us to pay dividends on our Series F Preferred Stock at a rate of ten percent (10%) per annum commencing on the date of issuance of such shares, which were payable until the earlier of the date on which such shares were converted or twelve months from such date of issuance, as applicable. As of the date of this prospectus, we are no longer obligated to declare and pay dividends on outstanding shares of Series F Preferred Stock, as such shares were issued over twelve months prior to such date, and an aggregate of approximately 1,512 shares of Common Stock are payable as dividends to the holder of our shares of Series F Preferred Stock.

Subject to the payment of dividends on our shares of Series C Preferred Stock, we currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our shares Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

There is no public market for the Units, Pre-Funded Units, Series C Warrants, Series D Warrants or Pre-Funded Warrants.

There is no established public trading market for the Units, Pre-Funded Units, Series C Warrants, Series D Warrants or Pre-Funded Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list such securities on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of such securities will be limited.

In the event that Rule 5635(d) requires that our stockholders approve the issuance of the Warrant Shares upon exercise of the Series C Warrants and Series D Warrants, such Series C Warrants and Series D Warrants will not be exercisable until we are able to receive Stockholder Approval, and if we are unable to obtain such Stockholder Approval, the Series C Warrants and Series D Warrants will have significantly less value.

Our Common Stock is currently listed on Nasdaq and, as such, the Company is subject to the listing rules and regulations of The Nasdaq Stock Market LLC. Rule 5635(d) requires prior stockholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares of Common Stock outstanding at less than the “Minimum Price”, which is defined as a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. Shares of Common Stock issuable upon the exercise of warrants issued in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value.

In the event that Rule 5635(d) requires our stockholders to approve the issuance of the Warrant Shares upon exercise of the Series C Warrants and Series D Warrants in excess of such 20% limitation described above, the Series C Warrants and the Series D Warrants will not be exercisable until, and unless, we obtain Stockholder Approval. Moreover, certain beneficial provisions to investors in this offering contained in the Series C Warrants and Series D Warrants, such as the issuance of additional Warrant Shares in excess of such 20% limitation upon the triggering of the alternative cashless exercise provision in the Series D Warrants and certain anti-dilution provisions in both the Series C Warrants and the Series D Warrants, will not be effective until, and unless, we obtain Stockholder Approval. While we intend to promptly seek Stockholder Approval to the extent required under Rule 5635(d), there is no guarantee that Stockholder Approval will ever be obtained. If Stockholder Approval is required and we are unable to obtain such approval, the Warrants will not become exercisable and will have substantially less value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain Stockholder Approval. For the avoidance of doubt, Stockholder Approval would only be sought to approve the issuance of the Warrant Shares underlying each of the Series C Warrants and the Series D Warrants in order to comply with such 20% limitation set forth in Rule 5635(d); the issuance of the Warrant Shares, Series C Warrants and Series D Warrants is not otherwise subject to stockholder approval or any other limitation on their issuance and registration hereon, and upon receipt of Stockholder Approval, the Warrants will be immediately exercisable for registered Warrant Shares. See also “Description of Securities That We Are Offering – Series C Warrants, Series D Warrants and Pre-Funded Warrants – Stockholder Approval – Series C Warrants and Series D Warrants”.

We will likely not receive any additional funds upon the exercise of the Warrants.

If we are able to obtain Stockholder Approval, then each of the Warrants may be exercised by way of a cashless exercise provision, and the Series D Warrants may be exercised by way of an alternative cashless exercise provision, meaning that the holders thereof may not pay a cash purchase price upon exercise, but instead would receive upon such exercise a number of shares of our Common Stock determined according to the applicable formula set forth in the applicable Warrants. If the Series D Warrants are exercised pursuant to such alternative cashless exercise provision, such exercising holder will receive two shares of Common Stock for each Series D Warrant exercised, without any cash payment to us. Accordingly, we will likely not receive any additional funds upon the exercise of such Warrants. See “Description of Securities That We Are Offering” for more information.

Each of the Series C Warrants, Series D Warrants and the Pre-Funded Warrants in this offering are speculative in nature.

Following this offering, the market value of each of the Series C Warrants, Series D Warrants and the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of each of the Series C Warrants, Series D Warrants and the Pre-Funded Warrants will equal or exceed their respective imputed assumed public offering price. In the event that our Common Stock price does not exceed the respective exercise price of the Series C Warrants, Series D Warrants or Pre-Funded Warrants during the period when such Series C Warrants, Series D Warrants and Pre-Funded Warrants are exercisable, such Series C Warrants, Series D Warrants and Pre-Funded Warrants may not have any value. Furthermore, each Series C Warrant will expire five years from its date of issuance and each Series D Warrant will expire two and one-half years from its date of issuance.

Holders of each of the Series C Warrants, Series D Warrants and Pre-Funded Warrants will not have rights of holders of our shares of Common Stock until such Series C Warrants, Series D Warrants and Pre-Funded Warrants are exercised.

Neither the Series C Warrants, Series D Warrants nor the Pre-Funded Warrants in this offering confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of Common Stock at a fixed price. Until holders of each of the Series C Warrants, Series D Warrants and Pre-Funded Warrants acquire shares of Common Stock upon exercise of such Series C Warrants, Series D Warrants and Pre-Funded Warrants, respectively, such holders will have no rights with respect to our shares of Common Stock underlying such Series C Warrants, Series D Warrants and Pre-Funded Warrants.

Our Common Stock is currently listed on Nasdaq. If we are unable to maintain listing of our Common Stock on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell shares of Common Stock that they hold.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. For example, on January 17, 2025, the SEC approved the rule change that The Nasdaq Stock Market LLC proposed in August 2024 to modify the delisting process for certain listed stocks that fail to regain compliance with the Minimum Bid Price Requirement. Due to such recent rule change, in the event that the Common Stock trades below $1.00 for thirty (30) consecutive trading days within one year of the Common Stock Reverse Stock Split, or the Company has previously implemented two reverse splits of its Common Stock over the applicable prior two-year period with a cumulative ratio of 250 shares or more to one, the Common Stock may be immediately delisted, and unless such determination is appealed, the Company would not be eligible for any compliance period during which it could regain compliance with such continued listing rule. In light of the Common Stock Reverse Stock Split and the recent trading prices of the Common Stock as of the date of this registration statement and the prospectus forming a part thereof, the Company may not have the ability to maintain its listing by conducting another reverse stock split of the Common Stock in the event it fails to comply with the Minimum Bid Price Requirement, and the Company cannot provide assurance that the Common Stock will remain listed on Nasdaq. Consequently, there is a possibility that the Common Stock may be subject to immediate delisting and any appeal would not be successful. Notwithstanding the foregoing, given the lack of time since the rule’s effective date, and the therefore lack of precedent for Nasdaq’s enforcement of this new requirement, the Company cannot predict the likelihood of delisting in the event it must effect a reverse split of its Common Stock in the future or whether its appeal is likely to succeed on the merits.

In the event that our Common Stock is delisted from Nasdaq due to our failure to continue to comply with any requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Open Market or the other markets operated by the OTC Markets Group Inc. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Risks Related to Our Business

Our inability to win or renew government contracts during regulated procurement processes or preferences granted to certain bidders for which we would not qualify could harm our operations and significantly reduce or eliminate our profits.

U.S. government contracts are awarded through a regulated procurement process. The U.S. government has increasingly relied upon multi-year contracts with pre-established terms and conditions, such as IDIQ, which generally require those contractors who have previously been awarded contracts to engage in an additional competitive bidding process. The increased competition may require us to make sustained efforts to reduce costs to realize revenue and profits under government contracts. If we are not successful in reducing the amount of costs we incur, our profitability on government contracts will be negatively impacted.

The U.S. government has also increased its use of contracts in which the client qualifies multiple contractors for a specific program and then awards specific task orders or projects among the qualified contractors, which have the potential to create pricing pressure and to increase our costs by requiring us to submit multiple bids and proposals. The competitive bidding process entails substantial costs and managerial time to prepare bids and proposals for contracts that may not be awarded to us or may be split among competitors. Further, the U.S. government has announced specific statutory goals regarding awarding prime and subcontracts to small businesses, women-owned small businesses, service-disabled veteran-owned businesses and small disadvantaged businesses, which may obligate us to involve such businesses as subcontractors with respect to these contracts, resulting in lower margins than when we sell direct. While we are unaware of any reason why our status as a public company would negatively impact our ability to compete for and be awarded government contracts, our inability to win or renew government contracts during regulated procurement processes or as a result of the policies pursuant to which these processes are implemented could harm our operations and significantly reduce or eliminate our profits.

Further, our U.S. government contracts are subject to termination by the U.S. government either at its convenience or upon the default of the contractor. Termination for convenience provisions provides only for the recovery of costs incurred or committed, settlement expenses, and profit on work completed prior to termination. Termination for default clauses imposes liability on the contractor for excess costs incurred by the U.S. government in re-procuring undelivered items from another source. Any decisions by the U.S. government to not exercise contract options or to terminate, cancel, delay, modify or curtail our major programs or contracts would adversely affect our revenues, revenue growth and profitability.

A failure by us to continue to generate task orders or fulfill our obligations under an IDIQ contract with the GSA, or our inability to secure an IDIQ contract with the GSA, would have a material adverse effect on our financial condition and results of operation.

Our contract with the GSA provides for the issuance by the government of orders for our PERS products under the GSA Agreement and contains a multi-year term with unfunded ceiling amounts, which allow but do not commit the GSA to purchase from us. Additionally, although we currently do not have an IDIQ contract with the GSA, we may not be able to secure an IDIQ contract with the GSA. A failure to be awarded task orders under any contracts with the government would have a material adverse effect on our results of operations and financial conditions. Additionally, any failure by us to fulfill our contractual obligations under these government contracts, or to secure an IDIQ contract with the GSA, would result in substantially reduced revenue and profits and would have a material adverse effect on our financial condition and results of operation. Our ability to fulfill our contractual obligations may be limited by our ability to devote sufficient resources and limited by availability of material supplies. If we do not fulfill our contractual obligations in a timely manner, we may experience delays in product delivery which would postpone receipt of revenue from those delayed deliveries. Additionally, if we are consistently unable to fulfill the orders and other related obligations, this may be a disincentive to customers to award large contracts to us in the future until they are comfortable that we can effectively manage the orders, or even result a termination of an existing contract.

We are uncertain of our ability to generate sufficient revenue and profitability in the future.

We continue to develop and refine our business model, but we can provide no assurance that we will be able to generate a sufficient amount of revenue, from our business in order to achieve profitability. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all your investment in our Company.

As of September 30, 2024, the Company generated an operating loss of $5.5 million and a net loss of $5.3 million for the nine months ended September 30, 2024, compared to an operating loss of $15.3 million and a net loss of $14.6 million for the fiscal year ended December 31, 2023. As of September 30, 2024, the Company had cash and cash equivalents of $5.6 million, stockholders’ equity of $12.3 million and working capital of $5.1 million, compared to cash and cash equivalents of $6.4 million, and stockholders’ equity of $13.1 million, and working capital of $6.0 million for the fiscal year ended December 31, 2023. We cannot provide any assurance that we will be able to raise additional cash from equity financing, secure debt financing, and/or generate revenue from the sales of our products. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

The loss or material reduction of significant customer contracts, including the termination of the GSA Agreement, would have a material adverse effect on our results of operations and cash flows.

Our historical operations depend on, and a significant portion of our revenue is derived from our contract with the GSA. While we believe that our business relationship with the GSA is strong, any change in that relationship, including without limitation, the termination of the GSA Agreement, would have a significant adverse impact on our revenue, operating cash flow and financial results; and we would likely be faced with a decision to initiate cost reduction actions that would largely include reductions for personnel and assets affected by the contract loss. The loss, without replacement, of our contract with the GSA could also have a material adverse effect on our ability to win new business and our future operating results.

Significant disruptions of information technology systems or security breaches could materially adversely affect our business.

We are increasingly dependent upon information technology systems, infrastructure, and data to operate our business. In the ordinary course of business, we collect, store, and transmit large amounts of confidential information (including, among other things, trade secrets or other intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result, we manage a number of third-party vendors who may or could have access to our confidential information. Attacks on information technology systems are increasing in their frequency, levels of persistence, sophistication, and intensity, and they are being conducted by increasingly sophisticated and organized groups and individuals with a wide range of motives and expertise. The size and complexity of our information technology systems, and those of third-party vendors with whom we contract, and the large amounts of confidential information stored on those systems, make such systems vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, third-party vendors, and/or business partners, or from cyber-attacks by malicious third parties. Cyber-attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering, and other means to affect service reliability and threaten the confidentiality, integrity and availability of information.

Significant disruptions of our information technology systems, or those of our third-party vendors, or security breaches could materially adversely affect our business operations and/or result in the loss, misappropriation and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information, including, among other things, trade secrets or other intellectual property, proprietary business information and personal information, and could result in financial, legal, business and reputational harm to us. The Company continually assesses these threats and makes investments to increase internal protection, detection, and response capabilities, as well as ensure the Company’s third-party providers have required capabilities and controls, to address this risk.

Any failure or perceived failure by us or any third-party collaborators, service providers, contractors or consultants to comply with our privacy, confidentiality, data security or similar obligations to third parties, or any data security incidents or other security breaches that result in the unauthorized access, release or transfer of sensitive information, including personally identifiable information, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us, could cause third parties to lose trust in us or could result in claims by third parties asserting that we have breached our privacy, confidentiality, data security or similar obligations, any of which could have a material adverse effect on our reputation, business, financial condition or results of operations. Moreover, data security incidents and other security breaches can be difficult to detect, and any delay in identifying them may lead to increased harm. To date, the Company has not experienced any material impact to the business or operations resulting from information or cybersecurity attacks; however, because of the frequently changing attack techniques, along with the increased volume and sophistication of the attacks, there is the potential for the Company to be adversely impacted. While we have implemented data security measures intended to protect our information technology systems and infrastructure, there can be no assurance that such measures will successfully prevent service interruptions or data security incidents. The Company maintains cybersecurity insurance in the event of an information security or cyber incident; however, the coverage may not be sufficient to cover all financial losses.

We are exposed to risks related to cybersecurity.

Although we maintain systems and processes that are designed to protect the security of our computer systems, software, networks and other technology, there is no assurance that all of our security measures will provide absolute security. Any material incidents could cause us to experience financial losses that are either not insured against or not fully covered through any insurance maintained by us and increased expenses related to addressing or mitigating the risks associated with any such material incidents. Cyber threats are rapidly evolving and are becoming increasingly sophisticated. Despite our efforts to ensure the integrity of our systems, as cyber threats evolve and become more difficult to detect and successfully defend against, one or more cyber threats might defeat the measures that we or our vendors take to anticipate, detect, avoid or mitigate such threats. Certain techniques used to obtain unauthorized access, introduce malicious software, disable or degrade service, or sabotage systems may be designed to remain dormant until a triggering event and we may be unable to anticipate these techniques or implement adequate preventative measures since techniques change frequently or are not recognized until discovered, and because cyberattacks can originate from a wide variety of sources. If our information security systems or data are compromised in a material way, our ability to conduct our business may be impaired, we may incur financial losses and we may incur costs to remediate possible harm and/or to pay fines or take other action which could have a material adverse impact on our business.

The Company employs a multi-layered approach to security and recovery in the event of a cybersecurity attack. There exists the possibility that our third-party data backup and recovery service provider may also be impaired during a targeted cybersecurity attack, which would prevent us from rapidly recovering access to the data required to process orders and continue regular operations. A localized attack affecting the physical data centers used by the Company’s cloud computing platform would affect our ability to continue operations until data can be shifted to a parallel data center. There also exists the remote possibility that our data backup and recovery provider would be affected by the same localized event, further impairing our ability to rapidly restore operations.

Defects or disruptions in our products or services could diminish demand for such products or services and subject us to substantial liability.

As our products and services are complex and incorporate a variety of hardware, proprietary software and third-party software, such products or services may have errors or defects that could result in unanticipated downtime for our subscribers and harm to our reputation and our business. Cloud services frequently contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found defects in, and experienced disruptions to, our products and services and new defects or disruptions may occur in the future. Such defects could also create vulnerabilities that could inadvertently permit access to protected customer data. However, any defect or disruption in our products or services in the future could materially affect our business, reputation, or financial results.

Our supply chains in Hong Kong subject us to risks and uncertainties relating to the laws and regulations of China and the changes in relations between the United States and China.

Under its current leadership, the government of China has been pursuing economic reform policies, including by encouraging foreign trade and investment. However, there is no assurance that the Chinese government will continue to pursue such policies, that such policies will be successfully implemented, that such policies will not be significantly altered, or that such policies will be beneficial to our supply chains in China. China’s system of laws can be unpredictable, especially with respect to foreign investment and foreign trade. The United States government has called for substantial changes to foreign trade policy with China and has raised (as well as has proposed to further raise in the future), tariffs on several Chinese goods. China has retaliated with increased tariffs on United States goods. Moreover, China and Hong Kong’s legislatures have adopted national security laws to substantially change the way Hong Kong has been governed since the territory was handed over by the United Kingdom to China in 1997. The laws increase the power of the central government in Beijing over Hong Kong, limit the civil liberties of residents of Hong Kong and could restrict the ability of businesses in Hong Kong to continue to conduct business or to continue to conduct business as previously conducted. The U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and the former presidential administration implemented an executive order revoking Hong Kong’s preferential trade status. The United States currently imposes the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. Any further changes in United States trade policy could trigger retaliatory actions by affected countries, including China, resulting in trade wars. Any changes in United States and China relations may have a material adverse effect on our supply chains in China which could materially harm our business and financial condition.

If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage.

The industry segments in which we are operating evolve rapidly and are characterized by continuous change, including rapid product evolution and rapidly changing industry standards and end-user/consumer preferences. In order to continue to compete effectively in these markets, we need to respond quickly to technological changes and to understand their impact on our customers’ preferences. It may take significant time and resources to respond to these technological changes. If we are unable to do so on a timely basis or within reasonable cost parameters, or if we are unable to appropriately and timely train our employees to operate any of these new systems, our business may suffer. Moreover, developments by others may render our technologies and intended products non-competitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. If any of our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours. Any delay or failure in the introduction of new or enhanced products could have a material adverse effect on our business, results of operations and financial condition. Furthermore, our inability to keep pace with changing industry technology and consumer preferences may cause our inventory to become obsolete at a rate faster than anticipated, which may result in our taking goodwill impairment charges in past or future acquisitions that negatively impact our results of operations. We also may not achieve the benefits that we anticipate from any new system or technology and a failure to do so could result in higher than anticipated costs or could impair our operating results.

If we cannot obtain additional capital required to finance our research and development efforts and sales and marketing efforts, our business may suffer, and our security holders may lose the value of their investment in the Company.

We may require additional funds to further execute our business plan and expand our business. If we are unable to obtain additional capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. We will have ongoing capital needs as we expand our business. If we raise additional funds through the sale of equity or convertible securities, our securityholders’ ownership percentage of our Common Stock will be reduced. In addition, these transactions may dilute the value of our Common Stock. We may have to issue securities that have rights, preferences, and privileges senior to our Common Stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand. There can be no assurance that we will be able to obtain the additional financing we may need to fund our business, or that such financing will be available on terms acceptable to us.

We face intense competition in our market, especially from larger, well-established companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

A number of other companies engage in the business of developing applications for PERS. The market for such products is intensely competitive, and we expect competition to increase in the future from established competitors and new market entrants. Our current competitors include both emerging and developmental stage companies as well as larger companies. Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

●	greater name recognition and longer operating histories;

●	larger sales and marketing budgets and resources;

●	broader distribution and established relationships with distribution partners and end-customers;

●	greater customer support resources;

●	greater resources to make acquisitions;

●	larger and more mature intellectual property portfolios; and

●	substantially greater financial, technical, and other resources.

In addition, some of our larger competitors have substantially broader product offerings and leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, including through selling at zero or negative margins, product bundling, or closed technology platforms. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors or continuing market consolidation. New start-up companies that innovate and large competitors that are making significant investments in research and development may invent similar or superior products and technologies that compete with our products and technology. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Our markets are subject to technological change and our success depends on our ability to develop and introduce new products.

Each of the governmental and commercial markets for our products is characterized by:

●	changing technologies;

●	changing customer needs;

●	frequent new product introductions and enhancements;

●	increased integration with other functions; and

●	product obsolescence.

Our success will be dependent in part on the design and development of new products. To develop new products and designs for our target markets, we must develop, gain access to, and use leading technologies in a cost-effective and timely manner and continue to expand our technical and design expertise. The product development process is time-consuming and costly, and there can be no assurance that product development will be successfully completed, that necessary regulatory clearances or approvals will be granted on a timely basis, or at all, or that the potential products will achieve market acceptance. Our failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market, potential new products could have a material adverse effect on our business, financial condition, and results of operations.

Claims by others that we infringe on their intellectual property rights could increase our expenses and delay the development of our business. As a result, our business and financial condition could be materially harmed.

Our industries are characterized by the existence of a large number of patents as well as frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe on issued patents, patents that may be issued in the future, or other intellectual property rights of others.

We do not have the resources to conduct exhaustive patent searches to determine whether the technology used in our products infringe on patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed.

We may face claims by third parties that our products or technology infringe on their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect our intellectual property rights adequately.

Our ability to compete for government contracts is affected, in part, by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, we cannot be certain that the steps we take to protect our proprietary information will be adequate to prevent misappropriation of our technology or protect that proprietary information. The validity and breadth of claims in technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. Nor can we assure you that, if challenged, our patents will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on our ability to do business. In addition, the enforcement of laws protecting intellectual property may be inadequate to protect our technology and proprietary information.

We may not have the resources to assert or protect our rights to our patents and other intellectual property. Any litigation or proceedings relating to our intellectual property, whether or not meritorious, will be costly and may divert the efforts and attention of our management and technical personnel.

We also rely on other unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary technology, techniques or processes, that such technology or know-how will not be disclosed or that we can meaningfully protect our rights to such unpatented proprietary technology, trade secrets, or know-how. We require members of the Board, employees and contractors to sign non-disclosure agreements There can be no assurance that such non-disclosure agreements will provide adequate protection for our trade secrets or other proprietary know-how.

Our success will depend, in part, on our ability to obtain new patents.

Our success will depend, in part, on our ability to obtain patent and trade secret protection for proprietary technology that we currently possess or that we may develop in the future. No assurance can be given that any pending or future patent applications will be issued to us as patents, that the scope of any patent protection obtained will be sufficient to exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us.

Furthermore, there can be no assurance that our competitors have not or will not independently develop technology, processes or products that are substantially similar or superior to ours, or that they will not duplicate any of our products or design around any patents issued or that may be issued in the future to us. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers products or processes developed by us.

We may not have the resources to adequately defend any patent infringement litigation or proceedings. Any such litigation or proceedings, whether or not determined in our favor or settled by us, is costly and may divert the efforts and attention of our management and technical personnel. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture, or sale of products requiring such licenses could be foreclosed. Accordingly, challenges to our intellectual property, whether or not ultimately successful, could have a material adverse effect on our business and results of operations.

Our future success depends on the continued service of management, engineering and sales and marketing personnel and our ability to identify, hire and retain additional personnel.

Our success depends, to a significant extent, upon the efforts and abilities of members of senior management. We have not entered into employment agreements with most of our key employees, which we believe presents a greater risk of losing some of these key employees than if we had employment agreements with them. The loss of the services of one or more of our senior management or other key employees could adversely affect our business. There is intense competition for qualified employees in our industry, particularly for highly skilled design, applications, engineering, and salespeople. We may not be able to continue to attract and retain developers, managers, or other qualified personnel necessary for the development of our business or to replace qualified individuals who may leave us at any time in the future. Our anticipated growth is expected to place increased demands on our resources and will likely require the addition of new management and engineering staff as well as the development of additional expertise by existing management employees. If we lose the services of or fail to recruit engineers or other technical and management personnel, our business could be materially harmed.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. The Exchange Act requires, among other things, that we file annual and current reports with the SEC with respect to our business and operating results. Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and increases demand on our systems and resources.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

Periods of rapid growth and expansion could place a significant strain on our resources, including our employee base, which could negatively impact our operating results.

We may experience periods of rapid growth and expansion, which may place a significant strain and demands on our management, our operational and financial resources, customer operations, research and development, sales and marketing, administrative, and other resources. To manage our possible future growth effectively, we will be required to continue to improve our management, operational and financial systems. Future growth would also require us to successfully hire, train, motivate and manage our employees. In addition, our continued growth and the evolution of our business plan will require significant additional management, technical and administrative resources. If we are unable to manage our growth successfully, we may not be able to effectively manage the growth and evolution of our current business and our operating results could suffer.

We depend on contract manufacturers, and our production and products could be harmed if they are unable to meet our volume and quality requirements and alternative sources are not available.

We rely on contract manufacturers to provide manufacturing services for our products. If such services by any contract manufacturer become unavailable, we would be required to identify and enter into an agreement with a new contract manufacturer or take such manufacturing in-house. The loss of any of our contract manufacturers could significantly disrupt production as well as increase the cost of production, thereby increasing the prices of our products. These changes could have a material adverse effect on our business and results of operations.

We are presently a small company with limited resources and personnel, which could affect our ability to maintain a comprehensive system of internal controls. If we fail to maintain an effective system of internal controls, we would not be able to accurately report our financial results on a timely basis or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results would be harmed. We may in the future discover areas of our internal controls that need improvement. For example, because of size and limited resources, our external auditors have determined that we lack the personnel and infrastructure necessary to properly carry out an independent audit function. Although we believe that we have adequate internal controls for a company with our size and resources, we are not certain that the measures that we have in place will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, would harm our operating results, or cause us to fail to meet our reporting obligations. Inferior internal controls would also cause investors to lose confidence in our reported financial information, which would have a negative effect on our company and the trading price of our Common Stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

As of December 31, 2023, we remediated certain matters that constituted material weaknesses in our internal controls over financial reporting. However, if the measures taken to remediate these weaknesses prove to be insufficient, or if new deficiencies arise, we may experience inaccuracies in our financial reporting, delays in preparing our financial statements, or undetected fraud, all of which could adversely impact our business operations, investor confidence, and the trading price of our Common Stock.

Due to recent disruption in the financial markets and global economic conditions, our business, liquidity and financial results could be materially adversely affected.

Recent disruption in the financial markets, particularly the volatility of the stock market and the scarcity of capital available to smaller businesses, could adversely affect us, primarily through limiting our access to capital and disrupting our clients’ businesses. In addition, continuation or worsening of general market conditions in economies important to our businesses may adversely affect our clients’ level of spending and ability to obtain financing, leading to us being unable to generate the levels of funding and sales that we require. Current and continued disruption of global economic conditions, including to the financial markets, could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may seek or need to raise additional funds. Our ability to obtain financing for general corporate and commercial purposes or acquisitions depends on operating and financial performance and is also subject to prevailing economic conditions and to financial, business, and other factors beyond our control. We face the risk that we may not be able to access various capital sources, including investors, lenders, or suppliers. The global credit markets and the financial services industry continue to experience turmoil characterized by the bankruptcy, failure or sale of various businesses and institutions. As a result of such disruption, our ability to raise capital may be severely restricted and the cost of raising capital through such markets or privately may increase significantly at a time when we would like, or need, to do so. Failure to access the equity or credit markets from any of these sources could have a material adverse effect on our business, financial condition, results of operations, and prospects. Any of these events could have an impact on our flexibility to fund our business operations, make capital expenditures, pursue additional expansion, or acquisition opportunities, or make another discretionary use of cash and could adversely impact our financial results.

The uncertainty caused by inflation, conflict, loss of life and disaster connected to ongoing armed conflicts between Ukraine and Russia in Europe and Israel and Hamas in the Middle East, and the foreign and domestic government sanctions imposed on Russia as a result of its invasion of Ukraine, and global supply chain disruptions have also caused greater volatility in the financial markets. A change or disruption in the global financial markets for any reason, including adverse public health developments, may cause consumers, businesses, and governments to defer purchases in response to tighter credit, decreased cash availability and declining consumer confidence. Accordingly, demand for our products could decrease and differ materially from current expectations. Further, some of our customers may require substantial financing in order to fund their operations and make purchases from us. The inability of these customers to obtain sufficient credit to finance purchases of our products and meet their payment obligations to us or possible insolvencies of our customers could result in decreased customer demand, an impaired ability for us to collect on outstanding accounts receivable, significant delays in accounts receivable payments, and significant write-offs of accounts receivable, each of which could adversely impact our financial results.

Risks Related to Our Products

The steps that we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us.

We do not generally conduct exhaustive patent searches to determine whether the technology used in our products infringes on the patents that are held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay damages. In addition, we may be required to re-engineer our products or seek to obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition, and results of operations.

Our products and technologies may not be accepted by the intended commercial consumers of our products, which could harm our future financial performance.

There can be no assurance that our PERS will achieve wide acceptance by commercial consumers of such healthcare products, and/or market acceptance generally. The degree of market acceptance for products and services based on our technology will also depend upon a number of factors, including the receipt and timing of regulatory approvals, if any, and the establishment and demonstration of the ability of our proposed device to provide the level of confidence and independence in an efficient manner and at a reasonable cost. Our failure to develop a commercial product to compete successfully with existing medical technologies could delay, limit, or prevent market acceptance. Moreover, the market for new PERS is largely undeveloped, and we believe that the overall demand for such response systems technology will depend significantly upon public perception of the need for such a level of assistance. There can be no assurance that the public will believe that our products are necessary or that the medical industry will actively pursue our technology as a means to solve such issues. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. As a result, there can be no assurance that currently available products, or products under development for commercialization, will be able to achieve market penetration, revenue growth or profitability.

Our PERS devices may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

The medical and two-way voice communication industries are characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If we are unable to keep pace with these changes, our business may be harmed. Products using new technologies, or emerging industry standards, could make our technologies less attractive. In addition, we may face unforeseen problems when developing our products, which could harm our business. Furthermore, our competitors may have access to technologies not available to us, which may enable them to produce products of greater interest to consumers or at a more competitive cost.

Our business model is evolving. Because of the evolving nature of healthcare technology, it is difficult to predict the size of this specialized market, the rate at which the market for our PERS will grow or be accepted, if at all, or whether other healthcare technologies will render our applications less competitive or obsolete. If the market for our healthcare products fails to develop or grows slower than anticipated, we would be significantly and materially adversely affected.

If our products and services do not achieve market acceptance, we may never have significant revenues or any profits.

If we are unable to operate our business as contemplated by our business model or if the assumptions underlying our business model prove to be unfounded, we could fail to achieve our revenue and earnings goals within the time we have projected, or at all, which would have a detrimental effect on our business. As a result, the value of any investment in our Company could be significantly reduced or completely lost.

We may fail to create new products, provide new services, and enter new markets, which would have an adverse effect on our operations, financial condition, and prospects.

Our future success depends in part on our ability to develop and market our technology other than those currently intended. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted, and we cannot guarantee we will succeed in these goals.

Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue and result in costly litigation or liability.

Our products may contain defects for many reasons, including defective design or manufacture, defective material, or software interoperability issues. Products as complex as those we offer, frequently develop, or contain undetected defects or errors. Despite testing defects or errors may arise in our existing or new products, which could result in loss of revenue, market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation and increased service and maintenance cost. Defects or errors in our products and solutions might discourage customers from purchasing future products. Often, these defects are not detected until after the products have been shipped. If any of our products contain defects or perceived defects or have reliability, quality or compatibility problems or perceived problems, our reputation might be damaged significantly, we could lose or experience a delay in market acceptance of the affected product or products and we may be unable to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales. In the event of an actual or perceived defect or other problem, we may need to invest significant capital, technical, managerial, and other resources to investigate and correct the potential defect or problem and potentially divert these resources from other development efforts. If we are unable to provide a solution to the potential defect or problem that is acceptable to our customers, we may be required to incur substantial product recall, repair, and replacement and even litigation costs. These costs could have a material adverse effect on our business and operating results.

We provide warranties on certain product sales and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires us to make estimates of product return rates and expected costs to repair or to replace the products under warranty. We will establish warranty reserves based on our best estimates of warranty costs for each product line combined with liability estimates based on the prior twelve months’ sales activities. If actual return rates and/or repair and replacement costs differ significantly from our estimates, adjustments to recognize additional cost of sales may be required in future periods. In addition, because our customers rely on secure authentication and identification of cardholders to prevent unauthorized access to programs, PCs, networks, or facilities, a malfunction of or design defect in its products (or even a perceived defect) could result in legal or warranty claims against us for damages resulting from security breaches. If such claims are adversely decided against us, the potential liability could be substantial and have a material adverse effect on our business and operating results. Furthermore, the possible publicity associated with any such claim, whether or not decided against us, could adversely affect our reputation. In addition, a well-publicized security breach involving smart card-based or other security systems could adversely affect the market’s perception of products like ours in general, or our products in particular, regardless of whether the breach is attributable to our products. Any of the foregoing events could cause demand for our products to decline, which would cause its business and operating results to suffer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this, contains forward-looking statements within the meaning of Section 21(E) of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements in this prospectus, any supplements or amendments thereto, including, among other things:

●	our ability to generate sufficient revenue and profitability in the future;

●	the risk that significant disruptions of information technology systems or security breaches could materially adversely affect our business;

●	any defects or disruptions in our products or services could diminish demand for such products or services and subject us to substantial liability;

●	our supply chains in Hong Kong and Taiwan subject us to risks and uncertainties relating to the laws and regulations of China and the changes in relations between the United States and China;

●	our ability to keep pace with changing industry technology and consumer preferences, develop and introduce new products, and obtain new patents;

●	our ability to obtain additional capital required to finance our research and development efforts and sales and marketing efforts;

●	our ability to protect our intellectual property rights adequately may not be certain and the impact of claims by others that we infringe on their intellectual property rights could increase our expenses and delay the development of our business;

●	our ability to identify, hire, and retain management, engineering and sales and marketing personnel;

●	the potential strain on our resources, including our employee base, during periods of rapid growth and expansion;

●	our dependence on contract manufacturers and the harm to our production and products if they are unable to meet our volume and quality requirements and alternative sources are not available;

●	our products and technologies may not be accepted by the intended commercial consumers of our products; and

●	other risks and uncertainties discussed under the caption “Risk Factors” in this prospectus.

The foregoing list of factors is not exhaustive. For further information about these and other risks, uncertainties and factors affecting our business and prospects, please review the disclosures contained in our filings made with the SEC. You should not place undue reliance on any forward-looking statements. Any forward-looking statement or information speaks only as of the date on which it is made. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we expressly disclaim any intent or obligation to update any forward-looking statements or risk factors, whether written or oral, that may be made from time to time by or on behalf of us or our subsidiaries, whether as a result of new information, future events or changed circumstances or for any other reason after the date of such forward-looking statements or risk factors. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, and reasonable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus, any supplements or amendments thereto. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $10.5 million (assuming the sale of all of the Units offered hereby, at an assumed public offering price of $1.00 per Unit, the closing sale price of our Common Stock on Nasdaq on February 5, 2025, and assuming no sale of any Pre-Funded Units and no exercise of the Warrants issued in connection with this offering), after deducting the placement agent fees and estimated offering expenses payable by us. We will only receive additional proceeds from the exercise of the Warrants and Pre-Funded Warrants (if any Pre-Funded Units are sold) issuable in connection with this offering if such Warrants or Pre-Funded Warrants are exercised at their assumed exercise prices of $1.00 per share and $0.001 per share, respectively, and the holders of such Warrants and/or Pre-Funded Warrants pay the exercise price of such Warrants and/or Pre-Funded Warrants in cash. However, the Series D Warrants (but not the Series C Warrants) may be exercised by way of an alternative cashless exercise, meaning that the holder thereof may not pay a cash purchase price upon exercise, but instead would receive upon such exercise two (2) shares of our Common Stock for every Series D Warrant they exercise. Accordingly, we will likely not receive any additional funds upon the exercise of the Series D Warrants. Additionally, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

A $0.20 increase (decrease) in the assumed public offering price of $1.00 per Unit would increase (decrease) the net proceeds to us from this offering by approximately $2.2 million, using the same assumptions set forth above.

Similarly, a 100,000 increase (decrease) in the number of Units offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by approximately $0.09 million, using the same assumptions set forth above.

We intend to use the proceeds of this offering for sales and marketing support of our legacy and new products, working capital and general corporate purposes.

The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our management will have considerable discretion in the application of the net proceeds from this offering, and it is possible that we may allocate the proceeds differently than investors in the offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future.

The payment of dividends on our Common Stock will be at the discretion of our Board, are subject to the terms of the Series C Certificate of Designations and the dividend payments made to holders of our shares of Series C Preferred Stock, and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant. The Series F Certificate of Designation required us to pay dividends on our Series F Preferred Stock commencing on the date of issuance of such shares, which were payable until the earlier of the date on which such shares were converted or twelve months from such date of issuance, as applicable. As of the date of this prospectus, we are no longer obligated to declare and pay dividends on outstanding shares of Series F Preferred Stock, as such shares were issued over twelve months prior to such date. See “Risk Factors – We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not invest in our securities if you expect dividends.”

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of September 30, 2024:

●	on an actual basis;

●

on a pro forma basis after giving effect to (i) the issuance of an aggregate of 1,561,471 shares of Common Stock upon the exercise by holders of common stock purchase warrants, (ii) the issuance of the November Preferred Shares, and the subsequent conversion of all shares of Series H Preferred Stock into an aggregate of 523,561 shares of Common Stock and redemption of all shares of Series I Preferred Stock as a result of such conversions, (iii) the issuance of 186,900 shares of restricted Common Stock to the Chief Executive Officer and Chief Financial Officer of the Company, as well as certain other members of the Company management under the Company’s 2023 Stock Incentive Plan (“2023 SIP”) and (iv) the cancellation of 38 shares of Common Stock previously held by a director; and

●	on a pro forma as adjusted basis to give effect to the issuance and sale of 12,000,000 Units, assuming no Pre-Funded Units are sold and no exercise of any Warrants, after deducting placement agent fees and estimated offering expenses payable by us.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing in this prospectus. The information below has also been provided on a pro forma as adjusted basis to give further effect to this offering.

	As of September 30, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$5,585,835	$5,474,516	$15,978,104

Stockholders’ Equity:
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized:
Series C Preferred Stock, par value $0.0001 per share: 2,000 shares designated and 1 share issued and outstanding – actual, pro forma and pro forma as adjusted	$1,807,300	$1,807,300	$1,807,300
Series F Preferred Stock, par value $0.0001 per share: 1,333,333 shares designated and 106,333 shares issued and outstanding – actual, pro forma and pro forma as adjusted	319,000	319,000	319,000
Series H Preferred Stock, par value $0.0001 per share: 1,000 shares designated and 0 shares issued and outstanding – actual, pro forma and pro forma as adjusted	—	—	—
Series I Preferred Stock, par value $0.0001 per share: 1,000 shares designated and 0 shares issued and outstanding – actual, pro forma and pro forma as adjusted	—	—	—
Common Stock, par value $0.0001 per share: 100,000,000 shares authorized, and 474,541 shares issued and outstanding, 2,746,512 shares issued and 2,746,474 shares outstanding, and 14,746,512 shares issued and 14,746,474 shares outstanding – actual, pro forma and pro forma as adjusted	47	275	1,475
Additional paid-in capital	117,498,525	117,386,978	127,889,367
Accumulated deficit	(105,463,096)	(105,463,096)	(105,463,096)
Total stockholders’ equity	12,354,476	12,243,157	22,746,746

Total capitalization	$14,161,776	$14,050,457	$24,554,046

A $0.20 increase in the assumed public offering price of $1.00 per Unit would increase cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $2.2 million, assuming the number of Units and Pre-Funded Units offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the placement agent fees and estimated offering expenses payable by us, and assuming the sale of all Units offered hereby, no sale of any Pre-Funded Units and no exercise of the Warrants issued in connection with this offering. An increase (decrease) in the number of Units that we are offering of 100,000 Units would increase (decrease) cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $0.09 million, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming the sale of all Units offered hereby, no sale of any Pre-Funded Units and no exercise of the Warrants issued in connection with this offering and that the assumed public offering price of such Units remains as set forth on the cover page of this prospectus. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual offering price and other terms of this offering determined at pricing.

The total number of shares of our Common Stock reflected in the discussion and tables above is based on 474,541 shares of our Common Stock outstanding as of September 30, 2024, which number of outstanding shares excludes as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 5,218,737 shares of Common Stock at a weighted average exercise price of $5.09 per share; (ii) the exercise of outstanding options to purchase up to an aggregate of 9,165 shares of Common Stock at a weighted average exercise price of $153.03 per share; (iii) the conversion of 106,333 outstanding shares of Series F Preferred Stock into 107 shares of Common Stock; and (iv) the exercise of any Series C Warrants or Series D Warrants, as well as the Pre-Funded Warrants, if any, issued in connection with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

LogicMark, Inc. provides PERS, health communications devices, and Internet of Things technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant and providing life-saving technology at a consumer-friendly price point aimed at everyday consumers. These PERS technologies, as well as other personal safety devices, are sold direct-to-consumer through Company’s eCommerce website and Amazon.com, through dealers and resellers, as well as directly to the VHA. The Company was awarded a contract by the GSA that enables the Company to distribute its products to federal, state, and local governments.

Recent Developments

Please refer to the section above entitled “Prospectus Summary — Recent Development” for further information regarding the November 2024 Reverse Stock Splits, the Settlement Agreement and related transaction documents, and the Rights Agreement.

Comparison of the Three and Nine Months Ended September 30, 2024 and 2023

Results of Operations

Three and nine months ended September 30, 2024, compared to the three and nine months ended September 30, 2023.

Revenue, Cost of Goods Sold, and Gross Profit

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue	$2,705,461	$2,367,227	$7,652,813	$7,503,940
Cost of Goods Sold	903,834	769,956	2,529,018	2,444,401
Gross Profit	$1,801,627	$1,597,271	$5,123,795	$5,059,539
Profit Margin	67%	67%	67%	67%

We experienced a 14% increase in revenue for the three months ended September 30, 2024, compared to the same period ended September 30, 2023. We experienced a 2% increase in revenue for the nine months ended September 30, 2024, as compared to the same period ended September 30, 2023. The primary increase in revenue was due to higher sales of our Guardian Alert 911 Plus hardware and the new revenue stream in 2024 from our recently released Freedom Alert Mini.

No material fluctuations were noted for the three and nine months ended September 30, 2024 in gross profit margin, compared to the same period ended September 30, 2023. The increase in cost of goods sold for both the three and nine months ended September 30, 2024, compared to the same periods ended September 30, 2023 were consistent with increases in revenue.

Operating Expenses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Expenses	2024	2023	2024	2023
Direct operating cost	$359,044	$266,746	$1,010,624	$841,974
Advertising costs	114,795	57,195	402,229	190,588
Selling and marketing	599,306	636,643	1,792,337	1,620,109
Research and development	96,650	242,697	404,108	806,851
General and administrative	1,727,550	1,901,516	5,609,510	6,759,135
Other expense	101,013	54,296	254,770	133,261
Depreciation and amortization	402,821	217,767	1,126,346	649,468
Total Expenses	$3,401,179	$3,376,860	$10,599,924	$11,001,386

Direct Operating Cost

The $0.1 million increase in direct operating costs for the three months ended September 30, 2024, compared to the same period ended September 30, 2023, was primarily driven by an increase in salaries and related expenses and direct operating fees incurred from an increase in sales through Amazon.com. The $0.2 million increase in direct operating cost for the nine months ended September 30, 2024, compared to the same period ended September 30, 2023, was primarily driven by an increase in personnel and related expenses, direct operating fees incurred from sales through Amazon.com and consultant fees.

Advertising Costs

The $0.1 million and $0.2 million increase in advertising costs for the three and nine months ended September 30, 2024, respectively, compared to the same periods ended September 30, 2023, was primarily driven by the cost of advertising related to the sale of our hardware through Amazon.com and a continued expansion in social media advertising.

Selling and Marketing

The $37.3 thousand decrease in selling and marketing expenses for the three months ended September 30, 2024, compared to the same period ended September 30, 2023, was primarily driven by a decrease in personnel. The $0.2 million increase in selling and marketing expenses for the nine months ended September 30, 2024, compared to the same period ended September 30, 2023, was driven by consultants and their related expenses and a focus on recruitment expenses for additional personnel.

Research and Development

The $0.1 million and $0.4 million decrease in research and development expenses for the three and nine months ended September 30, 2024, respectively, compared to the same periods ended September 30, 2023, was driven by an increase in capitalization of salaries and wages due to the development of new hardware and software in the pipeline and a reduction in product development and engineering costs as new products have been released.

General and Administrative

General and administrative costs decreased $0.2 million and $1.1 million for the three and nine months ended September 30, 2024, respectively, compared to the same periods ended September 30, 2023, which was driven by lower recruiting, accounting costs, consulting costs and legal fees.

Other Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Other Income	2024	2023	2024	2023
Interest income	$41,109	$88,975	$134,286	$149,914
Other income	$39,638	$246,138	$39,638	$246,138
Total Other Income	$80,747	$335,113	$173,924	$396,052

During each of the three and nine months ended September 30, 2024, the Company recorded $0.1 million and $0.2 million in other income, respectively, which was driven by the generation of interest income from its cash balances and $39.6 thousand, which was driven by the receipt of a refund from the Internal Revenue Services (“IRS”) in connection with our application of an Employee Retention Credit for businesses that had employees and were affected during the COVID-19 pandemic.

During the three and nine months ended September 30, 2023, the Company recorded $0.3 million and $0.4 million in other income, respectively, which was driven by the generation of interest income from its cash balances and $0.2 million, which was driven by the receipt of a refund from the IRS in connection to our application of an Employee Retention Credit for businesses that had employees and were affected during the COVID-19 pandemic.

Liquidity and Capital Resources

Sources of Liquidity

The Company generated an operating loss of $5.5 million and a net loss of $5.3 million for the nine months ended September 30, 2024. As of September 30, 2024, the Company had cash and cash equivalents of $5.6 million. As of September 30, 2024, the Company had working capital of $5.1 million.

Given our cash position as of September 30, 2024, and our projected cash flow from operations, we believe we will have sufficient capital to sustain operations for the twelve months from the date of the filing of our interim condensed financial statements. We may also raise funds through equity or debt offerings to accelerate the execution of our long-term strategic plan to develop and commercialize our new products.

Cash Flows

Cash Used in Operating Activities

During the nine months ended September 30, 2024, net cash used in operating activities was $3.3 million. During the nine months ended September 30, 2023, net cash used in operating activities was $3.6 million. Our primary ongoing uses of operating cash relate to payments to vendors, salaries and related expenses for our employees and consulting and professional fees. Our vendors and consultants generally provide us with normal trade payment terms (net 30).

Cash Used in Investing Activities

During the nine months ended September 30, 2024, we purchased $23.2 thousand in equipment and development cost for our website and invested $1.0 million in product development and software development. During the nine months ended September 30, 2023, we purchased $51.1 thousand in equipment and invested $1.0 million in product development and software development.

Cash Provided by Financing Activities

	Nine Months Ended September 30,
Cash flows from Financing Activities	2024	2023
Proceeds from sale of common stock and warrants	$4,492,198	$5,211,428
Fees paid in connection with equity offerings	(772,580)	(816,017)
Common stock withheld to pay taxes	(4,235)	-
Proceeds from exercise of warrants for common stock	8,220	162,494
Series C redeemable preferred stock dividends	(225,000)	(225,000)
Net Cash Provided by Financing Activities	$3,498,603	$4,332,905

During the nine months ended September 30, 2024, we completed a registered public offering of units and pre-funded units, consisting of common stock, warrants and pre-funded warrants, whereby we received gross proceeds of $4.5 million and paid fees of $0.8 million. During the nine months ended September 30, 2023, we completed a registered public offering of units and pre-funded units, consisting of common stock, warrants and pre-funded warrants, whereby we received gross proceeds of $5.2 million and paid fees of $0.8 million. During the nine months ended September 30, 2024 and 2023, we paid Series C Preferred Stock dividends amounting to $0.2 million each period.

Impact of Inflation

We believe that our business has been modestly impacted by domestic inflationary trends during the past two fiscal years, which have been offset with selective price increases and productivity improvements.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Policies

There were no significant changes to our critical accounting policies and estimates during the three and nine months ended September 30, 2024, from those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023.

Comparison of the Fiscal Years Ended December 31, 2023 and 2022

Results of Operations

Year ended December 31, 2023, compared with the year ended December 31, 2022.

Revenue, Cost of Goods Sold, and Gross Profit

	Twelve Months Ended
	December 31,
	2023	2022	$ Change	% Change
Revenue	$9,929,629	$11,916,482	$(1,986,853)	-17%
Cost of Goods Sold	3,269,967	4,685,639	(1,415,672)	-30%
Gross Profit	$6,659,662	$7,230,843	$(571,181)
Profit Margin	67%	61%

We experienced a 17% decrease in revenue for the year ended December 31, 2023, as compared to the year ended December 31, 2022. Results in the prior year period included sales of Freedom Alert 911+ 4G units replacing older 3G units no longer supported by national cellular network carriers, a one-time sales opportunity.

Gross profit margin for the year ended December 31, 2023, was 67%, up from 61% in the year ended December 31, 2022, as a result of improvements in the Company’s supply chain management, including a return to transpacific shipping (versus air freight) from our Asia based contract manufacturers and lower fulfilment costs to our customers.

Operating Expenses

	Twelve Months Ended
	December 31,
Operating Expenses	2023	2022	$ Change	% Change
Direct operating cost	$1,142,596	$1,455,450	$(312,854)	-21%
Advertising cost	270,709	105,672	$165,037	156%
Selling and marketing	2,206,091	1,094,628	1,111,463	102%
Research and development	982,684	1,241,265	(258,581)	-21%
General and administrative	8,478,947	9,037,794	(558,847)	-6%
Other expense	147,506	374,389	(226,883)	-61%
Goodwill impairment	7,815,000	-	7,815,000	100%
Depreciation and amortization	944,596	828,137	116,459	14%
Total Expenses	$21,988,129	$14,137,335	$7,850,794

Direct Operating Cost

The $0.3 million decrease in direct operating cost for the year ended December 31, 2023, compared to December 31, 2022, was primarily driven by a reduction in warranty claims accepted by the Company related to the sunsetting of 3G cellular support by the national cellular network carriers.

Advertising Costs

The $0.2 million increase in advertising costs for the year ended December 31, 2023, compared to December 31, 2022, was driven by the initiation and continuation in 2023 of social media advertising and web-based advertising to support our eCommerce platform and Amazon.com business.

Selling and Marketing

The $1.1 million increase in selling and marketing expense for the year ended December 31, 2023, compared to December 31, 2022, was driven by hiring additional sales personnel and their related expenses.

Research and Development

The Company entered calendar year 2023 with new products in the product pipeline and ended the year with the release of two of those new products. The nature of development work completed in 2023 resulted in more costs being capitalized versus 2022. As a result, $1.6 million of development work was capitalized in 2023 versus $1.0 million of development work was capitalized in 2022.

General and Administrative

General and administrative costs decreased $0.6 million for the year ended December 31, 2023, compared to the December 31, 2022 period. This was mostly driven by lower consulting costs as we were able to hire additional full-time employees.

Goodwill Impairment

The Company performed a quantitative assessment of goodwill and assessed trends of market capitalization for the year ended December 31, 2023, which showed declines throughout the year compared to prior year levels and determined that the carrying value of its goodwill exceeded its fair value. As a result, the Company recorded a non-cash, impairment charge to write down goodwill by $7.8 million.

As of December 31, 2022, the Company determined that there were no indicators present to suggest that it was more likely than not that the fair value of goodwill was less than the carrying amount.

Other Income and Expense

	Twelve Months Ended
	December 31,
Other Income	2023	2022	$ Change	% Change
Interest income	$221,871	$119,483	$102,388	86%
Other income	246,138	-	246,138	100%
Total Other Income	$468,009	$119,483	$348,526	292%

During the fiscal year ended 2023, the Company recorded $0.2 million of interest income generated from its cash balances and the receipt of a $0.2 million refund from the Internal Revenue Service in connection with our application of an employee retention credit for businesses that had employees who were affected during the COVID-19 pandemic.

Benefit (Provision) for Income Taxes

For the year ended December 31, 2023, the Company recorded a tax benefit of $0.3 million, or 2.09% of the loss before income taxes, which differed from the tax benefit at the 21% statutory rate, primarily due to changes in the valuation allowance. For the year ended December 31, 2022, the Company recorded a tax expense of $0.1 million, or (2.02)% of the loss before income taxes, which differed from the tax benefit at the 21% statutory rate primarily due to changes in the valuation allowance.

Liquidity and Capital Resources

Sources of Liquidity

The Company generated an operating loss of $15.3 million and a net loss of $14.6 million for the year ended December 31, 2023. As of December 31, 2023, the Company had cash and cash equivalents of $6.4 million. At December 31, 2023, the Company had working capital of $6.0 million, compared to working capital as of December 31, 2022 of $7.1 million. During the year ended December 31, 2023, the Company received gross proceeds of $6.4 million from the issuance of Common Stock, warrants, as well as from the exercise of Common Stock purchase warrants in connection with a warrant inducement transaction.

Given our cash position as of December 31, 2023 and our projected cash flow from operations, we believe we will have sufficient capital to sustain operations for the next year. We may also raise funds through equity or debt offerings to accelerate the execution of our long-term strategic plan to develop and commercialize our new products.

Cash Flows

Cash Used in Operating Activities

During the year ended December 31, 2023, net cash used in operating activities was $4.3 million. During the year ended December 31, 2022, net cash used in operating activities was $3.6 million. Our primary ongoing uses of operating cash relate to payments to vendors, salaries and related expenses for our employees and consulting and professional fees. Our vendors and consultants generally provide us with normal trade payment terms (net 30).

Cash Used in Investing Activities

During the year ended December 31, 2023, we invested $0.1 million in equipment and website development and invested $1.3 million in product and software development. During the year ended December 31, 2022, we purchased $0.3 million in equipment and website development and invested $1.0 million in product and software development.

Cash Provided by (Used in) Financing Activities

	Twelve Months Ended December 31,
Cash flows from Financing Activities	2023	2022
Proceeds from sale of Common Stock and exercise of warrants	$5,211,428	$-
Fees paid in connection with equity offerings	(1,026,607)	-
Warrants exercised for Common Stock	1,165,156	-
Series C Redeemable Preferred Stock dividends	(300,000)	(300,000)
Net Cash Provided by (Used in) Financing Activities	$5,049,977	$(300,000)

During the fiscal years ended 2023 and 2022, we paid Series C Preferred Stock dividends amounting to $0.3 million. During the fiscal year ended 2023, we completed a registered public offering of Common Stock and warrants, whereby we received proceeds of $5.2 million and paid fees of $0.8 million. In addition, we received proceeds of $1.2 million and paid fees of $0.2 million for the inducement transaction whereby holders exercised their warrants into Common Stock.

Business Outlook

Our future financial performance depends, in large part, on conditions in the markets that we serve and on conditions in the U.S. in general. During the year ended December 31, 2022, the impact of the COVID-19 pandemic significantly affected our results of operations as we experienced meaningful reductions in customer demand for our products and services. During this period, the Company continued to identify and assess risks and modify operating plans following guidance from national, state, and local governmental and health authorities. Although we continued to experience minimal supply chain disruption, customer demand was noticeably weaker. During this time period, we took several proactive measures to protect the Company’s balance sheet and strengthen its liquidity position, including making additional cost reductions through selected headcount reductions, discretionary spending reductions, corporate travel suspension, and service provider and other expense reductions.

In both the first and second quarter of 2022, we had to deal with cellular carriers sunsetting their support of 3G, making some of our products unusable. For affected customers whose 3G PERS units were still under warranty, the Company chose to provide a 4G replacement unit at no cost to the customer. Customers whose 3G PERS units were outside of warranty were sold a 4G replacement unit or in the case of veterans, obtained their replacement unit through the VHA.

In 2023, we began to build a durable business model, a recurring revenue base to generate significant cash flow, to invest in efficient growth and to develop innovative software and services solutions to expand into the broader Caring Economy. We invested in a number of new verticals in the consumer, pro-care/healthcare and corporate benefits lines of business and expanded further into our established government line of business. Although we have made strides in expanding, the Company did face a drop in revenue mainly due to the sunsetting of the 3G PERS units to a 4G replacement unit in 2022 that did not occur in 2023.

We believe that our business has been modestly impacted by inflationary trends during the past three fiscal years. However, continued domestic inflation may increase our cost of fulfilment in fiscal year 2024 through higher labor and shipping costs, as well as our operating and overhead expenses. Should inflation become a continuing factor in the worldwide economy, it may increase the cost of purchasing products from our contract manufacturers in Asia, as well as the cost of certain raw materials, component parts and labor used in the production of our products. We have been able to maintain our profit margins through higher productivity, better supply chain management, efficiency improvements, and cost reduction programs.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Estimates

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates. Items subject to such estimates and assumptions could include: the carrying amount and estimated useful lives of long-lived assets; assumptions used in the preparation of the goodwill impairment test; the valuation allowance for credit losses; the fair value of financial instruments; contingent considerations arising from business combinations; income tax recoverability of deferred tax assets, and provisions, among others.

Valuation and Goodwill Impairment

Goodwill represents the excess of consideration paid over the net assets acquired. The Company conducts an annual impairment test of goodwill in the fourth quarter, and in between evaluates if events or circumstances indicate whether fair value may be less than its carrying value. If an initial assessment indicates it is more likely than not goodwill may be impaired, it is evaluated by comparing estimated fair value to carrying value. An impairment charge would be recorded for the amount by which the carrying value exceeds estimated fair value. Estimated fair values are developed primarily under an income approach that discounts estimated future cash flows using risk-adjusted interest rates, as well as earnings multiples or other techniques as warranted. Estimating short-term revenue growth and the discount rates used to determine the fair value requires management judgement and estimation of uncertainties.

Critical Accounting Policies

The following discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in conformity with accounting principles generally accepted in the U.S. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, our observance of trends in the industry and information available from other outside sources, as appropriate. Please see Note 4 to our financial statements for a more complete description of our significant accounting policies.

Revenue Recognition

The Company’s revenues primarily consist of product sales to either end customers or to distributors. The Company’s revenues are derived from contracts with customers, which are in most cases customer purchase orders. For each contract, the promise to transfer the control of the products, each of which is individually distinct, is considered to be the identified performance obligation. As part of the consideration promised in each contract, the Company evaluates the customer’s credit risk. Our contracts do not have any financing components, as payment terms are generally due upfront. The Company’s products are almost always sold at fixed prices. In determining the transaction price, we evaluate whether the price is subject to any refunds, due to product returns or adjustments due to volume discounts, rebates, or price concessions to determine the net consideration we expect to be entitled to. The Company’s sales are recognized at a point-in-time under the core principle of recognizing revenue when control transfers to the customer, which generally occurs when the Company ships or delivers the product from its fulfilment center to our customers, when our customer accepts and has legal title of the goods, and the Company has a present right to payment for such goods. Based on the respective contract terms, most of our contract revenues are recognized either (i) upon shipment based on free on board (“FOB”) shipping point, or (ii) when the product arrives at its destination.

During the year ended December 31, 2023, the Company released new offerings which include leasing hardware coupled with monthly subscription services. We account for the revenue from its lease contracts by utilizing the single component accounting policy. This policy requires the Company to account for, by class of underlying asset, the lease component and non-lease component(s) associated with each lease as a single component if two criteria are met: (1) the timing and pattern of the lease component and the non-lease component are the same and (2) the lease component would be classified as an operating lease, if accounted for separately. The Company has determined that the leased hardware meets the criteria to be an operating lease and has the same timing and pattern of transfer as the monthly subscription services. The Company has elected the lessor practical expedient within ASC 842, Leases (“ASC 842”) and recognizes, measures, presents, and discloses the revenue for the new offering based upon the predominant component, either the lease or non-lease component. The Company recognizes revenue under ASC 606, Revenue Recognition from Contracts with Customers (“ASC 606”) for its leased hardware for which it has estimated that the non-lease components of the new offering is the predominant component of the contract.

Inventory

The Company performs regular reviews of inventory quantities on hand through periodic cycle counts and a comprehensive year-end inventory count and evaluates the realizable value of its inventories. The Company will adjust the carrying value of the inventory as necessary with the write-down for excess, obsolete, and slow-moving inventory by comparing the individual inventory parts to forecasted product demand or production requirements. The inventory is valued at the lower of cost or net realizable value with cost determined using the first-in, first-out method.

BUSINESS

LogicMark, Inc. provides PERS, health communications devices, and IoT technology that creates a connected care platform. The Company’s devices provide people with the ability to receive care at home and age independently. The Company’s PERS devices incorporate two-way voice communication technology directly in the medical alert pendant and provide life-saving technology at a customer-friendly price point aimed at everyday consumers. These PERS technologies as well as other personal safety devices are sold direct-to-consumer through the Company’s eCommerce website and Amazon.com, through resellers, as well as directly to the VHA. The Company was awarded the GSA Agreement that enables the Company to distribute its products to federal, state, and local governments.

Overview

LogicMark builds technology to remotely check, manage and monitor a loved one’s health and safety. The Company is focused on modernizing remote monitoring to help people stay safe and live independently longer. We believe there are five trends driving the demand for better remote monitoring systems:

1.	The “Silver Tsunami”. With 11,000 Baby Boomers turning 65 in the U.S. every day, there will be more older adults than children under 18 for the first time in the near future. With 72 million “Baby Boomers” in the United States, they are not only one of the largest generations, but the wealthiest. Unlike generations before them, Baby Boomers are reliant and comfortable with technology. Most of them expect to live independently at their home.

2.	Shift to At-Home Care. As it stands, the current healthcare system is unprepared for the human resource strain and is shifting much of the care elderly patients used to receive at a hospital, medical or assisted living facility to the patient’s home. The rise of digital communication to support remote care increased dramatically during the COVID-19 pandemic. The need for connected and remote monitoring devices is more necessary and in-demand than ever before.

3.	Rise of Data and IoT. Doctors and clinicians are asking patients to track more and more vital signs. Whether it’s how they’re reacting to medication or tracking blood sugar, patients and their caregivers are participating in their healthcare in unprecedented ways. Consumers are using data collected from connected devices like never before. This data can be used to prevent health emergencies as technology companies use machine learning (ML) / artificial intelligence (“AI”) to learn patient patterns and alert the patient and their care team of potential emergencies, leading to a switch from reacting to problems after they occur to predicting potential problems before they occur.

4.	Lack of Healthcare Workers. It’s estimated that 20% of healthcare workers quit during the COVID-19 pandemic. Many healthcare workers who were working during the COVID-19 pandemic suffered from burnout, exhaustion and demoralization due to the COVID-19 pandemic. There were not enough healthcare workers to support our entire population throughout the pandemic, let alone enough to support our elderly population. The responsibility of taking care of elderly family members is increasingly falling on the family, and they need help.

5.	Rise of the Care Economy. The term “Care Economy” refers to the money people contribute to care for people until the end of their lives; the Care Economy offsets the deficiencies within the healthcare system and the desire to age in place. There has been little innovation in the industry because the majority of PERS are operated by home security companies. It is not their main line of business, and they have little expertise in developing or launching machine-learning algorithms or artificial intelligence.

Together, we believe these trends have produced a large and growing market opportunity for LogicMark. The Company enjoys a strong base of business with the VHA and plans to expand to other government agencies after being awarded the five-year GSA Agreement in July 2021, which is renewable for up to 25 years.

The PERS Opportunity

PERS, also known as a medical alert or medical alarm system, is designed to detect a threat that requires attention and then immediately contacts a trusted care giver and/or the emergency medical workforce. Unlike conventional alarm systems which consist of a transmitter and are activated in the case of an emergency, PERS transmits signals to an alarm monitoring medical team, which then departs for the location where the alarm was activated. These types of medical alarms are traditionally utilized by the disabled, elderly or those living alone.

The PERS market is generally divided into direct-to-consumer and healthcare customer channels. With the advent of new technologies, demographic changes, and our five previously stated trends in healthcare, an expanded opportunity exists for LogicMark to provide at-home and on-the-go health and safety solutions to both customer channels.

For LogicMark, growing the healthcare opportunity relies on partnering with organizations such as government, Medicaid, hospitals, insurance companies, managed care organizations, affiliates and dealers. Partners can provide leads at no cost for new and replacement customers, have significant buying power and can provide collaboration on product research and development.

Our longstanding partnership with the VHA is a good example. LogicMark has sold over 850,000 PERS devices since 2012, of which over 500,000 devices have been sold to the U.S. government. The signing of the GSA Agreement in 2021 further strengthened our partnership with the government and expanded our ability to capture new sales. We envision a continued focus on growing the healthcare channel during 2025 given lower acquisition costs and higher customer unit economics.

In addition to the healthcare channel, LogicMark also expects to continue growth in sales volume through its direct-to-consumer channel. It is estimated that approximately 70% of PERS customers fall into the direct-to-consumer category. Family members regularly conduct research and purchase PERS devices or sign up for monthly subscription services for their loved ones through online websites or phone apps. The Company expects traditionally higher customer acquisition costs to be balanced by higher recurring revenue.

With the growth in IoT devices, data driven solutions using AI and ML will help guide the growth of the PERS industry. In both the healthcare and direct-to-consumer channels, product offerings can include 24/7 emergency response, fall detection, location tracking and geo-fencing, activity monitoring, medication management, caregiver and patient portals, concierge services, telehealth, vitals monitoring, and customer dashboards. These product offerings are primarily delivered via mobile and home-base equipment. LogicMark will also continue to pursue research and development partnerships to grow our product offering.

Our PERS Products

LogicMark produces a range of products within the PERS market as a result of the Company’s 2016 acquisition of LogicMark, LLC, the former wholly owned subsidiary of the Company and now a division of the Company. Historically, the Company has differentiated itself by offering “no monthly fee” products, which only require a one-time purchase expense, instead of a contract with recurring monthly charges.

The “no monthly fee” products contact family, friends or 911 directly, eliminating the recurring monthly fee from a monitoring center, making it one of the most cost-effective options on the market. LogicMark offers both traditional (i.e., landline), mPERS (i.e., cell-based), and Internet (i.e., Wi-Fi-based) solutions. Our no monthly fee products are sold primarily to the VHA.

PRODUCT	FEATURES
GUARDIAN ALERT 911 PLUS

● Two-way voice via pendant

● 911 direct dial

● 4G cellular connection; no Wi-Fi or landline necessary

● Can be used on the go

● 6-12 month rechargeable battery life

● No monthly fee or service agreement

FREEDOM ALERT	● Two-way voice via pendant ● Dial friends, family, and caregivers ● 911 forwarding ● Landline necessary ● 6-12 month battery standby ● No monthly fee or service arrangement
GUARDIAN ALERT 911	● Two-way voice via pendant ● 911 direct dial ● Landline necessary ● 6-9 month battery standby ● No monthly fee or service arrangement

In the past, LogicMark has offered monitored products that were exclusively sold to consumers by monitored resellers and distributors. LogicMark sold its devices to the resellers and distributors, who in turn offered the monitoring component to their consumers as part of their product and service offerings. The resellers would own the device and then lease the PERS hardware to the consumer. The resellers would charge the consumers a monthly monitoring fee for the lease of the PERS equipment and associated monitoring service. These products were monitored by a third-party central station. During 2023, the Company began selling the LifeSentry Monitored PERS products direct-to-consumers through the Company’s website. In addition, the Company began selling the Freedom Alert Plus and Freedom Alert Mini in the last quarter of 2023 whereby the Company would lease the PERS equipment and charge the monthly monitoring fee for the monitoring services. In 2024, the Company began selling the Freedom Alert Max, a full fledged cellular phone, which detects falls and sudden movements, instantly triggering an alert for help.

PRODUCT	FEATURES
LifeSentry	● Two-way voice via pendant ● Connects to central station ● Landline necessary ● Water resistant ● 6-12 month rechargeable battery life ● Monthly monitoring fee charged
FREEDOM ALERT PLUS

● Fall Detection

● Caregiver Calls and Notifications

● 911 Call-Forwarding

● Two-Way Voice Communication

● Wi-Fi Connection and location services in an emergency

● FREE Care Village Mobile App on Android & iOS

● 5-7 Day Battery Life

● Water-Resistant (IP-67)

● Splash-Resistant for the Shower and Bath

● Monthly monitoring fee

● 24/7 US based emergency operators

● Touchscreen

FREEDOM ALERT MINI

● 4G LTE
● Fall Detection
● GPS & Wi-Fi Location Services
● 24/7 US based emergency operators
● Mobile Device
● Geofencing Notification
● 2-4-day Battery Life with Battery Save Mode and 30-day Battery Life with Battery Save Mode Off
● Two-Way Voice Communication
● IP-67 Water-Resistant
● Small Form Factor
● Free Connected Care Mobile App for iOS & Android
● Emergency Notifications for Caregivers
● Device Battery Monitoring
● Device Set-Up and Bluetooth Pairing

● Monthly monitoring fee

In early 2024, the Company released Aster, an on-the-go personal safety app that provides 24/7 monitoring along with a Bluetooth button in order to maximize ease of use and convenience.

PRODUCT	FEATURES
Aster

● Home-Screen Slider: Contacts Emergency Services immediately

● “Hold Until Safe” Button: Connects to Emergency Services upon release

● Countdown Timer: Scheduled Timer signaling followers to check-in

● Follow Me: Schedule events to request followers to check-in after

● Bluetooth Button: Clips to keys or purse to contact Emergency Services immediately

Bluetooth Button

● Pairs with Aster app: Press the button three times to connect to Emergency Services

● Clips to your keys for immediate access to Emergency Services

● Add to a purse, backpack, or briefcase for extra peace of mind

● 200-foot Bluetooth connection range

● 5-month battery life

Industry Competition

LogicMark is focused on expanding its market position through both the direct-to-consumer and healthcare channels. The Company enjoys a strong business relationship with the VHA, through which it serves veterans who suffer from chronic conditions that often require emergency assistance. We believe that this relationship, coupled with the GSA Agreement, gives LogicMark a solid foundation to grow its healthcare channel business.

As technology and innovation have improved, barriers to entry have been lowered in the PERS sector. This has resulted in a highly fragmented market with many competitors, mostly privately held, who are solely dedicated to providing PERS. Other competitors, many of which are divisions of large publicly traded companies, offer PERS solutions in an effort to leverage their call center operations in place for other parts of their business. Competition is also found from companies in the healthcare, telecommunications and home and commercial security sectors.

Competitors may have greater financial, technical, and personnel resources, broader distribution networks, a larger portfolio of intellectual property and customers. Success in acquiring new customers is dependent on a variety of factors, including brand and reputation, market visibility, service and product capabilities, quality, price, and the ability to identify and sell to prospective customers. Our approach is to grow our product capabilities as well as key partnerships. The Company has switched from a reactive holistic personal safety perspective approach to using data to anticipate potential problems. These steps are expected to help us benefit from the favorable trends and growing demand for PERS in the direct-to-consumer and healthcare channels. In particular, the growing demand from the aging baby boomer generation, of which 10,000 boomers turn 65 each day.

Our Care Economy and Business Strategy

2022 was a rebuilding year for the Company after the COVID-19 restrictions in 2020 and 2021 led to VHA hospital and clinic closures and their refocus away from patient long-term care to dealing with the immediacy of COVID-19 infections. In 2021, the Company also underwent a change in management and with that a change in business strategy. In 2022, we continued our plan to establish a foundation for future growth by building a durable model, with a recurring revenue base to generate significant cash flow, and by developing innovative software and services solutions to expand into the broader care economy. In 2023, we invested in a number of new verticals, which included the release of our first direct-to-consumer monitored product and our Freedom Alert Mini, which is designed for our established government business. In 2024, we invested and released our first device, the Freedom Alert Max, that comes equipped with cellular service, proprietary fall detection, as well as GPS location.

The number of Americans 65 and older make up more than 23% of the US population (over 80 million people) and more than 90% of those over 50 would like to age at home. We believe that our existing PERS and medical alert systems provide this “silver tsunami” of seniors seeking to continue living independently, the ability to stay safe, comfortable, and content in their own home. Our customers’ increasingly mobile and active lifestyles have created new opportunities for us in the fast-growing market for self-monitored products and mobile technology. We plan to continue to grow our unmonitored PERS business, which for those who are on low or fixed income and/or require long charge devices, is a cost effective and potentially life-saving product. However, we continue to see strong opportunities to build and expand our business into monitored services. We plan to continue expanding our cell-based (mPERS) product line to provide a multi-layer safety support using CPaaS, LogicMark’s Caring Platform as a Service, which allows us to integrate with various third-party connected and wearable devices so that we can better serve our customers whether they are at home or on-the-go.

We plan to continue to expand our business into the “aging with independence” market as well as expanding further into the Caring Economy by providing enhanced products and services that make the caring for loved ones easier. One in four millennials as well as more than half of GenX are taking care of loved ones with very little, but much needed, assistance. Further, as the in-home professional care business continues to expand, we believe this is an opportunity for LogicMark to extend its products and services to meet the increasing needs of the growing Caring Economy. We intend to do so by expanding the tools for caretakers to better manage both the care of their elderly living independent lives, and to provide mobile and personal safety to others in their care circle so they too can feel safe on the go. We want our products and services to be available for anyone with personal safety concerns, including children or students who are navigating new environments and social situations for the first time.

Our Intellectual Property

Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We currently rely and will continue to rely primarily on patents and trade secret laws and confidentiality procedures to protect our intellectual property rights. Since the Company’s acquisition in 2016, we have filed fifty-four new patent applications, twenty-three of which have been awarded to date.

We enter into confidentiality agreements with all our employees and consultants and maintain control over access to and distribution of our technology, software, and other proprietary information.

Government Regulations

In order to sell any products to the U.S. government, companies are required to obtain approval from the GSA and must obtain a GSA authorization number. The Company obtained GSA approval to sell its products to the federal government when it was awarded the five-year GSA Agreement in July 2021. Our U.S. government contract is subject to a large number of federal regulations and oversight requirements. Compliance with the array of government regulations requires extensive record keeping and the maintenance of complex policies and procedures relating to all aspects of our business, as well as to work performed for us by any subcontractors. In addition, government contracts are subject to audits and oversight by government inspectors at various points in the contracting process.

In addition, our devices are required to meet Federal Communications Commission (“FCC”) approval, specifically relating to FCC Part 15 requirements for Class B digital devices. FCC Part 15 covers the regulations under which a device emits radio frequency energy by radiation, and the technical specifications, administrative requirements, and other conditions relating to the marketing of FCC Part 15 devices. The FCC’s definition of a Class B Digital Device is one which is marketed for use in a residential environment, and FCC Part 15 compliance means that our devices may not cause harmful interference, must accept interference from other devices, and all device changes must be approved by the manufacturer. All of our devices are FCC Part 15 compliant Class B digital devices. All of our devices are manufactured to never exceed FCC specific absorption rate (SAR) limitations for exposure to radio frequency emissions for body worn devices.

Corporate Information

History

We were originally incorporated in the State of Delaware on February 8, 2012. In July 2016, we acquired LogicMark, LLC, which operated as a wholly-owned subsidiary of the Company until December 30, 2021, when it was merged into the Company (formerly known as Nxt-ID, Inc.) along with the Company’s other subsidiary, 3D-ID, LLC. Effective February 28, 2022, the Company changed its name from Nxt-ID, Inc. to LogicMark, Inc. The Company has realigned its business strategy with that of its former LogicMark, LLC operating division, managing contract manufacturing and distribution of non-monitored and monitored PERS sold through the VHA, direct-to-consumers, and resellers.

On June 1, 2023, the Company was incorporated in the State of Nevada by merging its predecessor entity with and into its wholly-owned subsidiary, LogicMark, Inc., a Nevada corporation, pursuant to an agreement and plan of merger, dated as of June 1, 2023. Such Nevada entity survived and succeeded to the assets, continued the business and assumed the rights and obligations of LogicMark, Inc., the Delaware corporation that existed immediately prior to the effective date of such agreement.

Our principal executive office is located at 2801 Diode Lane, Louisville, KY 40299, and our telephone number is (502) 519-2419. Our website address is www.logicmark.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus. On June 15, 2020, we entered into a new five-year and two-month lease agreement for warehouse space at the Louisville, Kentucky facility. The current monthly rent for the space is $6,600 and this lease agreement expires in August 2025.

Employees

As of February 6, 2025, we had a total of 32 full-time employees, one part-time employee and three long-term contractors. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be very good. Our future success depends on our continuing ability to attract and retain highly qualified personnel. In addition, we have fractional independent contractors whose services we are using on an as-needed basis to assist us in all areas.

Legal Proceedings

From time to time, we may become subject to legal proceedings, claims, or litigation arising in the ordinary course of business. We are not presently a party to any action, suit, proceeding, inquiry or investigation before or by any court, public Board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company, threatened against or affecting the Company, that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows.

MANAGEMENT

Executive Officers, Directors and Director Nominees

The following table sets forth the names and ages, as of the date of this prospectus, and titles of the individuals who will serve as our executive officers and members of our Board at the time of the offering.

			Date First Elected or
Name	Age	Position	Appointed
Chia-Lin Simmons	51	Chief Executive Officer and Director	June 14, 2021
Mark Archer	68	Chief Financial Officer	July 15, 2021
Robert Curtis	70	Director	July 25, 2018
John Pettitt	62	Chairman of the Board and Director	March 15, 2022
Barbara Gutierrez	62	Director	May 17, 2022
Carine Schneider	61	Director	October 27, 2023

Chia-Lin Simmons, Chief Executive Officer, and Director

Chia-Lin Simmons has served as the President and Chief Executive Officer (“CEO”) and a director of the Company since June 14, 2021. From 2016 to June 2021, Ms. Simmons served as the CEO and co-founder of LookyLoo, Inc., an artificial intelligence social commerce company. Ms. Simmons served as a member of the Board of Directors for Servco Pacific Inc., a global automotive and consumer goods company with businesses in mobility, automotive distribution and sales, and entertainment from 2017 to 2022 and currently serves as a member of its investment board. She is also a member of the Board of Directors of New Energy Nexus, an international organization that supports clean energy entrepreneurs with funds, accelerators and networks and since March 2023, has served as a member of the Board of Directors for Chromocell, a biotech company developing treatments for chronic pain. From 2014 to 2016, Ms. Simmons served as Head of Global Partner Marketing at Google Play, prior to which, between 2010 and 2014, she served as VP of Marketing & Content for Harman International. She has served as a senior executive or VP at a number of companies, including VP of Strategic Alliances at Audible / Amazon as well as Director of Business Development at AOL / Time Warner. Ms. Simmons received her B.A. in Communications, Magna cum Laude and Phi Beta Kappa, from the University of California, San Diego in 1995. She also received her M.B.A. from Cornell University in 2002, where she was a Park Leadership Fellow, and her J.D. from George Mason University in 2005, and is currently a licensed attorney in the State of New York. The Company believes that Ms. Simmons’ broad technology industry expertise, her experience in product development and launch, and her role as CEO give her the qualifications and skills to serve as a member of the Board.

Mark Archer, Chief Financial Officer

Mark Archer has served as the permanent Chief Financial Officer (“CFO”) of the Company since February 15, 2022, and previously served as our Interim CFO from July 15, 2021, to February 15, 2022. Mr. Archer also serves as a partner at FLG Partners, a Silicon Valley CFO and board advisory consultancy firm. Mr. Archer has over 40 years of financial and operational experience, including assignments in high growth technology and consumer products companies. Prior to joining FLG Partners in 2021, from 2017 to 2020, Mr. Archer served as Executive Vice President and Chief Financial Officer of Saxco International LLC, a private equity owned middle market distributor of glass and other rigid packaging solutions to the wine, beer and spirits industries. From 2016 to 2018, Mr. Archer served as President and Chief Executive Officer of Swarm Technology LLC, a growth stage technology company selling hardware and software services based on IoT architecture. He has served as either Chief Financial Officer or Chief Executive Officer at a number of other public and privately held companies. Mr. Archer received both his B.S. degree in Business Administration and an M.B.A. in Finance, from the University of Southern California, where he was a Presidential Scholar.

Robert Curtis, Director

Robert Curtis, has served as a director of the Company since July 25, 2018. Dr. Curtis is a 36-year veteran in the biosciences industry. Since 2012, Dr. Curtis has served as a consultant to emerging technology companies in his role at Curtis Consulting & Communications, LLC. From 2014 to 2016, he served as the Executive Chairman and Director of the Trudeau Institute in Saranac Lake, New York and prior to that position, he was Chief Executive Officer of the Regional Technology Development Corporation from 2007 to 2012, a non-profit organization in Woods Hole, Massachusetts, where he was responsible for identifying and commercializing technology from the Marine Biological Laboratory and the Woods Hole Oceanographic Institute. Prior to such roles, Dr. Curtis has been a founder and the CEO of several companies, including HistoRx, Inc., a tissue proteomics company, Cape Aquaculture Technologies, Inc., which developed enhanced non-genetically modified fish, and Lion Pharmaceuticals/Phoenix Drug Discovery LLC, which developed and commercialized university-based technology from some of the leading biomedical institutions in the world. He assisted in the founding of Environmental Operating Solutions, Inc., which applied denitrification technology to wastewater, and which was sold in 2017. He was a co-founder of and CEO of CombiChem, Inc., which was sold to Dupont Pharmaceuticals, and served as founding President and CEO of MetaMorphix, Inc., a joint venture between Genetics Institute, Inc. and The Johns Hopkins School of Medicine. Prior to these entrepreneurial endeavors, Dr. Curtis held senior management positions at Pharmacopeia, Inc., Cambridge Neuroscience, Inc., and Pfizer, Inc. He also served as Assistant Professor of Pharmacy Practice at the University of Illinois Medical Center in Chicago. He currently serves on the Board or as an advisor to a number of private entrepreneurial companies and has served as judge for the annual MIT $100K Business Plan Entrepreneurial Award. He is Chairman of Fundraising for the Falmouth Commodores of the Cape Cod Baseball League. Dr. Curtis holds a BS in Pharmacy from the Massachusetts College of Pharmacy, a Pharm.D. from the University of Missouri, and an MBA from Columbia University.

Dr. Curtis’ significant experience in the biosciences, healthcare, and technology sector as well as his operational background gives him the qualifications and skills necessary to serve as a director of our Company.

John Pettitt, Chairman of the Board

John Pettitt has served as a director of the Company since March 15, 2022 and as Chairman of the Board since June 3, 2022. Since October 2017, Mr. Pettitt has served as senior staff software engineer at Google LLC (“Google”), focusing on software development and software engineering management. Prior to his role at Google, Mr. Pettitt served as chief technology officer at Relay Media Inc., a mobile content optimization company, where he focused on software development for digital media, from 2015 until it was acquired by Google in October 2017. Mr. Pettitt has 39 years of experience in communication and e-commerce. An internet pioneer since 1983, Mr. Pettitt has been a founder and chief technology officer of multiple successful companies, including: Specialix PLC, a manufacturer of communications and networking hardware, which was acquired by Pearl Systems; software.net, the first internet app store and an e-commerce pioneer, currently known as Beyond.com, which became a publicly traded company and was later acquired by Digital River; CyberSource, a world-leading payments and fraud detection company, which became a publicly traded company and was later acquired by Visa; and Relay Media Inc. In addition, Mr. Pettitt has been awarded multiple foundational patents relating to e-commerce, fraud detection and content distribution and management. We believe that Mr. Pettitt brings a deep technical understanding of hardware and software, combined with a strong entrepreneurial track record, which background gives him the qualifications and skills necessary to serve as a director.

Barbara Gutierrez, Director

Barbara Gutierrez has served as a director of the Company since May 17, 2022. Ms. Gutierrez began her career in public accounting and has directed and improved the financial operations of public, private equity, and privately held companies, with extensive experience with capital transactions like initial public offerings, capital raises, and merger and acquisition transactions. She currently serves as the Chief Financial Officer of Modivcare, Inc (Nasdaq: MODV) and previously served as CFO of InnovAge Holding Corp. (Nasdaq: INNV) from 2017 to 2023. She has served as Chief Financial Officer and Chief People Services Officer for Hero DVO, LLC and in senior leadership roles at Strad Energy Services, Jones Knowledge Group, PhyCor, and HealthOne. She has also served as a board member of Jones International University, Camp Fire Girls of Colorado (where she served as treasurer of the Board), and corporate secretary for Strad Energy Services, a TSX-traded company. Ms. Gutierrez is a graduate, magna cum laude, of the University of Denver, and is a certified public accountant and chartered global management accountant. Ms. Gutierrez is qualified to serve on the Board because she is an accomplished leader with more than 30 years of experience in executive and financial leadership roles with high growth, entrepreneurial companies in a range of industries.

Carine Schneider, Director

Carine Schneider has served as director of the Company since October 27, 2023. She is an experienced and well-connected leader and author in the private market and global compensation industry with deep experience working in consulting, technology & financial services. Ms. Schneider is a co-founder of Compass Equity Strategic Advisors, a strategic advisory firm, based in Menlo Park, California. She was named one of the 100 Influential Women in Silicon Valley by the Silicon Valley Business Journal (2017), one of “17 Women to Watch” in 2017 by Brown Brothers Harriman Center on Women and Wealth and received the 2019 ProShare Award for Services to Employee Share Ownership. In March 2022 she was named one of the 20 Most Inspiring Women Leaders by Women Leaders Magazine. In 2021, she published her first book, “The Democratization of the Private Market”. Ms. Schneider was formerly the President, Nasdaq Private Market (NPM), CEO of Certent, founder and CEO of Global Shares, Partner at PwC, Director of Strategic Planning with Morgan Stanley, President of AST Private Company Solutions, Inc. and was the Leader of the Global Stock Plan Services at Towers Watson. Ms. Schneider served on the Board of Directors of Certent, Global Shares and The Professional Business Women of California (PBWC). In 1992, Ms. Schneider was the founding Executive Director of the National Association of Stock Plan Professionals (NASPP). In 1999, Ms. Schneider founded the Global Equity Organization (GEO). Ms. Schneider has served as Chair Emeritus in for GEO since July 2017. Ms. Schneider was also a founding Board Member of the Santa Clara University CEP Program, having served as its Chair twice. Ms. Schneider started her career in 1985 and worked as a Manager of Shareholder Relations at Oracle Corporation from September 1985 to May 1988, where she assisted in the initial public offering and managed all aspects of the company’s various stock plans. Ms. Schneider speaks Dutch and English. She received her degree in Psychology & Sociology from the University of California in 1985. She served as president and a member of the board of directors of AST Private Company Solutions, Inc. from June 2, 2019 to June 15, 2023. Ms. Schneider was a partner at Nua Group, LLC from July 1, 2017 to December 13, 2018. She is a frequent speaker at conferences around the world, including President Obama’s 2016 Global Entrepreneurial Summit. She was invited to join the inaugural class of Fellow Global Equity (FGE) in 2019. We believe that Ms. Schneider is qualified to serve on the Board because she has significant financial expertise, consulting, global compensation, entrepreneurial, and technological expertise.

Family Relationships

There are no relationships between any of the officers or directors of the Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our current directors or executive officers has, during the past ten years:

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation, or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	Been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	Been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as may be set forth in our discussion below none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Certain relations and related person transactions

Other than as described below, except compensation arrangements, since the past two fiscal years, there have been no transactions, whether directly or indirectly, between us and any of the Company’s officers, directors, beneficial owners of more than 5% of outstanding shares of Common Stock or outstanding shares of a class of voting preferred stock, or their family members, that exceeded the lesser of (i) $120,000 or (ii) one percent (1%) of the average of the Company’s total assets at year-end for the last two fiscal years.

On January 25, 2023, the Company closed a firm commitment registered public offering (the “January 2023 Offering”) pursuant to which the Company issued (i) 21,170 shares of Common Stock and common stock purchase warrants exercisable for up to 44,520 shares of Common Stock at approximately $53.19 per share, subject to certain adjustments and (ii) pre-funded common stock purchase warrants that were subsequently exercised for 6,880 shares of Common Stock, pursuant to an underwriting agreement, dated as of January 23, 2023 between the Company and Maxim Group LLC, as representative of the underwriters. The January 2023 Offering resulted in gross proceeds to the Company of approximately $5.2 million, before deducting underwriting discounts and commissions of 7% of the gross proceeds (3.5% of the gross proceeds in the case of certain identified investors) and estimated January 2023 Offering expenses. The investors in the January 2023 Offering included, among others, Alpha Capital Anstalt, which had an interest in such offering equal to approximately 18%.

Director Independence

As the Company’s Common Stock is listed on Nasdaq, the Company’s determination of independence of its directors is made using the definition of “independent director” contained in Rule 5605(a)(2) of The Nasdaq Stock Market LLC (the “Nasdaq Rules”). The Board determines whether directors have a direct or indirect material relationship with us. In making independence determinations for the Company’s directors, the Board observes criteria set forth by the Nasdaq Rules and reviews whether a director has a relationship with the Company that would impair such director’s independence. Based on this review, our Board has determined that Dr. Curtis, Mr. Pettitt, Ms. Gutierrez, and Ms. Schneider currently qualify as independent directors under the Nasdaq Rules. Our Board has concluded that none of these directors possessed or currently possesses any relationship that could impair his, her or their judgment in connection with his, her or their duties and responsibilities as a director or that could otherwise be a direct or indirect material relationship under applicable Nasdaq Rules.

EXECUTIVE COMPENSATION

The following table sets forth all plan and non-plan compensation for the last two fiscal years paid to individuals who served as the Company’s principal executive officers, as required by Item 402(m)(2) of Regulation S-K of the Securities Act. We refer to these individuals collectively as our “named executive officers.”

						Nonequity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(3)	($)	($)	($)	($)(4)	($)
Chia-Lin Simmons	2024	500,000	350,000	46,200	-	-	-	38,839	935,039
Chief Executive Officer (1)	2023	500,000	375,000	181,040	-	-	-	29,669	1,085,709
Mark Archer	2024	537,392	-	-	-	-	-	41,688	579,080
Chief Financial Officer (2)	2023	572,617	-	64,240	-	-	-	28,979	665,836

(1)	Ms. Simmons was appointed the Company’s CEO and member of the Board on June 14, 2021. Ms. Simmons has been granted (a) 2,480 shares of restricted Common Stock that vest over four years commencing July 3, 2023, and (b) 1,848 shares of restricted Common Stock that vest over four years commencing April 3, 2024, with a quarter of each such grant to vest on the anniversary of such grant, and thereafter in quarterly amounts until the entire award has vested, so long as Ms. Simmons remains in the service of the Company.

(2)	Mr. Archer was appointed the Company’s Interim CFO on July 15, 2021, and was appointed the Company’s permanent CFO on February 15, 2022. Salary reflects compensation received by FLG Partners, LLC (“FLG Partners”) for Mr. Archer’s services along with his salary from the Company. Additional details regarding Mr. Archer’s compensation are summarized below under “Employment Agreements.” Mr. Archer and FLG Partners were granted 836 and 44 shares of restricted Common Stock, respectively, that vest over three years commencing on July 3, 2023, with a quarter vested on July 3, 2024, with the remaining number of such shares to vest at the rate of 6.25% for each three-month period thereafter until the entire award has vested, provided, however, that if Mr. Archer or FLG Partners terminates or ceases to provide services during such three-month period, the portion of the shares that would otherwise vest at the end thereof will vest as of Mr. Archer’s and FLG Partners’ termination or cessation of services.

(3)	Amounts reported in this column reflect the grant date fair value of the restricted stock award granted during the fiscal years ended December 31, 2024 and 2023, as computed in accordance with Financial Accounting Standards Board (“FASB”) ASC 718.

(4)	Other compensation includes primarily employer-paid health insurance.

Employment Agreements

Chia-Lin Simmons

On June 14, 2021, the Company entered into an employment agreement with Chia-Lin Simmons (the “Prior Agreement”), pursuant to which she was appointed our CEO and a member of the Board, effective June 14, 2021, in consideration for an annual cash salary of $450,000. The Prior Agreement provided for incentive bonuses as determined by the Board, a one-time sign-on bonus of $50,000, and employee benefits, including health and disability insurance, in accordance with the Company’s policies, and remains in effect until her employment with the Company is terminated.

Additionally, pursuant to the Prior Agreement and as a material inducement to her acceptance of employment with the Company, the Company offered Ms. Simmons a stock award of 534 shares of restricted Common Stock. Such stock award was approved by the Board’s compensation committee and the shares were issued in accordance with Nasdaq Rule 5635(c)(4) outside of our 2013 Long-Term Stock Incentive Plan (“2013 LTIP”) and our 2017 Stock Incentive Plan (“2017 SIP”), vesting over a four-year period commencing on October 15, 2021, with a quarter to vest on the anniversary of that date, and thereafter in quarterly amounts until such award has fully vested, so long as Ms. Simmons remains in the service of the Company.

On November 2, 2022, the Company executed an executive employment agreement (the “Simmons Agreement”) with Ms. Simmons, effective as of June 14, 2022, and which supersedes the Prior Agreement. The term of the Simmons Agreement commenced on June 14, 2022, and continues through and until August 31, 2025 (the “Simmons Term”), unless terminated on an earlier date pursuant to the terms set forth in the Simmons Agreement. Pursuant to the Simmons Agreement, Ms. Simmons will receive an annual base salary of $500,000 (the “Base Salary”) and will be eligible to receive an annual bonus as of such effective date (the “Annual Bonus”). The Annual Bonus will have a maximum amount of 100% of Ms. Simmons’ base salary and is contingent upon Ms. Simmons meeting certain annual goals (the “Annual Bonus Goals”) as approved by the Board. Following the close of each fiscal year, the Board’s compensation committee will determine the Annual Bonus within the guidance under the Annual Bonus Goals. The Simmons Agreement also provides that subject to the approval of the Board, Ms. Simmons will be granted restricted shares of Common Stock from time to time during the Simmons Term so that the aggregate number of such restricted shares of Common Stock held of record by Ms. Simmons at all times during the Simmons Term equals six percent (6%) of the Company’s aggregate issued and outstanding stock as of the applicable date of grant. The Simmons Agreement also provides for certain employee benefits.

Pursuant to the Simmons Agreement, if the Board terminates Ms. Simmons’ employment with Cause (as defined in the Simmons Agreement), or she resigns from the Company without Good Reason (as defined in the Simmons Agreement), then the Company shall pay the Base Salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with accrued but unused vacation pay. In addition, Ms. Simmons will retain all of the restricted shares of Common Stock granted pursuant to the Simmons Agreement that have vested as of the date of termination. The Board also may terminate Ms. Simmons without Cause upon sixty (60) days’ written notice. If Ms. Simmons terminates such employment with Good Reason, or such employment is terminated without Cause or due to Ms. Simmons’s death or disability, Ms. Simmons would be entitled to receive the greater of (i) the balance of Base Salary and benefits still owed, and (ii) salary continuation and COBRA coverage for twelve (12) months, and would also be entitled to the target Bonus (irrespective of Annual Bonus Goals) prorated up until the date of termination and accrued but unused vacation pay, payment of both of which will be made at the time of termination, and all unvested restricted shares of Common Stock granted pursuant to the Simmons Agreement will vest in full as of such date of termination.

Mark Archer

Effective July 15, 2021, the Board appointed Mr. Archer as Interim CFO of the Company. In connection with the appointment, the Company entered into an agreement, effective July 15, 2021, with FLG Partners (the “FLG Agreement”), of which Mr. Archer is a partner, pursuant to which the Company agreed to pay FLG Partners $500 per hour for its engagement of Mr. Archer’s services as Interim CFO. The FLG Agreement also requires the Company to indemnify Mr. Archer and FLG Partners in connection with Mr. Archer’s services to the Company. The FLG Agreement has an indefinite term and is terminable by the Company or FLG Partners upon 60 days’ prior written notice.

Effective February 15, 2022, the Board appointed Mr. Archer as our permanent CFO. In connection with the appointment, the Company and FLG Partners entered into an amendment to the FLG Agreement, dated February 15, 2022 (the “Amendment”), pursuant to which the Company agreed to amend the fee payable to FLG Partners to $10,000 per week, to permit Mr. Archer to separately invoice the Company for administrative charges of $2,000 per month, payable to Mr. Archer only, and to the issuance of 6,470 restricted shares of Common Stock to Mr. Archer and 341 restricted shares of Common Stock to FLG Partners, a quarter of each such issuance to vest on July 15, 2022, with subsequent vesting at 6.25% for each three-month period thereafter.

Other Compensation

We provide standard health insurance benefits to our executive officers, as we do with all other eligible employees. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees. Other than as described above, there were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by our named executive officers during the years ended December 31, 2024, and 2023. We do not have any pension, or profit-sharing programs for the benefit of our directors, officers, or other employees. The Board may recommend adoption of one or more such programs in the future.

We do sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Internal Revenue Code. Employees working 20 hours or more on a consistent weekly basis, and who are on our payroll and who have attained at least 18 years of age are generally eligible to participate in the plan on the first day of employment, contingent upon completion of certain onboarding tasks. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Internal Revenue Code. Pre-tax contributions by participants and the income earned on those contributions are generally not taxable to participants until withdrawn. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed. The plan provides for a discretionary employer matching contribution and a discretionary employer profit sharing contribution.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table provides information relating to the vested and unvested option and stock awards held by our named executive officers as of December 31, 2024. Each award to each named executive officer is shown separately, with a footnote describing the award’s vesting schedule.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Excercisable)	Number of Securities Underlying Unexercised Options (# Unexcercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Chia-Lin Simmons (1)(2)(3)(4)	-	-	-	-	-	4,395	656,760	-	-
Mark Archer (5)(6)(7)	-	-	-	-	-	553	96,609	-	-

(1)	Ms. Simmons was granted 534 shares of restricted Common Stock that vest over four years commencing on October 15, 2021, with a quarter to vest on the anniversary of the grant date, and thereafter in quarterly amounts until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for such quarter.

(2)	Ms. Simmons was granted 409 shares of restricted Common Stock that vest over four years commencing on January 3, 2022, with a quarter to vest on the anniversary of the grant date, and thereafter in quarterly amounts until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for such quarter.

(3)	Ms. Simmons was granted 2,480 shares of restricted Common Stock that vest over four years commencing on July 3, 2023, with a quarter to vest on the anniversary of the grant date, and thereafter in quarterly amounts until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for such quarter.

(4)	Ms. Simmons was granted 1,848 shares of restricted Common Stock that vest over four years commencing on April 3, 2024, with a quarter to vest on the anniversary of the grant date, and thereafter in quarterly amounts until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for such quarter.

(5)	Mr. Archer and FLG Partners were granted 259 and 14 shares of restricted Common Stock, respectively, that vest over three years commencing on February 15, 2022, with a quarter to vest on July 15, 2022, with the remaining number of such shares to vest at the rate of 6.25% for each three-month period thereafter until the entire award has vested, provided, however, that if Mr. Archer or FLG Partners terminates or ceases to provide services during such three-month period, the portion of the shares that would otherwise vest at the end thereof will vest as of Mr. Archer’s or FLG Partners’ termination or cessation of services.

(6)	Mr. Archer and FLG Partners were granted 836 and 44 shares of restricted Common Stock, respectively, that vest over three years commencing on July 3, 2023, with a quarter vested on July 3, 2024, with the remaining number of such shares to vest at the rate of 6.25% for each three-month period thereafter until the entire award has vested, provided, however, that if Mr. Archer or FLG Partners terminates or ceases to provide services during such three-month period, the portion of the shares that would otherwise vest at the end thereof will vest as of Mr. Archer’s or FLG Partners’ termination or cessation of services.

(7)	Amounts reflect the grant date fair value of such award granted, as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Director Compensation for Fiscal Year 2024

During the year ended December 31, 2024, each of our non-employee directors earned fees paid or to be paid in cash and stock options for serving on our Board. Such compensation was paid to each director in quarterly installments. The following table reflects all compensation awarded to and earned by the Company’s directors for the fiscal year ended December 31, 2024.

Director Compensation for Fiscal Year 2024

Name	Fees Earned ($)	Stock Awards ($)	Stock Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Barbara Gutierrez	65,000	-	49,726	-	-	3,206	117,932
Carine Schneider	63,000	-	37,345	-	-	3,128	103,473
John Pettitt	85,000	-	49,726	-	-	-	134,726
Robert Curtis	63,000	-	49,726	-	-	6,364	119,090

(1)	Such directors each received stock options, which were exercisable for shares of Common Stock at an average price of approximately $11.66 per share.

(2)	The Company reimbursed such directors for travel-related expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 6, 2025, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The percentage ownership information shown in the table prior to this offering is based upon 2,746,474 shares of Common Stock, 1 share of Series C Preferred Stock, and 106,333 shares of Series F Preferred Stock convertible into an aggregate of 107 shares of Common Stock, issued and outstanding as of February 6, 2025. The percentage ownership information shown in the table after this offering is based upon 14,746,474 shares of Common Stock (based on the sale of 12,000,000 shares of Common Stock included in the Units in this offering, at an assumed public offering price of $1.00 per Unit), 1 share of Series C Preferred Stock and 106,333 shares of Series F Preferred Stock convertible into an aggregate of 107 shares of Common Stock, issued and outstanding as of such date, assuming the sale of all Units offered hereby, and assuming no sale of any Pre-Funded Units and no exercise of any Warrants issued in this offering.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are convertible into or exercisable for shares of Common Stock, Series C Preferred Stock or Series F Preferred Stock within sixty (60) days of February 6, 2025. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock, Series C Preferred Stock or Series F Preferred Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Common Stock, Series C Preferred Stock, or Series F Preferred Stock held by each holder or group of holders named above, any shares of Common Stock, Series C Preferred Stock or Series F Preferred Stock that such holder or holders has the right to acquire within sixty (60) days of February 6, 2025 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other holder. The inclusion herein of any shares of Common Stock, Series C Preferred Stock or Series F Preferred Stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of each beneficial owner listed in the table below is c/o LogicMark, Inc., 2801 Diode Lane, Louisville, KY 40299.

	Shares Beneficially Owned Prior to the Offering							Shares Beneficially Owned After the Offering
	Common Stock		Series C Preferred Stock		Series F Preferred Stock		% Total Voting	Common Stock		Series C Preferred Stock		Series F Preferred Stock		% Total Voting
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Power (1)(2)	Shares	%	Shares	%	Shares	%	Power (1) (2)
Non-Director or Officer 5% Stockholders:
Alpha Capital Anstalt(3)	7,751	*	--	--	106,333	100	*	7,751	*	--	--	106,333	100	*

Giesecke+Devrient Mobile Security America, Inc.(4)	--	--	1	100	--	--	*	--	--	1	100	--	--	*

Directors and executive officers:

Chia-Lin Simmons, Chief Executive Officer and Director(5)	134,451	4.88	--	--	--	--	4.88	134,451	*	--	--	--	--	*

Mark Archer, Chief Financial Officer(6)	53,433	1.95	--	--	--	--	1.94	53,433	*	--	--	--	--	*

Robert Curtis, Director(7)	23,603	*	--	--	--	--	*	23,603	*	--	--	--	--	*

John Pettitt, Director(8)	23,548	*	--	--	--	--	*	23,548	*	--	--	--	--	*

Barbara Gutierrez, Director(9)	23,538	*	--	--	--	--	*	23,538	*	--	--	--	--	*

Carine Schneider, Director(10)	22,811	*	--	--	--	--	*	22,811	*	--	--	--	--	*

Directors and Executive Officers as a Group (6 persons)	281,384	9.84	--	--	--	--	9.84	281,384	1.89	--	--	--	--	1.89

*	Less than 1%

(1)	The number of shares owned and the beneficial ownership percentages set forth in these columns are based on 2,746,474 shares of Common Stock issued and outstanding as of February 6, 2025. Shares of Common Stock issuable pursuant to options, preferred stock or warrants currently exercisable or exercisable within sixty (60) days are considered outstanding for purposes of computing the percentage beneficial ownership of the holder of such options, preferred stock, or warrants; they are not considered outstanding for purposes of computing the percentage of any other stockholder. Exercises of certain warrants and conversions of certain shares of preferred stock held by certain stockholders listed above are subject to certain beneficial ownership limitations, which provide that a holder of such securities will not have the right to exercise or convert any portion of such securities, as applicable, if such holder, together with such holder’s affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to the Company, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding. As a result, the number of shares of Common Stock reflected in these columns as beneficially owned by the applicable stockholders includes (a) any outstanding shares of Common Stock held by such stockholder, and (b) if any, the securities convertible into or exercisable for shares of Common Stock that may be held by such stockholder, in each case which such stockholder has the right to acquire as of February 6, 2025 and without such holder or any of such holder’s affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of February 6, 2025.

(2)	Percentage of total voting power represents voting power with respect to all shares of Common Stock, Series C Preferred Stock and Series F Preferred Stock. The holders of our Common Stock and Series C Preferred Stock are entitled to one vote per share. The holders of our Series F Preferred Stock vote on an as-converted to Common Stock basis.

(3)	Beneficial ownership prior to the offering consists of 3,713 shares of Common Stock, an aggregate of 3,931 shares of Common Stock issuable upon exercise of all such holder’s warrants and 107 shares of Common Stock issuable upon conversion of such holder’s shares of Series F Preferred Stock. Konrad Ackermann has voting and investment control over the securities held by Capital Anstalt. The principal business address of Alpha Capital Anstalt is Altenbach 8 -9490 Vaduz, Principality of Liechtenstein.

(4)	Giesecke & Devrient Mobile Security America, Inc. (“G&D”) is the sole holder of our Series C Preferred Stock and thus has 100% of the voting power of our outstanding shares of Series C Preferred Stock, which have the same voting rights as our shares of Common Stock (one vote per share). Beneficial ownership of G&D after the offering only includes G&D’s ownership of such shares of Series C Preferred Stock. The address for G&D is 45925 Horseshoe Drive, Dulles, VA 20166.

(5)	Beneficial ownership prior to the offering consists of (i) 534 shares of restricted stock granted outside the 2013 LTIP and the 2017 SIP, which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/16 each subsequent quarter until all shares have vested, so long as Ms. Simmons remains in the service of the Company, (ii) 409 shares of restricted stock granted under the 2013 LTIP, which shares vest over a period of three (3) years commencing on January 3, 2022, with 68 shares having vested on July 3, 2022, and thereafter, 34 shares to vest on the first day of each subsequent quarter until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (iii) 2,480 shares of restricted stock granted pursuant to the 2023 SIP, which shares vest over a period commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (iv) 1,848 shares of restricted stock granted pursuant to the Company’s 2023 SIP, which shares vest over a period commencing on April 3, 2024, with 1/4 of such shares to vest on April 3, 2025, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (v) 116,900 shares of restricted stock granted pursuant to the Company’s 2023 SIP, which shares vest over a period commencing on January 2, 2025, with 1/4 of such shares to vest on January 2, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter, (vi) 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering (as defined below), and (vii) 860 shares of Common Stock issued in the August 2024 Offering.

(6)	Beneficial ownership prior to the offering consists of (i) 259 shares of restricted stock granted outside the 2013 LTIP and the 2017 SIP, which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/16 each subsequent quarter until all shares have vested, so long as Mr. Archer remains in the service of the Company, (ii) 836 shares of restricted stock granted pursuant to the 2023 SIP, which vest commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Mr. Archer remains in the service of the Company for each such quarter, (iii) 38,000 shares of restricted stock granted pursuant to the 2023 SIP, which vest commencing on January 2, 2025, with 1/4 of such shares to vest on January 2, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Mr. Archer remains in the service of the Company for each such quarter, (iv) 860 shares of Common Stock issued in the August 2024 Offering and (v) 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering. In addition, FLG Partners, of which Mr. Archer is a partner, was granted (i) 14 restricted shares of Common Stock outside the 2013 LTIP and the 2017 SIP, which vested one quarter on July 15, 2022, with subsequent vesting at 6.25% for each three-month period thereafter, (ii) 44 restricted shares of Common Stock, pursuant to the 2023 SIP, which vest commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, and (iii) 2,000 restricted shares of Common Stock, pursuant to the 2023 SIP, which vest commencing on January 2, 2025, with 1/4 of such shares to vest on January 2, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested. Mr. Archer disclaims beneficial ownership of such shares of Common Stock granted to FLG Partners.

(7)	Beneficial ownership prior to the offering consists of (i) 876 shares of Common Stock, (ii) stock options exercisable for 11,307 shares of Common Stock at a weighted exercise price of $19.82 per share, and (iii) an aggregate of 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering.

(8)	Beneficial ownership prior to the offering consists of (i) 860 shares of Common Stock, (ii) stock options exercisable for 11,268 shares of Common Stock at a weighted exercise price of $10.96 per share, and (iii) an aggregate of 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering.

(9)	Beneficial ownership prior to the offering consists of (i) 860 shares of Common Stock, (ii) stock options exercisable for 11,258 shares of Common Stock at a weighted exercise price of $10.00 per share, and (iii) an aggregate of 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering.

(10)	Beneficial ownership prior to the offering consists of (i) 880 shares of Common Stock, (ii) stock options exercisable for 10,511 shares of Common Stock at a weighted exercise price of $4.57 per share, and (iii) an aggregate of 11,420 shares of Common Stock issuable upon the exercise of Series A and Series B Warrants at a weighted exercise price of $1.75 per share issued in the August 2024 Offering.

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering (A) up to 12,000,000 Units at an assumed offering price of $1.00 per Unit, each Unit consisting of: (i) one share of our Common Stock; (ii) one Series C Warrant; and (iii) one Series D Warrant; and (B) up to 12,000,000 Pre-Funded Units at an assumed offering price of $0.999 per Pre-Funded Unit, each Pre-Funded Unit consisting of: (i) one Pre-Funded Warrant; (ii) one Series C Warrant; and (iii) one Series D Warrant. The Units and Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of our Common Stock included in the Units will be issued separately from the Series C Warrants and Series D Warrants included in the Units, and the Pre-Funded Warrants included in the Pre-Funded Units will be issued separately from the Series C Warrants and Series D Warrants included in the Pre-Funded Units. We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Series C Warrants, Series D Warrants and Pre-Funded Warrants offered hereby. The following descriptions of our Common Stock, Series C Warrants, Series D Warrants and Pre-Funded Warrants, and certain provisions of our Articles of Incorporation, our Bylaws and Nevada law are summaries and are qualified in their entirety by the full text of each relevant document. You should also refer to our Articles of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

The Company is authorized to issue 110,000,000 shares of its capital stock consisting of (a) 100,000,000 shares of Common Stock and (b) 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, (i) 2,000 shares of which are designated as Series C Preferred Stock, 1 share of which is currently outstanding; (ii) 1,333,333 shares of which are designated as Series F Preferred Stock, 106,333 shares of which are currently outstanding; (iii) 1,000,000 shares of which are designated as Series G Preferred Stock, none of which are currently outstanding; (iv) 1,000 shares of which are designated as Series H Preferred Stock, none of which are currently outstanding; and (v) 1,000 shares of which are designated as Series I Preferred Stock, none of which are currently outstanding.

As of February 6, 2025, 2,746,474 shares of our Common Stock were issued and outstanding, held by 88 stockholders of record (which do not include shares of Common Stock held in street name), which number excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 2,603,864 shares of Common Stock with an approximate weighted average exercise price and remaining life in years of $8.31 and 4.43, respectively, (ii) the exercise of outstanding options to purchase up to an aggregate of 137,548 shares of Common Stock at a weighted average exercise price of $6.93 per share, (iii) the conversion of 106,333 outstanding shares of Series F Preferred Stock into 107 shares of Common Stock based on a conversion price equal to $3,000 per share, and (iv) the shares of Common Stock issuable upon exercise of each of the Warrants and Pre-Funded Warrants, as applicable. In addition, as of February 6, 2025, 1 share of our Series C Preferred Stock was issued and outstanding, held by one stockholder of record, and 106,333 shares of Series F Preferred Stock were issued and outstanding, held by one stockholder of record. The Series C Preferred Stock ranks senior to the Common Stock and the Series F Preferred Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company. The Series F Preferred Stock ranks senior to the Common Stock with respect to dividends and redemption rights and rights upon liquidation, dissolution or winding up of the Company.

Common Stock

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of our Common Stock who hold, in the aggregate, more than 50% of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock cast and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. The rights, preferences and privileges of holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of the Series C Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or any series of preferred stock that we may designate in the future.

Series C Warrants, Series D Warrants and Pre-Funded Warrants

Each of the Series C Warrants, Series D Warrants and the Pre-Funded Warrants will be issued in accordance with a warrant agency agreement to be entered into between us and Nevada Agency and Transfer Company.

The following summary of certain terms and provisions of the Series C Warrants, Series D Warrants and Pre-Funded Warrants offered hereby and such warrant agency agreement is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Series C Warrant, form of Series D Warrant, form of Pre-Funded Warrant and form of such agreement, each of which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Series C Warrant, form of Series D Warrant, form of Pre-Funded Warrant and such warrant agency agreement.

Stockholder Approval – Series C Warrants and Series D Warrants

Our Common Stock is currently listed on Nasdaq and, as such, the Company is subject to the listing rules and regulations of The Nasdaq Stock Market LLC. Rule 5635(d) requires prior stockholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares of Common Stock outstanding at less than the “Minimum Price”, which is defined as a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. Shares of Common Stock issuable upon the exercise of warrants issued in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value. The alternative cashless exercise provision (described below) in the Series D Warrants and certain anti-dilution provisions in each of the Series C Warrants and the Series D Warrants (described below) will also not be effective until, and unless, we obtain such Stockholder Approval.

In the event that Rule 5635(d) requires our stockholders to approve the issuance of the Warrant Shares upon exercise of the Series C Warrants and Series D Warrants in excess of such 20% limitation described above, neither the Series C Warrants nor the Series D Warrants (described below) will be exercisable until, and unless, we obtain Stockholder Approval. For the avoidance of doubt, Stockholder Approval would only be sought to approve the issuance of the Warrant Shares underlying each of the Series C Warrants and the Series D Warrants in order to comply with such 20% limitation set forth in Rule 5635(d); the issuance of the Warrant Shares, Series C Warrants and Series D Warrants is not otherwise subject to stockholder approval or any other limitation on their issuance and registration hereon, and upon receipt of Stockholder Approval, the Warrants will be immediately exercisable for registered Warrant Shares. Pursuant to the terms of each of the Series C Warrants and the Series D Warrants, the Company is required to hold a meeting of stockholders at the earliest practicable date after the date of their issuance, but in no event later than one hundred and eighty (180) days after the closing date of this offering, for the purpose of obtaining Stockholder Approval, and if such approval is not obtained at such meeting, to hold a meeting of stockholders every one hundred and eighty (180) days thereafter for purposes of obtaining such Stockholder Approval. While we intend to promptly seek Stockholder Approval to the extent required under Rule 5635(d), there is no guarantee that Stockholder Approval will ever be obtained. If Stockholder Approval is required and we are unable to obtain such approval, the Series C Warrants and the Series D Warrants will not be exercisable and such Warrants will have substantially less value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain Stockholder Approval. See also “Risk Factors – Risks Related to this Offering and Ownership of Our Securities”.

Duration and Exercise Price

Each Warrant offered hereby will have an initial exercise price per share equal to 100% of the public offering price per Unit. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.001. The Series C Warrants and the Series D Warrants will not be exercisable until, and unless, Stockholder Approval is obtained. Once Stockholder Approval is obtained, the Series C Warrants will be exercisable by paying the aggregate exercise price for the shares of Common Stock being exercised or exercised on a cashless basis and will expire on the fifth anniversary of their issuance date, and the Series D Warrants will be exercisable by paying the aggregate exercise price for the shares of Common Stock being exercised or exercised on a cashless basis and will expire two and one-half years after their issuance date. The Pre-Funded Warrants will be immediately exercisable and can be exercised until all such Pre-Funded Warrants are exercised in full.

The exercise price and number of shares of Common Stock issuable upon exercise of such Series C Warrants, Series D Warrants and Pre-Funded Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. In addition, the exercise price of (i) each Series D Warrant will be subject to a one-time adjustment upon the next reverse stock split of the Common Stock after each such Series D Warrant’s issuance, such that in the event that the lowest VWAP during the five trading day period before and after such reverse stock split is lower than the exercise price of the Series D Warrants then in effect, the exercise price of the Series D Warrants will be reduced to such lowest price during such 11-trading day period, subject to a floor price, and (ii) each Series C Warrant and Series D Warrant will be subject to a one-time adjustment upon the date on which Stockholder Approval is obtained, such that in the event that the lowest VWAP during the five trading day period before and after Stockholder Approval is obtained is lower than the exercise price of the Warrants then in effect, the exercise price of the Warrants will be reduced to such lowest price during such 11-trading day period, subject to a floor price. Further, upon either such an adjustment to the exercise price, the number of Warrant Shares issuable upon exercise of such Series C Warrant and Series D Warrant will increase such that the aggregate exercise price payable under the Series C Warrant and Series D Warrant, after taking into account such decreased exercise price, will equal the aggregate exercise price of such Series C Warrant and Series D Warrant on the date of such warrant’s issuance; provided that in the event that such adjustment would result in an increase in such exercise price, the exercise price of the Warrants will be reduced to such lowest price during the five trading day period prior to and ending on the date of such exercise. The “aggregate exercise price” in the immediately preceding sentence is based on the aggregate exercise price on the closing of the offering (reduced ratably for prior exercises), and is not based on an aggregate exercise price resulting from a reduction in the exercise price without a proportional increase in the number of Warrant Shares issuable upon exercise of the Series C Warrants and Series D Warrants.

Each of the Series C Warrants and Series D Warrants will be issued separately from the shares of Common Stock included in the Units offered hereby and the Pre-Funded Warrants included in the Pre-Funded Units offered hereby, as applicable, and each of the Series C Warrants, Series D Warrants and Pre-Funded Warrants may be transferred separately immediately thereafter. For every one (1) share of Common Stock included in each Unit purchased in this offering, one (1) Series C Warrant to purchase one (1) share of our Common Stock will be issued and one (1) Series D Warrant to purchase one (1) share of our Common Stock will be issued; and for every one (1) Pre-Funded Warrant included in each Pre-Funded Unit purchased in this offering, one (1) Series C Warrant to purchase one (1) share of our Common Stock will be issued and one (1) Series D Warrant to purchase one (1) share of our Common Stock will be issued.

Exercisability

Each of the Series C Warrants, Series D Warrants and Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series C Warrant, Series D Warrant or Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series C Warrants, Series D Warrants or Pre-Funded Warrants, as applicable. No fractional shares of Common Stock will be issued in connection with the exercise of a Series C Warrant, Series D Warrant or Pre-Funded Warrant. In lieu of fractional shares, the number of shares will be rounded down to the nearest whole share.

Cashless Exercise

If, at the time a holder exercises its Series C Warrants or Series D Warrants, and a registration statement registering the issuance of the Warrant Shares underlying such Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Warrant Shares determined according to a formula set forth in such Warrants. If, at the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder thereof may elect instead to receive upon such exercise (either in whole or in part) the net number of Pre-Funded Warrant Shares determined according to a formula set forth in such Pre-Funded Warrants.

Alternative Cashless Exercise in the Series D Warrants

The holder of a Series D Warrant may also effect an “alternative cashless exercise” following the date of Stockholder Approval. In such event, the aggregate number of shares of Common Stock issuable in such alternative cashless exercise pursuant to any given notice of exercise electing to effect an alternative cashless exercise shall equal the product of (x) the aggregate number of shares of Common Stock that would be issuable upon exercise of the Series D Warrant in accordance with the terms of the Series D Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 2.0.

Subsequent Equity Sales and Price Reset in the Series C Warrants

In the event that the Company sells, enters into an agreement to sell, or grants any option to purchase, sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or Common Stock Equivalents (as defined in the Series C Warrants), at an effective price per share below the exercise price of the Series C Warrant then in effect, such exercise price will be reduced to such effective price, which in all cases is subject to a floor price. Further, upon such a reduction of the exercise price, the number of Warrant Shares issuable upon exercise of such Series C Warrant will increase such that the aggregate exercise price payable under the Series C Warrant, after taking into account such reduced exercise price, will equal the aggregate exercise price of such Series C Warrant on such warrant’s date of issuance.

Each of the Series C Warrants and Series D Warrants also contain a one-time exercise price adjustment provision whereby the exercise price of the Series C Warrants and Series D Warrants will be adjusted to the greater of (i) such floor price and (ii) the lowest VWAP during the five trading day period immediately preceding the thirtieth (30th) trading day immediately following the date of issuance of the Series C Warrants and Series D Warrants, and the number of Warrant Shares issuable under the Series C Warrant and Series D Warrants shall be increased such that the aggregate exercise price payable under the Series C Warrant and Series D Warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on such warrant’s date of issuance.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Series C Warrants, Series D Warrants and Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Common Stock, the holders of each of the Warrants or Pre-Funded Warrants, as applicable, will be entitled to receive upon exercise of such Warrants and Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised such Series C Warrants, Series D Warrants and Pre-Funded Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of such a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require the company or the successor entity purchase such Series C Warrants, Series D Warrants or Pre-Funded Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in such Series C Warrant, Series D Warrant or Pre-Funded Warrant) of the remaining unexercised portion of such Series C Warrant, Series D Warrant or Pre-Funded Warrant on the date of the consummation of such transaction. However, if such fundamental transaction is not within the Company’s control, including not approved by the Board, the holder will only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of such Series C Warrant, Series D Warrant or Pre-Funded Warrant, that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Series C Warrant, Series D Warrant or Pre-Funded Warrant may be transferred at the option of the holder upon surrender of such Series C Warrant, Series D Warrant or Pre-Funded Warrant together with the appropriate instruments of transfer.

Exchange Listing

There is no established public trading market for the Series C Warrants, Series D Warrants or Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to list the Series C Warrants, Series D Warrants or Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Series C Warrants, Series D Warrants and Pre-Funded Warrants will be limited.

Warrant Agent; Global Certificate

The Series C Warrants, Series D Warrants and Pre-Funded Warrants will be issued in registered form under a warrant agent agreement between the Warrant Agent and us. The Series C Warrants, Series D Warrants and Pre-Funded Warrants will initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Right as a Stockholder

Except as otherwise provided in the Series C Warrants, Series D Warrants or Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Series C Warrants, Series D Warrants and Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Series C Warrants, Series D Warrants and Pre-Funded Warrants.

Amendment and Waiver

The Warrants and Pre-Funded Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company, on the one hand, and the holder of each such warrant, on the other hand.

Governing Law

The Series C Warrants, Series D Warrants and the Pre-Funded Warrants will be governed by New York law.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes (“NRS”), which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of Common Stock as a result of a takeover bid. These provisions may also adversely affect the prevailing market price for shares of our Common Stock.

Acquisition of Controlling Interest

The NRS contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied. On November 1, 2024, the Company entered into the Rights Agreement, pursuant to which, in the event that a person or entity or group thereof becomes an Acquiring Person, each holder of Common Stock as of the close of business on the Series G Record Date will be entitled to receive a dividend of Right, with each Right exercisable for one one-hundredth of a share of Series G Preferred Stock, at the Series G Purchase Price, subject to adjustment as set forth in the Rights Agreement.

Combination with Interested Stockholder

The NRS contain provisions governing combinations of a Nevada corporation that has 200 or more stockholders of record with an “interested stockholder.” These provisions only apply to a Nevada corporation that, at the time the potential acquirer became an interested stockholder, has a class or series of voting shares listed on a national securities exchange, or has a class or series of voting shares traded in an “organized market” and satisfies certain specified public float and stockholder levels. As we do not now meet those requirements, we do not believe that these provisions are currently applicable to us. However, to the extent they become applicable to us in the future, they may have the effect of delaying or making it more difficult to affect a change in control of the Company in the future.

A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our Bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a plurality of the votes cast at a meeting of stockholders. Furthermore, the authorized number of directors may be changed only by resolution of the Board, and vacancies may only be filled by a majority vote of the directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders. Except as otherwise provided in the Bylaws and the Articles of Incorporation any vacancies or newly created directorships on the Board resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum.

Our Bylaws also provide that only a director, chief executive officer, chief financial officer, president, vice president or corporate secretary may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Nevada Agency and Transfer Company, which is located at 50 West Liberty Street, Suite 880, Reno, NV 89501 and its telephone number is (775) 322-5623.

Nasdaq Listing

Our Common Stock is listed on Nasdaq under the symbol “LGMK”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF

COMMON STOCK, PRE-FUNDED WARRANTS AND WARRANTS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Units and/or Pre-Funded Units (which units or components thereof we sometimes refer to as our “securities” and holders thereof as “holders”), and the acquisition, ownership, exercise, expiration or disposition of the Warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

Because the shares of Common Stock and the Series C Warrant and Series D Warrant components of a Unit, and the Pre-Funded Warrant and the Series C Warrant and Series D Warrant components of a Pre-Funded Unit, are generally separable at the option of the holder, the holder of a Unit and/or Pre-Funded Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying shares of Common Stock or Pre-Funded Warrant and Series C Warrant and Series D Warrant components. As a result, the discussion below with respect to holders of our shares of Common Stock or Pre-Funded Warrants and Warrants should also apply to holders of Units and/or Pre-Funded Units (as the deemed owners of the underlying components that constitute the Units and/or the Pre-Funded Units).

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or government organizations;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock;

●	certain U.S. expatriates, citizens or former long-term residents of the United States;

●	persons who hold our shares of Common Stock or Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	persons who do not hold our Common Stock or Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

●	persons deemed to sell our Common Stock or Warrants under the constructive sale provisions of the Code;

●	pension plans;

●	investors in any such entities;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	integral parts or controlled entities of foreign sovereigns;

●	controlled foreign corporations;

●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

●	persons that acquire our Common Stock or Warrants as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our securities, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our securities.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our securities that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following: (a) a citizen or individual resident of the United States, (b) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has otherwise elected to be treated as a United States person under the Code.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our securities that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. The acquisition of a Unit or Pre-Funded Unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our Common Stock or Pre-Funded Warrants, as applicable, and one Series C Warrant and one Series D Warrant. We intend to treat the acquisition of a Unit and/or Pre-Funded Unit in this manner and, by purchasing a Unit or Pre-Funded Unit, you must adopt such treatment for tax purposes. For U.S. federal income tax purposes, each holder of a Unit or Pre-Funded Unit must allocate the purchase price paid by such holder for such Unit or Pre-Funded Unit between the share of our Common Stock or Pre-Funded Warrant, as applicable, and the Warrants based on the relative fair market value of each at the time of issuance. The price allocated to each share of our Common Stock or each Pre-Funded Warrant, Series C Warrant and Series D Warrant should be the stockholder’s tax basis in such share of our Common Stock or Pre-Funded Warrant, Series C Warrant and Series D Warrant. Any disposition of a Unit or Pre-Funded Unit should be treated for U.S. federal income tax purposes as a disposition of a share of our Common Stock or Pre-Funded Warrant, as applicable, and the Series C Warrants and Series D Warrants comprising the Unit and Pre-Funded Unit, and the amount realized on the disposition should be allocated between the share of Common Stock or Pre-Funded Warrant, as applicable, and the Series C Warrants and Series D Warrants based on their respective relative fair market values. The separation of a share of our Common Stock or Pre-Funded Warrant and the Series C Warrant and the Series D Warrant constituting a Unit or Pre-Funded Unit, as applicable, should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Unit and Pre-Funded Unit and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units or Pre-Funded Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisor regarding the tax consequences of an investment in a Unit or Pre-Funded Unit (including alternative characterizations thereof). The balance of this discussion assumes that the characterization of the Units and Pre-Funded Units described above is respected for U.S. federal income tax purposes.

Income Tax Treatment of Pre-Funded Warrants

Although not entirely free from doubt, a Pre-Funded Warrant should be treated as Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants therefore should generally be taxed in the same manner as a holder of a share of our Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the shares of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the shares of Common Stock received upon exercise, increased by the exercise price of $0.001 per share. Each prospective investor is urged to consult its tax advisors regarding the tax risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to shares of our Common Stock, is generally intended also to pertain to Pre-Funded Warrants.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under “Dividend Information – Dividend Policy,” we do not currently expect to make distributions on our Common Stock. In the event that we do make distributions of cash or other property, distributions paid on Common Stock, other than certain pro rata distributions of Common Stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the Common Stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

A holder of a Pre-Funded Warrant should consult its tax advisor regarding the tax treatment of any distribution with respect to such Pre-Funded Warrant that is held in abeyance in connection with any applicable beneficial ownership cap.

Constructive Dividends on the Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Dividends on Common Stock.”

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Common Stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Common Stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Stock disposed of and the amount realized on the disposition (or, if the shares of Common Stock, Pre-Funded Warrants, Series C Warrants or Series D Warrants are held as part of Units or Pre-Funded Units, as applicable, at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the shares of Common Stock, Pre-Funded Warrants, Series C Warrants or Series D Warrants based upon the then fair market values of the shares of Common Stock or Pre-Funded Warrants, Series C Warrants and Series D Warrants included in the Units or Pre-Funded Units, as applicable). Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of Warrants

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a Warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Warrants disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. Holder’s tax basis in a share of Common Stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the Warrant and (2) the exercise price of the Warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the Warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the Warrant is more than one year. The deductibility of capital losses is subject to limitations.

FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of our securities issued pursuant to this offering. All prospective non-U.S. holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities. In general, a non-U.S. holder means a beneficial owner of our Common Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our securities as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Common Stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or former long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our securities.

Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our Common Stock in the foreseeable future. If we make distributions on our Common Stock or on the Warrants (as described above under “Constructive Dividends on Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock or the Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock or Warrants.” Any such distributions would be subject to the discussions below regarding back-up withholding and the Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN, IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Exercise or Expiration of Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except possibly to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in the Warrant. The amount paid to purchase our Common Stock and Warrants will be apportioned between them in proportion to the respective fair market values of the Common Stock and Warrants, and the apportioned amount will be the tax basis of the Common Stock and Warrants respectively. The fair market value of our Common Stock for this purpose will generally be its trading value immediately after issuance.

Gain on Sale, Exchange or Other Disposition of Our Common Stock or Warrants

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or the Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

●	we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Common Stock or the Warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to United States federal income tax if (A) in the case of our Common Stock, (a) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our Common Stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of the Warrants, either (a)(i) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) the Warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, Warrants with a fair market value greater than the fair market value of 5% of the shares of our Common Stock, determined as of the date that such Non-U.S. Holder acquired its Warrants, or (b)(i) the Warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the Warrants throughout the five-year period ending on the date of the sale or exchange. The Warrants are not expected to be regularly traded on an established securities market. If the foregoing exception does not apply, and we are a USRPHC, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with distributions on our Common Stock or constructive dividends on the Warrants, and the proceeds of a sale or other disposition of the Common Stock or the Warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of the Common Stock or the Warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the Common Stock or the Warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our Common Stock or the Warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock or the Warrants. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock or the Warrants, and the possible impact of these rules on the entities through which they hold our Common Stock or the Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, PRE-FUNDED WARRANTS AND WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

We have engaged Roth Capital Partners, LLC to act as our exclusive placement agent to solicit offers to purchase the Units (and/or Pre-Funded Units, if any) offered by this prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell the entire amount of such securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into securities purchase agreements directly with the investors who purchase such securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement that we intend to enter into with the placement agent (the “Placement Agency Agreement”) will provide that the placement agent’s obligations are subject to conditions contained in the Placement Agency Agreement.

We will deliver the applicable Securities being issued to the investors upon receipt of investor funds for the purchase of such securities offered pursuant to this prospectus. We expect to deliver such securities being offered pursuant to this prospectus on or about              , 2025.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee (i) equal to 6.5% of the aggregate cash proceeds to us from the sale of the Units (and/or Pre-Funded Units, if any) in the offering in the event such aggregate cash proceeds are less than or equal to $12 million, and (ii) equal to 10% of every dollar of the aggregate cash proceeds to us from the sale of the Units (and/or Pre-Funded Units, if any) in the offering above $12 million, in the event such aggregate cash proceeds exceed $12 million. Pursuant to the Placement Agency Agreement, we will agree to reimburse the placement agent for certain out-of-pocket expenses of the placement agent payable by us, in an aggregate amount not to exceed $75,000. The Placement Agency Agreement, however, will provide that in the event this offering is terminated, the placement agent will only be entitled to the reimbursement of out-of-pocket accountable expenses actually incurred in accordance with FINRA Rule 5110(f) and (g), as applicable.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Placement agent fees (2)	$	$	$
Proceeds, before fees and expenses, to us (1)	$	$	$

(1)	We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent’s fee, will be approximately $0.7 million, all of which are payable by us. This figure includes, among other things, the placement agent’s fees and expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel) up to $75,000.

(2)	Represents a cash fee (i) equal to 6.5% of the aggregate purchase price paid by investors in this offering in the event such aggregate purchase price paid by investors in this offering is less than or equal to $12 million; and (ii) equal to 10% of every dollar of the aggregate purchase price paid by investors in this offering above $12 million, in the event such aggregate purchase price paid by investors in this offering exceeds $12 million. We have also agreed to reimburse the placement agent for certain of its offering-related expenses.

Lock-Up Agreements

Each of our officers and directors have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Common Stock or other securities convertible into or exercisable or exchangeable for our Common Stock for a period of 60 days after this offering is completed without the prior written consent of the placement agent.

The placement agent may in its sole discretion and at any time without notice release some or all of the shares of Common Stock or other Company securities subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release such shares and securities from the lock-up agreements, the placement agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

In addition, pursuant to the securities purchase agreements that we will enter into with purchasers of Securities in connection with this offering, we will agree, subject to certain exceptions, not to (i) offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 90 days from the date on which Stockholder Approval is obtained and (ii) effect or enter into an agreement to effect any issuance by the Company of Common Stock or securities convertible into Common Stock for a period of (or a combination of units thereof) involving a Variable Rate Transaction (as such term is defined in such securities purchase agreements) for a period of six (6) months from the date on which Stockholder Approval is obtained.

Indemnification

We will agree to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price and Warrant Exercise Price

The actual offering prices of the Units and Pre-Funded Units that we are offering, and the exercise price of the Series C Warrants, Series D Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units that we are offering, were negotiated between us, the placement agent and the investors in the offering based on the trading of our shares of Common Stock prior to the offering, among other things. Other factors considered in determining the public offering prices of the Units and Pre-Funded Units that we are offering, as well as the exercise price of the Series C Warrants, Series D Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its respective affiliates have provided, and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the placement agent and its respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The placement agent and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

On August 2, 2024, we entered into a placement agency agreement with Roth Capital Partners, LLC (the “August 2024 Placement Agency Agreement”), pursuant to which Roth Capital Partners, LLC agreed to serve as the exclusive placement agent in connection with a best efforts public offering by the Company (the “August 2024 Offering”). As compensation for such placement agent services, the Company agreed to pay Roth Capital Partners, LLC an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the August 2024 Offering and agreed to reimburse Roth Capital Partners, LLC up to $75,000 for fees and expenses (including the legal fees, costs and expenses for the its legal counsel).

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our Common Stock, and the Warrant Agent for the Series C Warrants, Series D Warrants and Pre-Funded Warrants is Nevada Agency and Transfer Company, which is located at 50 West Liberty Street, Suite 880, Reno, NV 89501 and its telephone number is (775) 322-5623.

Listing

Our Common Stock is traded on Nasdaq under the symbol “LGMK”.

There is no established trading market for the Units, Pre-Funded Units, Series C Warrants, Series D Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Series C Warrants, Series D Warrants or the Pre-Funded Warrants on Nasdaq or any other national securities exchange or any other nationally recognized trading system.

Selling Restrictions

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters’ conflicts of interest in connection with this offering.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

The People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our Common Stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan &Worcester LLP, New York, New York. Certain legal matters in connection with this offering will be passed on for the placement agent by Pryor Cashman LLP, New York, New York.

EXPERTS

The financial statements of LogicMark, Inc. as of December 31, 2023 and December 31, 2022, and for each of the two years in the period ended December 31, 2023 appearing in this Registration Statement on Form S-1 have been audited by BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.logicmark.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase the Securities in this offering. All website addresses in this prospectus are intended to be inactive textual references only.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

LogicMark, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of LogicMark, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the periods ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the periods ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment

As discussed in Notes 4 and 5 to the financial statements, goodwill is reviewed annually in the fourth quarter or when the circumstances indicate that an impairment may have occurred. The Company first performs a qualitative assessment of goodwill impairment, which considers factors such as market conditions, performance compared to forecast, business outlook, and unusual events. If the qualitative assessment indicates a possible goodwill impairment, goodwill is then quantitatively tested for impairment. The Company may elect to bypass the qualitative assessment and proceed directly to the quantitative test. If a quantitative goodwill impairment test is required, the fair value is determined using a variety of assumptions including the consideration of the Company’s market capitalization, estimated future cash flows using applicable discount rates (income approach), comparisons to other similar companies (market approach), and an adjusted book value. As part of the annual evaluation of goodwill during 2023, the Company determined that it is more likely than not that the carrying value of goodwill exceeds its fair value using a combined market, income and adjusted book value-based approach. During the year ended December 31, 2023, the Company wrote down the carrying value of goodwill by $7.8 million.

The principal considerations for our determination that the evaluation of the Company’s impairment testing of goodwill is a critical audit matter are the significant amount of judgments made by management in estimating the fair value of the Company. These judgments include developing the assumptions used to estimate discounted future cash flows of the Company including revenue growth rates, operating margins, weighted average cost of capital, and future economic and market conditions which in turn led to significant auditor judgment, subjectivity, and effort in performing audit procedures and evaluating audit evidence relating to these factors.

The primary procedures we performed to address the critical audit matter included the following:

●	With the assistance of our fair value specialists, we evaluated the reasonableness of the valuation models, methodology, and significant assumptions used by the Company, specifically the weighted average cost of capital, growth rates, and market multiples including:

o	Testing the mathematical accuracy of the Company’s calculation of the weighted average cost of capital and market multiples.

o	Developing a range of independent estimates and comparing to the weighted average cost of capital and market multiples selected by management.

We evaluated management’s ability to accurately forecast future revenue and operating margin by comparing actual results to management’s historical forecasts. Do to the limited historical information for new product offerings, we evaluate the reasonableness of management’s revenue and operating margins by comparing the forecasts to (1) the limited operating results to date of such new products and (2) internal communications to management and the board of directors.

/s/ BPM LLP

We have served as the Company’s auditor since 2022.

Walnut Creek, California

April 16, 2024

LogicMark, Inc.

BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2022

	As of December 31,	As of December 31,
	2023	2022
Assets
Current Assets
Cash and cash equivalents	$6,398,164	$6,977,114
Restricted cash	-	59,988
Accounts receivable, net	13,647	402,595
Inventory	1,177,456	1,745,211
Prepaid expenses and other current assets	460,177	349,097
Total Current Assets	8,049,444	9,534,005

Property and equipment, net	203,333	255,578
Right-of-use assets, net	113,761	182,363
Product development costs, net of amortization of $68,801 and $15,029, respectively	1,269,021	646,644
Software development costs, net of amortization of $23,354 and $0, respectively	1,299,901	364,018
Goodwill	3,143,662	10,958,662
Other intangible assets, net of amortization of $5,666,509 and $4,904,713, respectively	2,938,058	3,699,854
Total Assets	$17,017,180	$25,641,124

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$901,624	$673,052
Accrued expenses	1,151,198	1,740,490
Total Current Liabilities	2,052,822	2,413,542
Other long-term liabilities	51,842	440,263
Total Liabilities	2,104,664	2,853,805

Commitments and Contingencies (Note 11)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 10 shares issued and outstanding as of December 31, 2023 and December 31, 2022	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 and 173,333 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively, aggregate liquidation preference of $319,000 as of December 31, 2023 and $520,000 as of December 31, 2022	319,000	520,000
Common stock, par value $0.0001 per share: 100,000,000 shares authorized; 2,150,412 and 480,447 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	216	48
Additional paid-in capital	112,946,891	106,070,253
Accumulated deficit	(100,160,891)	(85,610,282)

Total Stockholders’ Equity	13,105,216	20,980,019

Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$17,017,180	$25,641,124

The accompanying notes are an integral part of these financial statements.

LogicMark, Inc.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	For the Years Ended December 31,
	2023	2022
Revenues	$9,929,629	$11,916,482
Costs of goods sold	3,269,967	4,685,639
Gross Profit	6,659,662	7,230,843

Operating Expenses
Direct operating cost	1,142,596	1,455,450
Advertising cost	270,709	105,672
Selling and marketing	2,206,091	1,094,628
Research and development	982,684	1,241,265
General and administrative	8,478,947	9,037,794
Other expense	147,506	374,389
Goodwill impairment	7,815,000	-
Depreciation and amortization	944,596	828,137

Total Operating Expenses	21,988,129	14,137,335

Operating Loss	(15,328,467)	(6,906,492)

Other Income
Interest income	221,871	119,483
Other income	246,138	-
Total Other Income	468,009	119,483

Loss before Income Taxes	(14,860,458)	(6,787,009)
Income tax (benefit) expense	(309,849)	137,956
Net Loss	$(14,550,609)	$(6,924,965)
Preferred stock dividends	(300,000)	(328,456)
Deemed dividend	(930,122)	-
Net Loss Attributable to Common Stockholders	$(15,780,731)	$(7,253,421)

Net Loss Attributable to Common Stockholders Per Share - Basic and Diluted	$(11.66)	$(15.15)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	1,353,333	478,705

The accompanying notes are an integral part of these financial statements.

LogicMark, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2023	173,333	$520,000	480,447	$48	$106,070,253	$(85,610,282)	$20,980,019

Stock based compensation expense	-	-	-	-	1,563,558	-	1,563,558

Shares issued as stock based compensation	-	-	99,000	10	13,872	-	13,882

Sale of common stock and warrants pursuant to a registration statement on Form S-1	-	-	701,250	70	5,211,358	-	5,211,428

Fees incurred in connection with equity offerings	-	-	-	-	(1,026,607)	-	(1,026,607)

Fractional shares issued in the 1-for-20 stock split	-	-	40,228	4	(4)	-	-

Warrants exercised for common stock	-	-	795,876	80	1,165,076	-	1,165,156

Series F Preferred stock converted to common stock	(67,000)	(201,000)	27,089	3	200,997	-	-

Common stock issued to settle Series F Preferred stock dividends	-	-	6,522	1	48,388	-	48,389

Series C Preferred stock dividends	-	-	-	-	(300,000)	-	(300,000)

Net loss	-	-	-	-	-	(14,550,609)	(14,550,609)
Balance - December 31, 2023	106,333	$319,000	2,150,412	$216	$112,946,891	$(100,160,891)	$13,105,216

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2022	173,333	$520,000	458,152	$46	$104,725,986	$(78,656,861)	$26,589,171

Stock based compensation expense	-	-	-	-	1,509,232	-	1,509,232

Shares issued as stock based compensation	-	-	22,295	2	135,035	-	135,037

Series C Preferred stock dividends	-	-	-	-	(300,000)	-	(300,000)

Series F Preferred stock dividends	-	-	-	-	-	(28,456)	(28,456)

Net loss	-	-	-	-	-	(6,924,965)	(6,924,965)
Balance - December 31, 2022	173,333	$520,000	480,447	$48	$106,070,253	$(85,610,282)	$20,980,019

The accompanying notes are an integral part of these financial statements.

LogicMark, Inc.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	For the Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(14,550,609)	$(6,924,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	105,674	26,888
Stock based compensation	1,577,440	1,644,269
Amortization of intangible assets	761,796	776,793
Amortization of product development costs	53,771	15,029
Amortization of software development costs	23,354	-
Goodwill impairment	7,815,000	-
Deferred taxes (benefit) expense	(320,102)	124,468
Changes in operating assets and liabilities:
Accounts receivable	388,948	(303,846)
Inventory	567,755	(507,931)
Prepaid expenses and other current assets	(111,080)	500,093
Accounts payable	22,193	180,621
Accrued expenses	(649,620)	859,294
Net Cash Used in Operating Activities	(4,315,480)	(3,609,287)

Cash flows from Investing Activities
Purchase of equipment and website development	(53,429)	(282,466)
Product development costs	(562,610)	(661,673)
Software development costs	(757,396)	(364,018)
Net Cash Used in Investing Activities	(1,373,435)	(1,308,157)

Cash flows from Financing Activities
Proceeds from sale of common stock and warrants	5,211,428	-
Fees paid in connection with equity offerings	(1,026,607)	-
Warrants exercised for common stock	1,165,156	-
Series C redeemable preferred stock dividends	(300,000)	(300,000)
Net Cash Provided by (Used in) Financing Activities	5,049,977	(300,000)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(638,938)	(5,217,444)
Cash, Cash Equivalents and Restricted Cash - Beginning of Year	7,037,102	12,254,546
Cash, Cash Equivalents and Restricted Cash - End of Year	$6,398,164	$7,037,102

Supplemental Disclosures of Cash Flow Information:
Cash paid during the years for:
Taxes	$3,152	$-
Non-cash investing and financing activities:
Accrued preferred stock dividends	$-	$48,389
Conversion of Series F preferred stock to common stock	201,000	-
Common stock issued for to settle Series F preferred stock dividend	48,389	-
Product development costs included in accounts payable and accrued expenses	113,538	-
Software development costs included in accounts payable and accrued expenses	201,841	-
Website development included in accounts payable	-	18,494

The accompanying notes are an integral part of these financial statements.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND PRINCIPAL BUSINESS ACTIVITIES

LogicMark, Inc. (“LogicMark” or the “Company”) was incorporated in the State of Delaware on February 8, 2012 and was reincorporated in the State of Nevada on June 1, 2023. LogicMark operates its business in one segment and provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things technology that creates a connected care platform. The Company’s devices give people the ability to receive care at home and confidence to age independently. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly in the medical alert pendant and providing life-saving technology at a price point everyday consumers could afford. The PERS technologies are sold direct-to-consumer through the Company’s eCommerce platform, to retailers and distributors, and to the United States Veterans Health Administration (“VHA”).

NOTE 2 - LIQUIDITY AND MANAGEMENT PLANS

The Company generated an operating loss of $15.3 million and a net loss of $14.6 million for the year ended December 31, 2023. As of December 31, 2023, the Company had cash and cash equivalents of $6.4 million. As of December 31, 2023, the Company had working capital of $6.0 million compared to working capital as of December 31, 2022, of $7.1 million.

Given the Company’s cash position as of December 31, 2023, and its projected cash flow from operations, the Company believes that it will have sufficient capital to sustain operations for a period of one year following the date of this filing. The Company may also raise funds through equity or debt offerings to accelerate the execution of its long-term strategic plan to develop and commercialize its core products and to fulfill its product development efforts.

NOTE 3 - BASIS OF PRESENTATION

The financial statements are prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”). Certain prior year amounts have been reclassified for consistency with the current year’s presentation. These reclassifications had no effect on the reported results of operations.

On June 1, 2023 (“Effective Date”), LogicMark, Inc., a Delaware corporation (the “Predecessor”), merged with and into its wholly-owned subsidiary, LogicMark, Inc., a Nevada corporation (the “Reincorporation”), pursuant to an agreement and plan of merger, dated as of June 1, 2023 (the “Agreement”). At the Effective Date and pursuant to the Agreement, the Company succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor existing immediately prior to the Reincorporation.

Net loss per share and all share data for the year ended December 31, 2022 have been retroactively adjusted to reflect the 1-for-20 reverse stock split that occurred on April 21, 2023. See Note 8.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management evaluates these significant estimates and assumptions, including those related to the fair value of acquired assets and liabilities, stock-based compensation, income taxes, allowance for doubtful accounts, long-lived assets, and inventories, and other matters that affect the financial statements and disclosures. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid securities with an original maturity date of three months or less when purchased to be cash equivalents. Due to their short-term nature, cash equivalents are carried at cost, which approximates fair value. As of December 31, 2023, the Company had cash equivalents of $4.7 million and $6.6 million in cash equivalents as of December 31, 2022.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESTRICTED CASH

Restricted cash included amounts held as collateral for company credit cards. During the year ended December 31, 2023, the Company closed the company credit card. Restricted cash included in Cash, Cash Equivalents and Restricted Cash, as presented on the Statements of Cash Flows, amounted to $60 thousand as of December 31, 2022.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents balances in large well-established financial institutions located in the United States. At times, the Company’s cash balances may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits.

REVENUE RECOGNITION

The Company’s revenues consist of product sales to either end customers, to distributors or direct bulk sales to the VHA. The Company’s revenues are derived from contracts with customers, which are in most cases customer purchase orders. For each contract, the promise to transfer the title of the products, each of which is individually distinct, is considered to be the identified performance obligation. As part of the consideration promised in each contract, the Company evaluates the customer’s credit risk. Our contracts do not have any financing components, as payments are mostly prepaid, or in limited cases, due Net 30 days after the invoice date. The majority of prepaid contracts are with the VHA, which consists of the majority of the Company’s revenues. The Company’s products are almost always sold at fixed prices. In determining the transaction price, we evaluate whether the price is subject to any refunds, due to product returns or adjustments due to volume discounts, rebates, or price concessions to determine the net consideration we expect to be entitled to. The Company’s sales are recognized at a point-in-time under the core principle of recognizing revenue when title transfers to the customer, which generally occurs when the Company ships or delivers the product from its fulfillment center to our customers, when our customer accepts and has legal title of the goods, and the Company has a present right to payment for such goods. Based on the respective contract terms, most of our contract revenues are recognized either (i) upon shipment based on free on board (“FOB”) shipping point, or (ii) when the product arrives at its destination.

During the year ended December 31, 2023, the Company released new offerings by leasing hardware coupled with monthly subscription services. We account for the revenue from its lease contracts by utilizing the single component accounting policy. This policy requires the Company to account for, by class of underlying asset, the lease component and nonlease component(s) associated with each lease as a single component if two criteria are met: (1) the timing and pattern of the lease component and the nonlease component are the same and (2) the lease component would be classified as an operating lease, if accounted for separately. The Company has determined that its leased hardware meets the criteria to be operating leases and has the same timing and pattern of transfer as its monthly subscription services. The Company has elected the lessor practical expedient within ASC 842, Leases (“ASC 842”) and recognizes, measures, presents, and discloses the revenue for the new offering based upon the predominant component, either the lease or nonlease component. The Company recognizes revenue under ASC 606, Revenue Recognition from Contracts with Customers (“ASC 606”) for its leased product for which it has estimated that the nonlease components of the new offering is the predominant component of the contract. For the year ended December 31, 2023, the Company’s sales recognized over time were immaterial. For the year ended December 31, 2022, none of the Company’s sales were recognized over time.

SALES TO DISTRIBUTORS AND RESELLERS

The Company maintains a reserve for unprocessed and estimated future price adjustments claims and returns as a refund liability. The reserve is recorded as a reduction to revenue in the same period that the related revenue is recorded and is calculated based on an analysis of historical claims and returns over a period of time to appropriately account for current pricing and business trends. Similarly, sales returns and allowances are recorded based on historical return rates, as a reduction to revenue with a corresponding reduction to cost of goods sold for the estimated cost of inventory that is expected to be returned. These reserves were not material as of December 31, 2023, and 2022.

SHIPPING AND HANDLING

Amounts billed to customers for shipping and handling are included in revenues. The related freight charges incurred by the Company are included in cost of goods sold and were $0.3 million and $0.6 million, respectively, for the years ended December 31, 2023, and 2022.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTS RECEIVABLE - NET

For the years ended December 31, 2023, and 2022, the Company’s revenues were primarily the result of shipments to VHA hospitals and clinics, which are made in most cases on a prepaid basis. The Company also sells its products to distributors and resellers, typically providing customers with modest trade credit terms. Sales made to distributors and resellers are done with limited rights of return and are subject to the normal warranties offered to the ultimate consumer for product defects.

Accounts receivable is stated at net realizable value. The Company regularly reviews accounts receivable balances and adjusts the accounts receivable allowance for credit losses, as necessary whenever events or circumstances indicate the carrying value may not be recoverable. As of December 31, 2023, and 2022, the allowance for credit losses was immaterial.

INVENTORY

The Company measures inventory at the lower of cost or net realizable value, defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Cost is determined using the first-in, first-out method.

The Company performs regular reviews of inventory quantities on hand and evaluates the realizable value of its inventories. The Company adjusts the carrying value of the inventory as necessary for excess, obsolete, and slow-moving inventory by comparing the individual inventory parts to forecasted product demand or production requirements. As of December 31, 2023, inventory was comprised of $1.2 million in finished goods on hand. As of December 31, 2022, inventory consisted of $0.6. million and $1.2 million in finished goods on hand and inventory in-transit from vendors, respectively.

The Company is required to partially prepay for inventory with certain vendors. As of December 31, 2023, and 2022, $0.3 million and $10 thousand, respectively, of prepayments made for inventory are included in prepaid expenses and other current assets on the balance sheet.

LONG-LIVED ASSETS

Long-lived assets, such as property and equipment, and other intangible assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. When indicators exist, the Company tests for the impairment of the definite-lived assets based on the undiscounted future cash flow the assets are expected to generate over their remaining useful lives, compared to the carrying value of the assets. If the carrying amount of the assets is determined not to be recoverable, a write-down to fair value is recorded. Management estimates future cash flows using assumptions about expected future operating performance. Management’s estimates of future cash flows may differ from actual cash flow due to, among other things, technological changes, economic conditions, or changes to the Company’s business operations.

PROPERTY AND EQUIPMENT

Property and equipment consisting of equipment, furniture, fixtures, website and tooling is stated at cost. The costs of additions and improvements are generally capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful life of the respective asset as follows:

Equipment	5 years
Furniture and fixtures	3 to 5 years
Website and other	3 years

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL

Goodwill is reviewed annually in the fourth quarter, or when circumstances indicate that an impairment may have occurred. The Company first performs a qualitative assessment of goodwill impairment, which considers factors such as market conditions, performance compared to forecast, business outlook and unusual events. If the qualitative assessment indicates a possible goodwill impairment, goodwill is then quantitatively tested for impairment. The Company may elect to bypass the qualitative assessment and proceed directly to the quantitative test. If a quantitative goodwill impairment test is required, the fair value is determined using a variety of assumptions including estimated future cash flows using applicable discount rates (income approach), comparisons to other similar companies (market approach), and an adjusted balance sheet approach.

As part of the annual evaluation of goodwill in 2023, the Company determined that it is more likely than not that the carrying value of goodwill exceeded its fair value, and therefore an impairment write-down was required. During the year ended December 31, 2023, the Company wrote down the carrying value of goodwill by $7.8 million. See Note 5.

OTHER INTANGIBLE ASSETS

The Company’s intangible assets are related to the acquisition of LogicMark, LLC in 2016, the former subsidiary that was merged with and into the Company and are included in other intangible assets in the Company’s balance sheet as of December 31, 2023, and 2022.

As of December 31, 2023, the other intangible assets are comprised of patents of $1.3 million; trademarks of $0.8 million; and customer relationships of $0.8 million. As of December 31, 2022, the other intangible assets are comprised of patents of $1.7 million; trademarks of $0.9 million; and customer relationships of $1.2 million. The Company amortizes these intangible assets using the straight-line method over their estimated useful lives which for the patents, trademarks and customer relationships are 11 years, 20 years, and 10 years, respectively. During the years ended December 31, 2023, and 2022, the Company had an amortization expense of $0.8 million for both years.

Amortization expense estimated for fiscal years 2024 and 2025 is expected to be approximately $0.8 million per year, $0.6 million for fiscal year 2026, $0.3 million for fiscal year 2027, $63 thousand for fiscal year 2028 and approximately $0.5 million thereafter.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company will classify as income tax expense any interest and penalties. The Company has no material uncertain tax positions for any of the reporting periods presented. Generally, the tax authorities may examine tax returns for three years from the date of filing. The Company has filed all its tax returns for all prior periods through December 31, 2022.

STOCK BASED COMPENSATION

The Company accounts for stock based awards exchanged for employee services at the estimated grant date fair value of the award. The Company accounts for equity instruments issued to non-employees at their fair value on the measurement date. The measurement of stock based compensation is subject to periodic adjustment as the underlying equity instrument vests or becomes non-forfeitable. Stock based compensation charges are amortized over the vesting period or as earned. Stock based compensation is recorded in the same component of operating expenses as if it were paid in cash.

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE

Basic net loss attributable to common stockholders per share (“Basic net loss per share”) was computed using the weighted average number of common shares outstanding. Diluted net loss applicable to common stockholders per share (“Diluted net loss per share”) includes the effect of diluted common stock equivalents. Potentially dilutive securities from the exercise of stock options to purchase 59,228 shares of common stock and warrants to purchase 9,531,242 shares of common stock as of December 31, 2023, were excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive. Potentially dilutive securities from the exercise of stock options to purchase 26,250 shares of common stock and warrants to purchase 214,769 shares of common stock as of December 31, 2022, were excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive. Net loss attributable to Common Stockholders per share as of December 31, 2023, was impacted by the payment of dividends for Series C Redeemable Preferred Stock of $0.3 million and a deemed dividend of $0.9 million resulting from the modification of certain warrant terms. Net loss attributable to Common Stockholders per share as of December 31, 2022 was impacted by the payment of dividends for Series C Redeemable Preferred Stock of $0.3 million. Refer to Note 8.

RESEARCH AND DEVELOPMENT AND PRODUCT AND SOFTWARE DEVELOPMENT COSTS

Research and development costs are expenditures on new market development and related engineering costs. In addition to internal resources, the Company utilizes functional consulting resources, third-party software, and hardware development firms. The Company expenses all research and development costs as incurred until technological feasibility has been established for the product. Once technological feasibility is established, development costs including software and hardware design are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. For the year ended December 31, 2023, the Company capitalized $0.7 million of such product development costs and $1.0 million of such software development costs. For the year ended December 31, 2022, the Company capitalized $0.7 million and $0.4 million of such product and software development costs, respectively. Amortization of these costs is on a straight-line basis over three years and amounted to approximately $53.8 thousand and $23.4 thousand for product development and software development, respectively, for the year ended December 31, 2023. Amortization for the year ended December 31, 2022 was $15 thousand for product development costs. Cumulatively, as of December 31, 2023 and 2022, approximately $1.0 million and $0.3 million, respectively, of capitalized product and software development costs arose from expenditures to a company considered to be a related party since it is controlled by the Company’s Vice-President of Engineering. As of December 31, 2023, a total of $0.3 million of expenditures to the Company considered to be a related party were included in accounts payable and accrued expenses.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires the measurement and recognition of expected credit losses for financial assets held based on historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The new standard also requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, including trade receivables. ASU 2016-13 was effective for SEC filers qualifying as small reporting companies, for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Effective January 1, 2023, the Company adopted ASU 2016-13, which resulted in no effects on the Company’s financial position, results of operations, or cash flows.

NOTE 5 - GOODWILL IMPAIRMENT

The Company’s goodwill relates entirely to the acquisition of LogicMark, LLC in 2016, the former subsidiary that was merged with and into the Company. As of December 31, 2023, the Company completed an impairment test of goodwill. The fair value was determined by using a market-based approach (weighted 70%), an income approach (weighted 20%) and adjusted book value method (weighted 10%), as this combination was deemed to be the most indicative of the Company’s fair value. The Company also included the current market value of the Company’s equity in the overall analysis. Under the market-based approach, the Company utilized information regarding the Company, the Company’s industry as well as publicly available industry information to determine earnings multiples and sales multiples that are used to value the Company. Under the income approach, the Company determined fair value based on estimated future cash flows of the Company, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk and the rate of return an outside investor would expect to earn, which are unobservable Level 3 inputs. The discounted estimates of future cash flows include significant management assumptions such as revenue growth rates, operating margins, weighted average cost of capital, and future economic and market conditions. The Company further compared the estimated fair value to the Company’s market capitalization. As of December 31, 2023, the Company concluded that the carrying value of its goodwill was partially impaired and recorded an impairment charge of $7.8 million.

As of December 31, 2022, the Company determined that there were no indicators present to suggest that it was more likely than not that the fair value of goodwill was less than the carrying amount.

NOTE 6 - ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,	December 31,
	2023	2022
Salaries, payroll taxes and vacation	$167,930	$114,030
Merchant card fees	14,983	15,062
Professional fees	83,532	25,000
Management incentives	503,800	519,800
Lease liability	68,321	69,402
Development costs	109,000	-
Dividends – Series C and F Preferred Stock	-	48,389
Inventory in transit	-	812,970
Other	203,632	135,837
Totals	$1,151,198	$1,740,490

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 - FAIR VALUE MEASUREMENTS

The fair value of financial instruments is defined as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants. The degree of judgment used in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value. Conversely, financial assets and liabilities that are rarely traded or not quoted have less price observability and are generally measured at fair value using valuation models that require more judgment. These valuation techniques involve some level of management estimation and judgment, the degree to which depends on the price transparency of the asset, liability or market and the nature of the asset or liability. The Company has categorized its financial assets and liabilities measured at fair value into a three-level hierarchy.

Valuation Hierarchy

ASC 820, Fair Value Measurements and Disclosures, establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

●	Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

The classification of a financial asset or liability within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and accounts payable approximate their fair values due to their short maturities. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The Company’s cash equivalents as of December 31, 2023 and 2022 were held in money market funds and are measured utilizing Level 1 valuation inputs.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY

November 2023 Warrant Inducement Transactions

On November 21, 2023, the Company entered into each of the 2021 Inducement Agreements and the 2023 Inducement Agreements (together, the “Inducement Agreements”) with certain of its warrant holders, pursuant to which the Company induced such warrant holders to exercise for cash their common stock purchase warrants issued pursuant to firm commitment public offerings by the Company that closed on September 15, 2021 (the “Existing September 2021 Warrants”) and January 25, 2023 (the “Existing January 2023 Warrants” and together with the Existing September 2021 Warrants, the “Existing Warrants”) to purchase up to approximately 909,059 shares of Common Stock, at a lower exercise price of (x) $2.00 per share for the Existing September 2021 Warrants and (y) $2.00 per one and one-half share for the Existing January 2023 Warrants, during the period from the date of the Inducement Agreements until December 20, 2023 (the “Inducement Deadline”). In consideration for the warrant holders’ agreement to exercise the Existing Warrants in accordance with the Inducement Agreements, the Company agreed to issue such warrant holders the Warrants as follows: (A) Series A Common Stock purchase warrants (the “Series A Warrants”) to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing September 2021 Warrants (up to 80,732 shares) (the “Series A Warrant Shares”), at an exercise price of $2.00 per Series A Warrant Share; and (B) Series B Common Stock purchase warrants (the “Series B Warrants”) to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing January 2023 Warrants (up to 1,382,058 shares) (the “Series B Warrant Shares”), at an exercise price of $2.00 per one and one-half Series B Warrant Share. Of the Series A Warrants, 50% are immediately exercisable and expire on the Termination Date (as defined in the Existing September 2021 Warrants) and 50% are exercisable at any time on or after the Stockholder Approval Date (as defined in the Inducement Agreements), and have a term of exercise of five and a half years from the date of the initial closing of the transactions contemplated by the Inducement Agreements. Of the Series B Warrants, 50% are immediately exercisable and expire on the Termination Date (as defined in the Existing January 2023 Warrants) and 50% are exercisable at any time on or after the Stockholder Approval Date, and have a term of exercise of five years and a half years from the date of the initial closing of the transactions contemplated by the Inducement Agreements. The Company used the proceeds from the exercise of the Existing Warrants for working capital purposes and other general corporate purposes.

The Company determined that the decrease in exercise price of the Existing Warrants discussed above resulted in a deemed dividend. The Company determined the deemed dividend was the difference between the fair value of the Existing Warrants immediately prior to the modification of terms and the fair value of the new Series A and Series B Warrants at the time of the modification. The difference between the fair value of the warrants immediately prior to modification of terms and immediately after the modification was calculated as $0.9 million, using a Black Scholes model. This deemed dividend has been added to the net loss to arrive at net loss attributable to common stockholders on the statements of operations.

Reincorporation

On the Effective Date, the Predecessor merged with and into its wholly-owned subsidiary pursuant to the Agreement. At the Effective Date and pursuant to the Agreement, the Company succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor existing immediately prior to the Reincorporation.

At the Effective Time, pursuant to the Agreement, (i) each outstanding share of the Predecessor’s common stock, par value $0.0001 per share (the “Predecessor Common Stock”), automatically converted into one share of common stock, par value $0.0001 per share, of the Company (“Registrant Common Stock”), (ii) each outstanding share of the Predecessor Series C preferred stock automatically converted into one share of Series C Non-Convertible Voting Preferred Stock, par value $0.0001 per share, of the Company, (iii) each outstanding share of the Predecessor Series F preferred stock automatically converted into one share of Series F Convertible Preferred Stock, par value $0.0001 per share, of the Company, and (iv) each outstanding option, right or warrant to acquire shares of Predecessor Common Stock converted into an option, right or warrant, as applicable, to acquire an equal number of shares of Registrant Common Stock under the same terms and conditions as the original options, rights or warrants, as applicable. In addition, by operation of law, the Company assumed all of the Predecessor’s obligations under its equity incentive plans. The shares of Predecessor Common Stock remaining available for awards under such plans were automatically adjusted upon the Reincorporation into an identical number of shares of Registrant Common Stock, and all awards previously granted under such plans that were outstanding as of the Effective Time were automatically adjusted into awards for the identical number of shares of Registrant Common Stock, without any other change to the form, terms or conditions of such awards.

April 2023 Reverse stock split

On April 21, 2023, the Company effected a 1-for-20 reverse split of its outstanding common stock and Series C Redeemable Preferred Stock. As a result of the reverse splits, each 20 pre-split shares of common stock outstanding and each 20 pre-split shares of Series C Redeemable Preferred Stock outstanding were automatically exchanged for one new share of each without any action on the part of the holders. The number of outstanding shares of common stock was reduced from approximately 24,406,155 shares to approximately 1,220,308 shares, and the number of outstanding shares of Series C Redeemable Preferred Stock was reduced from 200 shares to 10 shares. 40,228 shares of Common Stock were issued as a result of the treatment of fractional shares in connection with this reverse stock split, which rounded up outstanding post-split shares to the nearest whole number. The reverse stock split did not affect the total number of shares of capital stock, including Series C Redeemable Preferred Stock, that the Company is authorized to issue.

Net loss per share and all share data as of and for the year ended December 31, 2022 have been retroactively adjusted to reflect the reverse stock splits in accordance with ASC 260-10-55-12, “Restatement of EPS Data”.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY (CONTINUED)

January 2023 Offering

On January 25, 2023, the Company closed a firm commitment registered public offering (the “January Offering”) pursuant to which the Company issued (i) 529,250 shares of Common Stock and 10,585,000 common stock purchase warrants (exercisable for 793,875 shares of Common Stock at a purchase price of $2.52 per share), subject to certain adjustments and (ii) 3,440,000 pre-funded common stock purchase warrants that were exercised for 172,000 shares of Common Stock at a purchase price of $0.02 per share, subject to certain adjustments and 3,440,000 warrants to purchase up to an aggregate of 258,000 shares of Common Stock at a purchase price of $2.52 per share and (iii) 815,198 additional warrants to purchase up to 61,140 shares of Common Stock at a purchase price of $2.52 per share, which additional warrants were issued upon the partial exercise by the underwriters of their over-allotment option, pursuant to an underwriting agreement, dated as of January 23, 2023 between the Company and Maxim Group LLC, as representative of the underwriters. The January Offering resulted in gross proceeds to the Company of approximately $5.2 million, before deducting underwriting discounts and commissions of 7% of the gross proceeds (3.5% of the gross proceeds in the case of certain identified investors) and estimated January Offering expenses. Due to the Company effecting the reverse stock split on April 21, 2023, the exercise prices and shares issuable upon exercise of such warrants and pre-funded warrants have been retroactively reported in accordance with ASC 260-10-55-12, “Restatement of EPS Data”, and to reflect the adjustment to the number of shares underlying such warrants and pre-funded warrants and the exercise price of such warrants in accordance with the terms thereof.

Series C Redeemable Preferred Stock

In May 2017, the Company authorized Series C Redeemable Preferred Stock. Holders of Series C Preferred Stock are entitled to receive dividends of 15% per year, payable in cash. For each of the years ended December 31, 2023 and 2022, the Company recorded Series C Redeemable Preferred Stock dividends of $0.3 million.

The Series C Redeemable Preferred Stock may be redeemed by the Company at the Company’s option in cash at any time, in whole or in part, upon payment of the stated value of the Series C Redeemable Preferred Stock and unpaid dividends. If a “fundamental change” occurs, the Series C Redeemable Preferred Stock shall be immediately redeemed in cash equal to the stated value of the Series C Redeemable Preferred Stock, and unpaid dividends. A fundamental change includes but is not limited to any change in the ownership of at least fifty percent of the voting stock; liquidation or dissolution; or the common stock ceases to be listed on the market upon which it currently trades.

The holders of the Series C Redeemable Preferred Stock are entitled to vote on any matter submitted to the stockholders of the Company for a vote. One share of Series C Redeemable Preferred Stock carries the same voting rights as one share of common stock.

A redeemable equity security is to be classified as temporary equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Upon the determination that such events are probable, the equity security would be classified as a liability. Given the Series C Redeemable Preferred Stock contains a fundamental change provision, the security is considered conditionally redeemable. Therefore, the Company has classified the Series C Redeemable Preferred Stock as temporary equity in the balance sheets as of December 31, 2023 and 2022 until such time that events occur that indicate otherwise.

Warrants

The following table summarizes the Company’s warrants outstanding and exercisable as of December 31, 2023 and 2022:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Aggregate Intrinsic Value
Outstanding and Exercisable at December 31, 2022	4,295,380	$120.39	3.60	$-
Outstanding and Exercisable at January 1, 2023	4,295,380	$120.39	3.60	$-
Issued - January 2023 Offering	14,840,198	2.52	4.07	-
Issued prefunded warrants	3,440,000	0.00	-	-
Issued - November 2023 Warrant Inducement	1,462,790	2.00	4.70
Exercise of prefunded warrants	(3,440,000)	0.00	-	-
Exercise of warrants - January 2023 Offering	(859,770)	2.52	-	-
Exercise of warrants - November 2023 Warrant Inducement	(10,021,040)	2.00	-
Expiration of warrants	(186,316)	459.49	-	-
Outstanding and Exercisable at December 31, 2023	9,531,242	$39.44	3.72	$-

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 9 - STOCK INCENTIVE PLANS

2023 Stock Incentive Plan

On March 7, 2023, the Company’s stockholders approved the 2023 Stock Incentive Plan (“2023 Plan”). The aggregate maximum number of shares of common stock that may be issued under the 2023 Plan is 68,723 shares for fiscal 2023; thereafter, the maximum number is limited to 15% of the outstanding shares of common stock, calculated on the first business day of each fiscal quarter. As of December 31, 2023, the maximum number of shares of common stock that may be issued under the 2023 Plan is 212,853. Under the 2023 Plan, options which are forfeited or terminated, settled in cash in lieu of shares of common stock, or settled in a manner such that shares are not issued, will again immediately become available to be issued. If shares of common stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares of common stock will be treated as shares that have been issued under the 2023 Plan and will not again be available for issuance.

During the year ended December 31, 2023, the Company issued 2,000 stock options vesting over a period of four years to employees with an exercise price of $3.03 per share and 3,125 stock options vesting over a period of four years to employees with an exercise price of $2.92 per share. In addition, 9,900 fully vested stock options were granted to three non-employee Board directors at an exercise price of $3.03 per share and 10,275 fully vested stock options were granted to three non-employee Board directors at an exercise price of $2.92 per share. The aggregate fair value of the shares issued to the directors was $46 thousand. As of December 31, 2023, the unrecognized compensation cost related to non-vested stock options was $7 thousand.

During the year ended December 31, 2023, 1,750 of the Company’s stock options were forfeited by participants under the 2023 Plan.

2017 Stock Incentive Plan

On August 24, 2017, the Company’s stockholders approved the 2017 Stock Incentive Plan (“2017 SIP”). The aggregate maximum number of shares of common stock that may be issued under the 2017 SIP is limited to 10% of the outstanding shares of common stock, calculated on the first business day of each fiscal year. Under the 2017 SIP, options which are forfeited or terminated, settled in cash in lieu of shares of common stock, or settled in a manner such that shares are not issued, will again immediately become available to be issued. If shares of common stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares of common stock will be treated as shares that have been issued under the 2017 SIP and will not again be available for issuance. On March 7, 2023, the Company’s 2017 SIP was terminated upon the approval of the 2023 Plan at the Company’s special meeting of stockholders.

During the year ended December 31, 2023, the Company issued 3,125 stock options vesting over four years to employees with an exercise price of $3.80 per share and a total aggregate fair value of $11 thousand. In addition, 10,528 fully vested stock options were granted to four non-employee Board directors at an exercise price of $3.80 per share. The aggregate fair value of the shares issued to the directors was $35 thousand. As of December 31, 2023, the unrecognized compensation cost related to non-vested stock options was $42 thousand.

During the year ended December 31, 2023, 750 of the Company’s stock options were forfeited by participants under the 2017 SIP.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 9 - STOCK INCENTIVE PLANS (CONTINUED)

During the year ended December 31, 2022, the Company issued 21,517 shares of common stock vesting over periods ranging from 30 to 48 months with an aggregate fair value of $1,331,870 to certain employees as inducement and incentive grants. During the year ended December 31, 2022, the Company also issued 778 shares of common stock that fully vested on September 30, 2022, with an aggregate fair value of $17,582 to certain non-employees in lieu of cash payment for services

During the year ended December 31, 2022, a total of 1,106 stock options were granted to two Advisory Board members at strike prices ranging from $36.00 to $36.40 vesting over periods up to one year and a total aggregate fair value of $34,203. The Company issued 2,375 stock options (1,250 of which were forfeited) vesting over four years to employees with an exercise price of $21.80 and 545 stock options with 100% cliff vesting in one year to non-employees with a strike price of $21.80 and a total aggregate fair value of $54,233. In addition, 2,294 fully vested stock options were granted to five non-employee Board directors at an exercise price of $21.80. The aggregate fair value of the shares issued to the directors was $72,815. The Company issued 1,625 stock options (1,000 of which were forfeited) vesting over four years to employees with an exercise price of $15.20 for a total aggregate fair value of $25,462. In addition, 2,642 fully vested stock options were granted to four non-employee Board directors at an exercise price of $15.20. The aggregate fair value of the shares issued to the directors was $40,023.

2013 Long-Term Stock Incentive Plan

On January 4, 2013, the Company’s stockholders approved the Company’s Long-Term Stock Incentive Plan (“2013 LTIP”). The maximum number of shares of common stock that may be issued under the 2013 LTIP, including stock awards, stock issued to the Company’s Board, and stock appreciation rights, is limited to 10% of the common shares outstanding on the first business day of any fiscal year. The Company’s 2013 LTIP expired in accordance with its terms on January 3, 2023.

During the year ended December 31, 2023, the Company did not issue stock options under the 2013 LTIP. During the year ended December 31, 2023, the Company had 1,250 stock options forfeited under the 2013 LTIP. As of December 31, 2023, the unrecognized compensation cost related to non-vested stock options was $0.3 million.

During the year ended December 31, 2022, the Company issued 11,875 stock options (4,000 of which were forfeited) vesting over four years to employees with an exercise price of $67.20 and an option for 625 shares to a non-employee with a strike price of $44.00 and a total aggregate fair value of $743,310. In addition, 1,364 fully vested stock options were granted to six non-employee Board directors at an exercise price of $44.00. The aggregate fair value of the shares issued to the directors was $51,187.

Stock-based Compensation Expense

Total stock-based compensation expense during 2023 and 2022 pertaining to awards under the 2023 Plan, 2017 SIP and 2013 LTIP amounted to $1.6 million for both periods.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES

For financial reporting purposes, income before income taxes includes the following components:

	Year Ended December 31,
	2023	2022
Loss before income taxes:
United States	$(14,860,458)	$(6,787,009)
Foreign	-	-
Loss before income taxes:	$(14,860,458)	$(6,787,009)

The expense for income taxes consists of:

	Year Ended December 31,
	2023	2022
Current income tax provision
Federal	$-	$-
State	10,253	13,859
Foreign	-	-
	10,253	13,859
Deferred income tax
Federal	(106,387)	36,527
State	(213,715)	87,570
Foreign	-	-
	(320,102)	124,097

Total income tax (benefit) provision	$(309,849)	$137,956

Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate is as follows:

	Year Ended December 31,
	2023	2022
Provision at Federal statutory rate	21.00%	21.00%
State income taxes	1.07%	(1.22)%
Other permanent tax adjustments	(0.37)%	(0.59)%
Change in valuation allowance	(18.93)%	(16.74)%
Shortfalls on Stock Based Compensation	(0.68)%	(4.49)%
Prior period adjustments	0.00%	0.02%
Benefit (provision) for income taxes	2.09%	(2.02)%

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of all of the deferred tax assets and has therefore established a full valuation allowance. The valuation allowance increased by $3.5 million for the year ended December 31, 2023, compared to the increase of $3.1 million for the year ended December 31, 2022.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES (CONTINUED)

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforward	$15,302,761	$13,716,239
Tax credits	205,028	205,028
Lease liabilities	33,397	54,558
Accruals and reserves	168,603	173,247
Capital loss carryforwards	2,678,907	2,678,907
Capitalized research costs	383,233	587,202
Taxable goodwill	1,140,134	-
Intangible assets	523,899	508,057
Stock compensation	397,275	179,105
Federal effect of state taxes	-	44,880
Fixed assets	17,451	-
Other	849	4,533
Total deferred tax assets before valuation allowance:	20,851,537	18,151,756
Valuation allowance	(20,819,919)	(17,343,925)
Deferred tax assets, net of valuation allowance	31,618	807,831

Deferred tax liabilities:
Right-of-use assets	(31,618)	(52,485)
Taxable goodwill	-	(790,527)
Fixed assets	-	(284,921)
Total deferred tax liabilities	(31,618)	(1,127,933)

Net deferred tax liability	$-	$(320,102)

The net deferred tax liability as of December 31, 2022 principally relates to our goodwill deferred tax liability, which has an indefinite reversal pattern. This deferred tax liability only partially serves as source of income for the realization of deferred tax assets with an indefinite loss carryforward period. As of December 31, 2023, the deferred tax liability was reduced to zero as a result of the write-off of the goodwill balance.

As of December 31, 2023, the Company had US federal and state net operating loss (“NOLs”) carryovers of $59.0 million and $64.7 million respectively. Federal and state NOLs generated through December 31, 2017 are available to offset future taxable income, which expire beginning in 2032. Federal NOLs generated for years starting after December 31, 2017 are available to offset future taxable income indefinitely. State NOLs generated for years starting after December 31, 2017 that are available to offset future taxable income indefinitely vary by state. The Company has Federal Capital loss carryovers of $11.8 million at December 31, 2023, which expire in 2024. The Company also has state Capital loss carryovers of $0.2 million at December 31, 2023, which begin to expire in 2024, and have no carryback period. In addition, the Company had tax credit carryforwards of $0.2 million at December 31, 2023, that will be available to reduce future tax liabilities. The tax credit carryforwards will begin to expire beginning in 2032.

In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change of control. The Company has not determined whether a change of control has occurred as of December 31, 2023 with respect to the LogicMark NOLs and therefore no limitation under Section 382 has been computed. Management will review for such limitations before any of the LogicMark NOLs are utilized against future taxable income.

The Company has no material uncertain tax positions for any of the reporting periods presented. No interest or penalty expense was recorded during the year or has been accrued as of December 31, 2023 or 2022. The Company does not expect any material changes to any uncertain tax positions in the next twelve months. The Company has filed all of its tax returns for all prior periods through December 31, 2022, and intends to timely file the income tax returns for the period ending December 31, 2023.

The Company is subject to taxation in the United States and various states. As of December 31, 2023, the Company is not under examination by any taxing authority, however, all of the Company’s U.S. and state income tax returns remain open to examination.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 - COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of our business. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of our subsidiaries, threatened against or affecting our company, or any of our subsidiaries in which an adverse decision could have a material adverse effect upon our business, operating results, or financial condition.

COMMITMENTS

The Company leases warehouse space and equipment, in the U.S., which is classified as operating leases expiring at various dates. The Company determines if an arrangement qualifies as a lease at the lease inception. Operating lease liabilities are recorded based on the present value of the future lease payments over the lease term, assessed as of the commencement date. The Company’s real estate lease is for a fulfillment center, with a lease term of 5 years expiring in August 2025. The Company has elected to account for the lease and non-lease components (insurance and property taxes) as a single lease component for its real estate leases. Lease payments, which includes lease components and non-lease components, are included in the measurement of the Company’s lease liabilities to the extent that such payments are either fixed amounts or variable amounts based on a rate or index (fixed in substance) as stipulated in the lease contract. Any actual costs in excess of such amounts are expensed as incurred as variable lease cost.

The Company’s lease agreements generally do not specify an implicit borrowing rate, and as such, the Company uses its incremental borrowing rate to calculate the present value of the future lease payments. The discount rate represents a risk-adjusted rate on a secured basis and is the rate at which the Company would borrow funds to satisfy the scheduled lease liability payment streams. The Company entered into a new five-year lease agreement in June 2020 for new warehouse space located in Louisville, Kentucky. The Right of Use (ROU) asset value added as a result of this new lease agreement was $0.3 million. The Company’s ROU asset and lease liability accounts reflect the inclusion of this lease in the Company’s balance sheet as of December 31, 2023. The current monthly rent of $6.6 thousand increased from the commencement amount of $6.4 thousand in September 2023 in accordance with the 3% annual increase.

The Company’s lease agreements include options for the Company to either renew or early terminate the lease. Renewal options are reviewed at lease commencement to determine if such options are reasonably certain of being exercised, which could impact the lease term. When determining if a renewal option is reasonably certain of being exercised, the Company considers several factors, including significance of leasehold improvements on the property, whether the asset is difficult to replace, or specific characteristics unique to the lease that would make it reasonably certain that the Company would exercise the option. In most cases, the Company has concluded that renewal and early termination options are not reasonably certain of being exercised by the Company and thus not included in the Company’s ROU asset and lease liability.

LogicMark, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

For the year ended December 31, 2023, total operating lease cost was $78.5 thousand and is recorded in direct operating costs. Operating lease cost is recognized on a straight-line basis over the lease term. The following summarizes (i) the future minimum undiscounted lease payments under the non-cancelable lease for each of the next three years and thereafter, incorporating the practical expedient to account for lease and non-lease components as a single lease component for our existing real estate lease, (ii) a reconciliation of the undiscounted lease payments to the present value of the lease liabilities, and (iii) the lease-related account balances on the Company’s balance sheet as of December 31, 2023:

Year Ending December 31,
2024	$80,000
2025	54,400
Total future minimum lease payments	$134,400
Less imputed interest	(14,238)
Total present value of future minimum lease payments	$120,162

As of December 31, 2023
Operating lease right-of-use assets	$113,761

Other accrued expenses	$68,321
Other long-term liabilities	51,841
$120,162

As of December 31, 2023

Weighted Average Remaining Lease Term	1.67
Weighted Average Discount Rate	13.00%

LogicMark, Inc.

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$5,585,835	$6,398,164
Accounts receivable, net	116,533	13,647
Inventory	818,717	1,177,456
Prepaid expenses and other current assets	486,490	460,177
Total Current Assets	7,007,575	8,049,444

Property and equipment, net	139,290	203,333
Right-of-use assets, net	65,758	113,761
Product development costs, net of amortization of $290,007 and $68,801, respectively	1,491,460	1,269,021
Software development costs, net of amortization of $271,557 and $23,354, respectively	1,827,839	1,299,901
Goodwill	3,143,662	3,143,662
Other intangible assets, net of amortization of $6,237,856 and $5,666,509, respectively	2,366,711	2,938,058
Total Assets	$16,042,295	$17,017,180

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$549,126	$901,624
Accrued expenses	1,181,386	1,151,198
Deferred Revenue	150,007	-
Total Current Liabilities	1,880,519	2,052,822
Other long-term liabilities	-	51,842
Total Liabilities	1,880,519	2,104,664

Commitments and Contingencies (Note 8)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 10 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively, aggregate liquidation preference of $319,000 as of September 30, 2024 and December 31, 2023, respectively	319,000	319,000
Common stock, par value $0.0001 per share: 100,000,000 shares authorized; 11,863,537 and 2,150,412 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1,187	216
Additional paid-in capital	117,497,385	112,946,891
Accumulated deficit	(105,463,096)	(100,160,891)

Total Stockholders’ Equity	12,354,476	13,105,216
Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$16,042,295	$17,017,180

The accompanying notes are an integral part of these unaudited condensed financial statements.

LogicMark, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$2,705,461	$2,367,227	$7,652,813	$7,503,940
Costs of goods sold	903,834	769,956	2,529,018	2,444,401
Gross Profit	1,801,627	1,597,271	5,123,795	5,059,539

Operating Expenses
Direct operating cost	359,044	266,746	1,010,624	841,974
Advertising costs	114,795	57,195	402,229	190,588
Selling and marketing	599,306	636,643	1,792,337	1,620,109
Research and development	96,650	242,697	404,108	806,851
General and administrative	1,727,550	1,901,516	5,609,510	6,759,135
Other expense	101,013	54,296	254,770	133,261
Depreciation and amortization	402,821	217,767	1,126,346	649,468

Total Operating Expenses	3,401,179	3,376,860	10,599,924	11,001,386

Operating Loss	(1,599,552)	(1,779,589)	(5,476,129)	(5,941,847)

Other Income
Interest income	41,109	88,975	134,286	149,914
Other income	39,638	246,138	39,638	246,138
Total Other Income	80,747	335,113	173,924	396,052

Loss before Income Taxes	(1,518,805)	(1,444,476)	(5,302,205)	(5,545,795)
Income tax expense	-	-	-	-
Net Loss	(1,518,805)	(1,444,476)	(5,302,205)	(5,545,795)
Preferred stock dividends	(75,000)	(75,000)	(225,000)	(225,000)
Net Loss Attributable to Common Stockholders	(1,593,805)	(1,519,476)	(5,527,205)	(5,770,795)

Net Loss Attributable to Common Stockholders Per Share - Basic and Diluted	$(0.20)	$(1.10)	$(1.34)	$(4.73)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	7,995,555	1,380,373	4,112,228	1,219,749

The accompanying notes are an integral part of these unaudited condensed financial statements.

LogicMark, Inc.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Three Months Ended September 30, 2024
					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - July 1, 2024	106,333	$319,000	2,193,587	$220	$113,589,568	$(103,944,291)	$9,964,497

Stock based compensation expense	-	-	-	-	411,895	-	411,895

Cancellation of common stock	-	-	(50)	-	-	-	-

Warrants exercised for common stock	-	-	8,220,084	822	7,398	-	8,220

Sale of common stock, warrants and pre-funded warrants pursuant to a registration statement on Form S-1	-	-	1,449,916	145	4,492,053	-	4,492,198

Fees incurred in connection with equity offerings	-	-	-	-	(928,529)	-	(928,529)

Series C Preferred stock dividends	-	-	-	-	(75,000)	-	(75,000)

Net loss	-	-	-	-		(1,518,805)	(1,518,805)

Balance - September 30, 2024	106,333	$319,000	11,863,537	$1,187	$117,497,385	$(105,463,096)	$12,354,476

	Nine Months Ended September 30, 2024
					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2024	106,333	$319,000	2,150,412	$216	$112,946,891	$(100,160,891)	$13,105,216

Issuance of stock options for services	-	-	-	-	1,235,207	-	1,235,207

Shares issued as stock compensation	-	-	46,200	4	5,771	-	5,775

Common stock withheld to pay taxes	-	-	(3,025)	-	(4,235)	-	(4,235)

Cancellation of common stock	-	-	(50)	-	-	-	-

Warrants exercised for common stock	-	-	8,220,084	822	7,398	-	8,220

Sale of common stock, warrants and pre-funded warrants pursuant to a registration statement on Form S-1	-	-	1,449,916	145	4,492,053	-	4,492,198

Fees incurred in connection with equity offerings	-	-	-	-	(960,700)	-	(960,700)

Series C Preferred stock dividends	-	-	-	-	(225,000)	-	(225,000)

Net loss	-	-	-	-	-	(5,302,205)	(5,302,205)

Balance - September 30, 2024	106,333	$319,000	11,863,537	$1,187	$117,497,385	$(105,463,096)	$12,354,476

LogicMark, Inc.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Three Months Ended September 30, 2023
					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - July 1, 2023	106,333	$319,000	1,325,017	$133	$111,521,965	$(89,711,601)	$22,129,497

Stock based compensation expense	-	-	-	-	406,097	-	406,097

Shares issued as stock based compensation	-	-	94,000	9	11,670	-	11,679

Series C Preferred stock dividends	-	-	-	-	(75,000)	-	(75,000)

Net loss	-	-	-	-	-	(1,444,476)	(1,444,476)

Balance - September 30, 2023	106,333	$319,000	1,419,017	$142	$111,864,732	$(91,156,077)	$21,027,797

	Nine Months Ended September 30, 2023
					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2023	173,333	$520,000	480,447	$48	$106,070,253	$(85,610,282)	$20,980,019

Stock based compensation expense	-	-	-	-	1,198,397	-	1,198,397

Shares issued as stock based compensation	-	-	99,000	10	13,872	-	13,882

Sale of common stock, warrants and pre-funded warrants pursuant to a registration statement on Form S-1	-	-	701,250	70	5,211,358	-	5,211,428

Fees incurred in connection with equity offerings	-	-	-	-	(816,017)	-	(816,017)

Fractional shares issued in the 1-for-20 reverse stock split	-	-	40,228	4	(4)	-	-

Warrants exercised for common stock	-	-	64,481	6	162,488	-	162,494

Series F Preferred stock converted to common stock	(67,000)	(201,000)	27,089	3	200,997	-	-

Common stock issued to settle Series F Preferred stock dividends	-	-	6,522	1	48,388	-	48,389

Series C Preferred stock dividends	-	-	-	-	(225,000)	-	(225,000)

Net loss	-	-	-	-	-	(5,545,795)	(5,545,795)

Balance - September 30, 2023	106,333	$319,000	1,419,017	$142	$111,864,732	$(91,156,077)	$21,027,797

The accompanying notes are an integral part of these unaudited condensed financial statements.

LogicMark, Inc.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(5,302,205)	$(5,545,795)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	85,590	78,121
Stock based compensation	1,240,982	1,212,279
Amortization of intangible assets	571,347	571,347
Amortization of product development costs	221,207	-
Amortization of software development costs	248,203	-
Loss on disposal of fixed assets	1,654	-
Changes in operating assets and liabilities:
Accounts receivable	(102,886)	390,401
Inventory	358,739	609,425
Prepaid expenses and other current assets	(26,313)	(331,776)
Accounts payable	(644,091)	(83,040)
Accrued expenses	(63,802)	(492,455)
Deferred revenue	150,007	-
Net Cash Used in Operating Activities	(3,261,568)	(3,591,493)

Cash flows from Investing Activities
Purchase of equipment and website development	(23,201)	(51,073)
Product development costs	(339,402)	(400,895)
Software development costs	(686,761)	(583,561)
Net Cash Used in Investing Activities	(1,049,364)	(1,035,529)

Cash flows from Financing Activities
Proceeds from the sale of common stock and warrants	4,492,198	5,211,428
Fees paid in connection with equity offerings	(772,580)	(816,017)
Common stock withheld to pay taxes	(4,235)	-
Proceeds from exercise of warrants for common stock	8,220	162,494
Series C redeemable preferred stock dividends	(225,000)	(225,000)
Net Cash Provided by Financing Activities	3,498,603	4,332,905
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(812,329)	(294,117)
Cash, Cash Equivalents and Restricted Cash - Beginning of Period	6,398,164	7,037,102
Cash, Cash Equivalents and Restricted Cash - End of Period	$5,585,835	$6,742,985

Supplemental Disclosures of Cash Flow Information:
Non-cash investing and financing activities:
Conversion of Series F preferred stock to common stock	$-	$201,000
Common stock issued to settle Series F preferred stock dividends	-	48,389
Fees in connection with offering costs included in accounts payable and accrued expenses	188,120	-
Product development costs included in accounts payable and accrued expenses	104,243	69,595
Software development costs included in accounts payable and accrued expenses	89,379	71,231

The accompanying notes are an integral part of these unaudited condensed financial statements.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - ORGANIZATION AND PRINCIPAL BUSINESS ACTIVITIES

LogicMark, Inc. (“LogicMark” or the “Company”) was incorporated in the State of Delaware on February 8, 2012 and was reincorporated in the State of Nevada on June 1, 2023. LogicMark operates its business in one segment and provides personal emergency response systems (“PERS”), health communications devices, and Internet of Things technology that creates a connected care platform. The Company’s devices give people the ability to receive care at home and confidence to age independently. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly in the medical alert pendant and providing life-saving technology at a price point everyday consumers could afford. The PERS technologies as well as other personal safety devices are sold direct-to-consumer through the Company’s eCommerce website and Amazon.com, through dealers and resellers, as well as directly to the United States Veterans Health Administration (“VHA”).

NOTE 2 - LIQUIDITY AND MANAGEMENT PLANS

The Company generated an operating loss of $5.5 million and a net loss of $5.3 million for the nine months ended September 30, 2024. As of September 30, 2024, the Company had cash and cash equivalents of $5.6 million. As of September 30, 2024, the Company had working capital of $5.1 million and accumulated deficit of $105.5 million, compared to working capital and accumulated deficit as of December 31, 2023 of $6.0 million and $100.2 million, respectively.

Given the Company’s cash position as of September 30, 2024, and its projected cash flow from operations, the Company believes that it will have sufficient capital to sustain operations for a period of one year following the date of this filing. The Company may also raise funds through equity or debt offerings to accelerate the execution of its long-term strategic plan to develop and commercialize its core products and to fulfill its product development efforts. As further described in Note 6, Stockholders’ Equity and Redeemable Preferred Stock, on August 5, 2024, the Company closed a firm commitment public offering that resulted in gross proceeds to the Company of approximately $4.5 million.

NOTE 3 - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. In the opinion of management, the information herein reflects all adjustments, consisting only of normal recurring adjustments, except as otherwise noted, considered necessary for a fair statement of results of operations, financial position, stockholders’ equity, and cash flows. The results for the interim periods presented are not necessarily indicative of the results expected for any future period. The following information should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 which was filed with the SEC on April 16, 2024.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE CONDENSED FINANCIAL STATEMENTS

U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management evaluates these significant estimates and assumptions, including those related to the fair value of acquired assets and liabilities, stock based compensation, income taxes, allowance for doubtful accounts, long-lived assets, and inventories, and other matters that affect the condensed financial statements and disclosures. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid securities with an original maturity date of three months or less when purchased to be cash equivalents. Due to their short-term nature, cash equivalents are carried at cost, which approximates fair value. The Company had cash equivalents of $4.3 million and $4.7 million as of September 30, 2024 and December 31, 2023, respectively.

RESTRICTED CASH

Restricted cash includes amounts held as collateral for company credit cards. During the year ended December 31, 2023, the Company closed the company credit card and changed to a vendor that did not require cash collateral. As of September 30, 2024 and December 31, 2023, the Company did not have restricted cash.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents balances in large well-established financial institutions located in the United States. At times, the Company’s cash balances may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company’s revenues consist of product sales to either end customers, to resellers or direct bulk sales to the VHA. The Company’s revenues are derived from contracts with customers, which are in most cases customer purchase orders. For each contract, the promise to transfer the title of the products, each of which is individually distinct, is considered to be the identified performance obligation. As part of the consideration promised in each contract, the Company evaluates the customer’s credit risk. Our contracts do not have any financing components, as payments are mostly prepaid, or in limited cases, due net 30 days after the invoice date. The majority of prepaid contracts are with the VHA, which consists of the majority of the Company’s revenues. The Company’s products are almost always sold at fixed prices. In determining the transaction price, we evaluate whether the price is subject to any refunds, due to product returns or adjustments due to volume discounts, rebates, or price concessions to determine the net consideration we expect to be entitled to. The Company’s sales are recognized at a point-in-time under the core principle of recognizing revenue when title transfers to the customer, which generally occurs when the Company ships or delivers the product from its fulfillment center to our customers, when our customer accepts and has legal title of the goods, and the Company has a present right to payment for such goods. Based on the respective contract terms, most of our contract revenues are recognized either (i) upon shipment based on free on board (“FOB”) shipping point, or (ii) when the product arrives at its destination.

During the year ended December 31, 2023, the Company released new product and service offerings by leasing hardware coupled with monthly subscription services. The Company accounts for the revenue from its lease contracts by utilizing the single component accounting policy. This policy requires the Company to account for, by class of underlying asset, the lease component and non-lease component(s) associated with each lease as a single component if two criteria are met: (1) the timing and pattern of the lease component and the non-lease component are the same and (2) the lease component would be classified as an operating lease, if accounted for separately. The Company has determined that its leased hardware meets the criteria to be operating leases and has the same timing and pattern of transfer as its monthly subscription services. The Company has elected the lessor practical expedient within ASC 842, Leases (“ASC 842”) and recognizes, measures, presents, and discloses the revenue for the new offering based upon the predominant component, either the lease or non-lease component. The Company recognizes revenue under ASC 606, Revenue Recognition from Contracts with Customers (“ASC 606”) for its leased product for which it has determined that the non-lease components of the new offering is the predominant component of the contract. For the three and nine months ended September 30, 2024, the Company’s sales recognized over time were immaterial. For the three and nine months ended September 30, 2023, none of the Company’s sales were recognized over time.

SALES TO DEALERS AND RESELLERS

The Company maintains a reserve for unprocessed and estimated future price adjustments, claims and returns as a refund liability. The reserve is recorded as a reduction to revenue in the same period that the related revenue is recorded and is calculated based on an analysis of historical claims and returns over a period of time to appropriately account for current pricing and business trends. Similarly, sales returns and allowances are recorded based on historical return rates, as a reduction to revenue with a corresponding reduction to cost of goods sold for the estimated cost of inventory that is expected to be returned. These reserves were not material as of September 30, 2024 and December 31, 2023.

SHIPPING AND HANDLING

Amounts billed to customers for shipping and handling are included in revenues. The related freight charges incurred by the Company are included in cost of goods sold and were $0.1 million and $0.2 million for the three and nine months ended September 30, 2024, respectively, and $0.1 million and $0.3 million for the three and nine months ended September 30, 2023.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTS RECEIVABLE - NET

For the three and nine months ended September 30, 2024 and 2023, the Company’s revenues were primarily the result of shipments to VHA hospitals and clinics, which are made in most cases on a prepaid basis. The Company also sells its products to dealers and resellers, typically providing customers with modest trade credit terms. Sales made to dealers and resellers are done with limited rights of return and are subject to the normal warranties offered to the ultimate consumer for product defects.

Accounts receivable is stated at net realizable value. The Company regularly reviews accounts receivable balances and adjusts the accounts receivable allowance for credit losses, as necessary whenever events or circumstances indicate the carrying value may not be recoverable. As of September 30, 2024 and December 31, 2023, the allowance for credit losses was immaterial.

INVENTORY

The Company measures inventory at the lower of cost or net realizable value, defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Cost is determined using the first-in, first-out method.

The Company performs regular reviews of inventory quantities on hand and evaluates the realizable value of its inventories. The Company adjusts the carrying value of the inventory as necessary for excess, obsolete, and slow-moving inventory by comparing the individual inventory parts to forecasted product demand or production requirements. As of September 30, 2024, inventory was composed of $0.8 million in finished goods on hand. As of December 31, 2023, inventory was composed of $1.2 million in finished goods on hand.

The Company is required to partially prepay for inventory with certain vendors. As of September 30, 2024 and December 31, 2023, $0.3 million and $0.3 million, respectively, of prepayments were made for inventory in both periods and are included in prepaid expenses and other current assets on the balance sheet.

LONG-LIVED ASSETS

Long-lived assets, such as property and equipment, and other intangible assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. When indicators exist, the Company tests for the impairment of the definite-lived assets based on the undiscounted future cash flow the assets are expected to generate over their remaining useful lives, compared to the carrying value of the assets. If the carrying amount of the assets is determined not to be recoverable, a write-down to fair value is recorded. Management estimates future cash flows using assumptions about expected future operating performance. Management’s estimates of future cash flows may differ from actual cash flow due to, among other things, technological changes, economic conditions, or changes to the Company’s business operations.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment consisting of equipment, furniture, fixtures, website and other is stated at cost. The costs of additions and improvements are generally capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful life of the respective asset as follows:

Equipment	5 years
Furniture and fixtures	3 to 5 years
Website and other	3 years

GOODWILL

Goodwill is reviewed annually in the fourth quarter, or when circumstances indicate that an impairment may have occurred. The Company first performs a qualitative assessment of goodwill impairment, which considers factors such as market conditions, performance compared to forecast, business outlook and unusual events. If the qualitative assessment indicates a possible goodwill impairment, goodwill is then quantitatively tested for impairment. The Company may elect to bypass the qualitative assessment and proceed directly to the quantitative test. If a quantitative goodwill impairment test is required, the fair value is determined using a variety of assumptions including estimated future cash flows using applicable discount rates (income approach), comparisons to other similar companies (market approach), and an adjusted balance sheet approach. As of September 30, 2024, no indicators of impairment were noted.

OTHER INTANGIBLE ASSETS

The Company’s intangible assets are related to the acquisition of LogicMark LLC in 2016, the former subsidiary that was merged with and into the Company and are included in other intangible assets in the Company’s condensed balance sheets as of September 30, 2024 and December 31, 2023.

As of September 30, 2024, the other intangible assets are composed of patents of $1.0 million; trademarks of $0.7 million; and customer relationships of $0.6 million. As of December 31, 2023, the other intangible assets are composed of patents of $1.3 million; trademarks of $0.8 million; and customer relationships of $0.8 million. The Company amortizes these intangible assets using the straight-line method over their estimated useful lives which for the patents, trademarks and customer relationships are 11 years, 20 years, and 10 years, respectively. During the three and nine months ended September 30, 2024, the Company had amortization expense of $0.2 million and $0.6 million, respectively. During the three and nine months ended September 30, 2023, the Company had amortization expense of $0.2 million and $0.6 million, respectively.

As of September 30, 2024, total amortization expense estimated for the remainder of fiscal year 2024 was $0.2 million. Amortization expense estimated for 2025 is expected to be approximately $0.8 million, $0.6 million for 2026, $0.3 million for 2027, $0.1 million for 2028, and approximately $0.4 million thereafter.

RESEARCH AND DEVELOPMENT AND PRODUCT AND SOFTWARE DEVELOPMENT COSTS

Research and development costs are expenditures on new market development and related engineering costs. In addition to internal resources, the Company utilizes functional consulting resources, third-party software, and hardware development firms. The Company expenses all research and development costs as incurred until technological feasibility has been established for the product. Once technological feasibility is established, development costs including software and hardware design are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. For the three months ended September 30, 2024, the Company capitalized $0.2 million and $0.3 million in product development costs and software development costs, respectively. For the nine months ended September 30, 2024, the Company capitalized $0.4 million and $0.8 million in product development cost and software development costs, respectively. For the three months ended September 30, 2023, the Company did not capitalize any product development. For the nine months ended September 30, 2023, the Company capitalized $0.5 million of such product development costs. For the three and nine months ended September 30, 2023, the Company capitalized $0.5 million and $0.7 million of such software development costs, respectively. Amortization of these costs was on a straight-line basis over three years and amounted to approximately $73.9 thousand and $0.1 million for product development and software development, respectively, for the three months ended September 30, 2024. For the nine months ended September 30, 2024, amortization of these costs amounted to approximately $0.2 million and $0.2 million for product development and software development, respectively. There was no amortization of product development costs during the three and nine months ended September 30, 2023. Cumulatively, as of September 30, 2023, approximately $0.9 million of capitalized product development costs arose from expenditures to a company considered to be a related party since it is controlled by the Company’s Vice-President of Engineering.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION

The Company accounts for stock based awards exchanged for employee services at the estimated grant date fair value of the award. The Company accounts for equity instruments issued to non-employees at their fair value on the measurement date. The measurement of stock based compensation is subject to periodic adjustment as the underlying equity instrument vests or becomes non-forfeitable. Stock based compensation charges are amortized over the vesting period or as earned. Stock based compensation is recorded in the same component of operating expenses as if it were paid in cash.

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE

Basic net loss attributable to common stockholders per share (“Basic net loss per share”) was computed using the weighted average number of common shares outstanding. Diluted net loss applicable to common stockholders per share (“Diluted net loss per share”) includes the effect of diluted common stock equivalents. Potentially dilutive securities from the exercise of stock options to purchase 229,124 shares of common stock and warrants to purchase 47,205,502 shares of common stock as of September 30, 2024, were excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive. Potentially dilutive securities from the exercise of stock options to purchase 59,728 shares of common stock and warrants to purchase 1,253,985 shares of common stock as of September 30, 2023, were excluded from the computation of diluted net loss per share because the effect of their inclusion would have been anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which provides an update to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-07 will have a material impact on its financial statements and disclosures.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 - ACCRUED EXPENSES

Accrued expenses consist of the following:

	September 30,	December 31,
	2024	2023
Salaries, payroll taxes and vacation	$260,422	$167,930
Merchant card fees	23,018	14,983
Professional fees	44,611	83,532
Management incentives	319,216	503,800
Lease liability	70,158	68,321
Development costs	75,890	109,000
Other	388,071	203,632
Totals	$1,181,386	$1,151,198

NOTE 6 - STOCKHOLDERS’ EQUITY AND REDEEMABLE PREFERRED STOCK

August 2024 Public Offering

On August 5, 2024 (the “Closing Date”), the Company, in connection with a best efforts public offering (the “Offering”), sold to certain purchasers an aggregate of (x) 1,449,916 units of the Company (the “Units”) at an offering price of $0.4654 per Unit, consisting of (i) 1,449,916 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) (ii) 1,449,916 of the Company’s Series A warrants to purchase Common Stock, exercisable for up to 1,449,916 shares of Common Stock at an exercise price of $0.4654 per share (the “August Series A Warrants”), and (iii) 1,449,916 of the Company’s Series B warrants to purchase Common Stock at an exercise price of $0.4654 per share, exercisable for up to 1,449,916 shares of Common Stock (the “August Series B Warrants”); and (y) 8,220,084 pre-funded units of the Company (the “Pre-Funded Units”) at an offering price $0.4644 per Pre-Funded Unit, consisting of (i) 8,220,084 pre-funded common stock purchase warrants exercisable for up to 8,220,084 shares of Common Stock at $0.001 per share, (the “August Pre-Funded Warrants”), (ii) 8,220,084 August Series A Warrants and (iii) 8,220,084 August Series B Warrants, pursuant to the Company’s Form S-1 registration statement, as amended (File No. 333-279133), declared effective by the SEC on August 1, 2024 and securities purchase agreements, dated August 2, 2024, between the Company and each of the purchasers signatory thereto (the “Purchasers”). The August Series B Warrants can be exercised on an alternate cashless basis which would result in holders receiving four (4) times the number of common stock if such election is made. On the Closing Date, the Company received gross proceeds of approximately $4.5 million, before deducting placement agent commissions and estimated Offering expenses. The Company has begun to use the net proceeds from the Offering for continued new product development, working capital and other general corporate purposes.

In addition, as of September 30, 2024, the Purchasers exercised their August Pre-Funded Warrants for an aggregate of 8,220,084 shares of Common Stock. As of September 30, 2024, the exercise price of the August Series A Warrants were subject to a one-time reset adjustment, which resulted in a new exercise price of $0.1593 per warrant share.

November 2023 Warrant Inducement Transactions

On November 21, 2023, the Company entered into inducement agreements (together, the “Inducement Agreements”) with certain of its warrant holders, pursuant to which the Company induced such warrant holders to exercise for cash their common stock purchase warrants issued pursuant to firm commitment public offerings by the Company that closed on September 15, 2021 (the “Existing September 2021 Warrants”) and January 25, 2023 (the “Existing January 2023 Warrants” and together with the Existing September 2021 Warrants, the “Existing Warrants”) to purchase up to approximately 909,059 shares of Common Stock, at a lower exercise price of (x) $2.00 per share for the Existing September 2021 Warrants and (y) $2.00 per one and one-half share for the Existing January 2023 Warrants, during the period from the date of the Inducement Agreements until December 20, 2023 (the “Inducement Deadline”). In consideration for the warrant holders’ agreement to exercise the Existing Warrants in accordance with the Inducement Agreements, the Company agreed to issue such warrant holders the Warrants as follows: (A) Series A Common Stock purchase warrants (the “Series A Warrants”) to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing September 2021 Warrants (up to 80,732 shares) (the “Series A Warrant Shares”), at an exercise price of $2.00 per Series A Warrant Share; and (B) Series B Common Stock purchase warrants (the “Series B Warrants”) to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing January 2023 Warrants (up to 1,382,058 shares) (the “Series B Warrant Shares”), at an exercise price of $2.00 per one and one-half Series B Warrant Share. Of the Series A Warrants, 50% are immediately exercisable and expire on the Termination Date (as defined in the Existing September 2021 Warrants) and 50% are exercisable at any time on or after the Stockholder Approval Date (as defined in the Inducement Agreements), and have a term of exercise of five and a half years from the date of the initial closing of the transactions contemplated by the Inducement Agreements. Of the Series B Warrants, 50% are immediately exercisable and expire on the Termination Date (as defined in the Existing January 2023 Warrants) and 50% are exercisable at any time on or after the Stockholder Approval Date, and have a term of exercise of five and a half years from the date of the initial closing of the transactions contemplated by the Inducement Agreements. The Company used the proceeds from the exercise of the Existing Warrants for working capital purposes and other general corporate purposes. On May 22, 2024, the November 2023 Warrant Inducement was approved by stockholders at the Annual Meeting of Stockholders.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 - STOCKHOLDERS’ EQUITY AND REDEEMABLE PREFERRED STOCK (CONTINUED)

January 2023 Offering

On January 25, 2023, the Company closed a firm commitment registered public offering (the “January Offering”) pursuant to which the Company issued (i) 529,250 shares of Common Stock and 10,585,000 common stock purchase warrants (exercisable for 793,875 shares of Common Stock at a purchase price of $2.52 per share), subject to certain adjustments and (ii) 3,440,000 pre-funded common stock purchase warrants that were exercised for 172,000 shares of Common Stock at a purchase price of $0.02 per share, subject to certain adjustments and 3,440,000 warrants to purchase up to an aggregate of 258,000 shares of Common Stock at a purchase price of $2.52 per share and (iii) 815,198 additional warrants to purchase up to 61,140 shares of Common Stock at a purchase price of $2.52 per share, which additional warrants were issued upon the partial exercise by the underwriters of their over-allotment option, pursuant to an underwriting agreement, dated as of January 23, 2023 between the Company and Maxim Group LLC, as representative of the underwriters. The January Offering resulted in gross proceeds to the Company of approximately $5.2 million, before deducting underwriting commissions and offering expenses.

Series C Redeemable Preferred Stock

In May 2017, the Company authorized Series C Redeemable Preferred Stock. Holders of Series C Redeemable Preferred Stock are entitled to receive dividends of 15% per year, payable in cash. For each of the three and nine months ended September 30, 2024 and September 30, 2023, the Company recorded Series C Redeemable Preferred Stock dividends of $75 thousand and $225 thousand, respectively.

The Series C Redeemable Preferred Stock may be redeemed by the Company at the Company’s option in cash at any time, in whole or in part, upon payment of the stated value of the Series C Redeemable Preferred Stock and unpaid dividends. If a “fundamental change” occurs, the Series C Redeemable Preferred Stock shall be immediately redeemed in cash equal to the stated value of the Series C Redeemable Preferred Stock, and unpaid dividends. A fundamental change includes but is not limited to any change in the ownership of at least fifty percent of the voting stock; liquidation or dissolution; or the common stock ceases to be listed on the market upon which it currently trades.

The holders of the Series C Redeemable Preferred Stock are entitled to vote on any matter submitted to the stockholders of the Company for a vote. One share of Series C Redeemable Preferred Stock carries the same voting rights as one share of common stock.

A redeemable equity security is to be classified as temporary equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Upon the determination that such events are probable, the equity security would be classified as a liability. Given the Series C Redeemable Preferred Stock contains a fundamental change provision, the security is considered conditionally redeemable. Therefore, the Company has classified the Series C Redeemable Preferred Stock as temporary equity in the balance sheets as of September 30, 2024 and December 31, 2023 until such time that events occur that indicate otherwise.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 - STOCKHOLDERS’ EQUITY AND REDEEMABLE PREFERRED STOCK (CONTINUED)

Warrants

The following table summarizes the Company’s warrants outstanding and exercisable as of September 30, 2024 and December 31, 2023:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Life	Intrinsic
	Warrants	Price	In Years	Value
Outstanding and Exercisable at January 1, 2024	9,531,242	$39.44	3.72	$-
Issued in August 2024 Offering	37,921,212	0.24	4.21	-
Issued prefunded warrants	8,220,084	-	-	-
Exercise of prefunded warrants	(8,220,084)	-	-	-
Expired warrants	(246,952)	305.00	-	-
Outstanding at September 30, 2024	47,205,502	$6.70	3.97	$-

NOTE 7 - STOCK INCENTIVE PLANS

2023 Stock Incentive Plan

On March 7, 2023, the Company’s stockholders approved the 2023 Stock Incentive Plan (“2023 Plan”). The aggregate maximum number of shares of common stock that may be issued under the 2023 Plan is 68,723 shares for the 2023 fiscal year; thereafter, the maximum number is limited to 15% of the outstanding shares of common stock, calculated on the first business day of each fiscal quarter. As of September 30, 2024, the maximum number of shares of common stock that may be issued under the 2023 Plan is 329,038. Under the 2023 Plan, options which are forfeited or terminated, settled in cash in lieu of shares of common stock, or settled in a manner such that shares are not issued, will again immediately become available to be issued. If shares of common stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares of common stock will be treated as shares that have been issued under the 2023 Plan and will not again be available for issuance.

During the three months ended September 30, 2024, an aggregate of 65,572 fully vested stock options were granted under the 2023 Plan to four non-employee directors at an exercise price of $0.61 per share, in consideration for services provided to the Company.

During the nine months ended September 30, 2024, the Company issued an aggregate of 2,000 stock options under the Company’s 2023 Stock Incentive Plan (the “2023 Plan”), vesting over a period of four years to employees with an average exercise price of $1.04 per share. In addition, an aggregate of 164,564 fully vested stock options were granted under the 2023 Plan to non-employee directors at an average exercise price of $0.93 per share, in each case in consideration for services provided to the Company. The aggregate fair value of the shares issued to the directors was $0.1 million. As of September 30, 2024, the unrecognized compensation cost related to non-vested stock options was $24.3 thousand.

During the three and nine months ended September 30, 2024, 8,418 stock options were forfeited by participants under the 2023 Plan.

During the three and nine months ended September 30, 2023, 1,500 stock options were forfeited by participants under the 2023 Plan.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7 - STOCK INCENTIVE PLANS (CONTINUED)

2017 Stock Incentive Plan

On August 24, 2017, the Company’s stockholders approved the 2017 Stock Incentive Plan (“2017 SIP”). The aggregate maximum number of shares of common stock that were issuable under the 2017 SIP was limited to 10% of the outstanding shares of common stock, calculated on the first business day of each fiscal year. Under the 2017 SIP, options that had been forfeited or terminated, settled in cash in lieu of shares of common stock, or settled in a manner such that shares were not issued, would immediately become available to be issued again. If shares of common stock were withheld from payment of an award to satisfy tax obligations with respect to the award, those shares of common stock would have been treated as shares that had been issued under the 2017 SIP and would not have been available for issuance again. On March 7, 2023, the Company’s 2017 SIP was terminated upon the approval of the 2023 Plan at the Company’s special meeting of stockholders.

During the three and nine months ended September 30, 2024, the Company did not issue any stock options under the 2017 SIP. As of September 30, 2024, the unrecognized compensation cost related to non-vested stock options was $17 thousand.

During the three months ended September 30, 2023, the Company did not issue any stock options under the 2017 SIP. During the nine months ended September 30, 2023, the Company issued 3,125 stock options under the 2017 SIP vesting over four years to employees with an exercise price of $3.80 per share and a total aggregate fair value of $11 thousand. In addition, 10,528 fully vested stock options were granted under the 2017 SIP to four non-employee Board directors at an exercise price of $3.80 per share. The aggregate fair value of the shares issued to the directors was $35 thousand.

During the three and nine months ended September 30, 2024, no stock options and 1,000 stock options were forfeited, respectively, by participants under the 2017 SIP. During the three and nine months ended September 30, 2023, no stock options and 750 stock options were forfeited, respectively, by participants under the 2017 SIP.

2013 Long-Term Stock Incentive Plan

On January 4, 2013, the Company’s stockholders approved the Company’s Long-Term Stock Incentive Plan (“2013 LTIP”). The maximum number of shares of common stock that were issuable under the 2013 LTIP, including stock awards, stock issued to the Company’s Board, and stock appreciation rights, was limited to 10% of the common shares outstanding on the first business day of any fiscal year. The Company’s 2013 LTIP expired in accordance with its terms on January 3, 2023.

During the three and nine months ended September 30, 2024 and 2023, the Company did not issue any stock options under the 2013 LTIP. As of September 30, 2024, the unrecognized compensation cost related to non-vested stock options was $0.2 million.

During the three and nine months ended September 30, 2024, no stock options were forfeited by participants under the 2013 LTIP. During the three months ended September 30, 2023, 250 stock options were forfeited and during the nine months ended September 30, 2023, 1,500 stock options were forfeited by participants under the 2013 LTIP.

Stock based Compensation Expense

Total stock based compensation expense during the three and nine months ended September 30, 2024 pertaining to awards under the 2023 Plan, the 2017 SIP and the 2013 LTIP amounted to $0.4 million and $1.2 million, respectively. Total stock based compensation expense during the three and nine months ended September 30, 2023, pertaining to awards under the 2017 SIP and 2013 LTIP amounted to $0.4 million and $1.2 million, respectively.

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8 - COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of our business. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company, threatened against or affecting the Company, in which an adverse decision could have a material adverse effect upon our business, operating results, or financial condition.

COMMITMENTS

The Company leases warehouse space and equipment in the U.S., which are classified as operating leases expiring at various dates. The Company determines if an arrangement qualifies as a lease at the lease inception. Operating lease liabilities are recorded based on the present value of the future lease payments over the lease term, assessed as of the commencement date. The Company’s real estate lease is for a fulfillment center, with a lease term of 5 years expiring in August 2025. The Company has elected to account for the lease and non-lease components (insurance and property taxes) as a single lease component for its real estate leases. Lease payments, which includes lease components and non-lease components, are included in the measurement of the Company’s lease liabilities to the extent that such payments are either fixed amounts or variable amounts based on a rate or index (fixed in substance) as stipulated in the lease contract. Any actual costs in excess of such amounts are expensed as incurred as variable lease cost.

The Company’s lease agreements generally do not specify an implicit borrowing rate, and as such, the Company uses its incremental borrowing rate to calculate the present value of the future lease payments. The discount rate represents a risk-adjusted rate on a secured basis and is the rate at which the Company would borrow funds to satisfy the scheduled lease liability payment streams. The Company entered into a new five-year lease agreement in June 2020 for new warehouse space located in Louisville, Kentucky. The Right of Use (“ROU”) asset value added as a result of this new lease agreement was $0.3 million. The Company’s ROU asset and lease liability accounts reflect the inclusion of this lease in the Company’s balance sheets as of September 30, 2024 and December 31, 2023. The current monthly rent of $6.8 thousand increased from the commencement amount of $6.6 thousand in September 2024 in accordance with the lease agreement, which requires that the rent increase 3% annually.

The Company’s lease agreements include options for the Company to either renew or early terminate the lease. Renewal options are reviewed at lease commencement to determine if such options are reasonably certain of being exercised, which could impact the lease term. When determining if a renewal option is reasonably certain of being exercised, the Company considers several factors, including significance of leasehold improvements on the property, whether the asset is difficult to replace, or specific characteristics unique to the lease that would make it reasonably certain that the Company would exercise the option. In most cases, the Company has concluded that renewal and early termination options are not reasonably certain of being exercised by the Company and thus not included in the Company’s ROU asset and lease liability.

For the three and nine months ended September 30, 2024, total operating lease cost was $19.2 thousand and $57.6 thousand, respectively, and was recorded in direct operating costs. Operating lease cost for the three and nine months ended September 30, 2023 amounted to $25.4 thousand and $76.2 thousand, respectively, and was recorded in direct operating costs and general and administrative expenses. Operating lease cost is recognized on a straight-line basis over the lease term. The following summarizes (i) the future minimum undiscounted lease payments under the non-cancelable lease for each of the next three years and thereafter, incorporating the practical expedient to account for lease and non-lease components as a single lease component for our existing real estate lease, (ii) a reconciliation of the undiscounted lease payments to the present value of the lease liabilities, and (iii) the lease-related account balances on the Company’s balance sheet as of September 30, 2024:

Year Ending December 31,
2024 (for the remainder of 2024)	20,400
2025	54,400
Total future minimum lease payments	$74,800
Less imputed interest	(4,642)
Total present value of future minimum lease payments	$70,158

As of September 30, 2024
Operating lease right-of-use assets	$65,758

Accrued expenses	$70,158

As of September 30, 2024
Weighted Average Remaining Lease Term	0.92
Weighted Average Discount Rate	13.00%

LogicMark, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 – SUBSEQUENT EVENTS

Rights Agreement

On November 1, 2024, the Company entered into a rights agreement with Nevada Agency and Transfer Company, as rights agent (the “Rights Agreement”). Pursuant to the Rights Agreement, in the event that a person or entity or group thereof becomes the Beneficial Owner (as defined in the Rights Agreement) of at least fifteen percent (15%) of the outstanding shares of Common Stock (an “Acquiring Person”), each holder of Common Stock as of the close of business on November 1, 2024 will be entitled to receive on the Distribution Date (as defined below) a dividend of one right for each share of Common Stock owned by such holder (each, a “Right”), with each Right exercisable for one one-hundredth of a share of the Company’s Series G Non-Convertible Voting Preferred Stock, $0.0001 par value per share (the “Series G Preferred Stock”), at a price of $0.05 per one-hundredth of a share, subject to adjustment as set forth in the Rights Agreement. The Rights are not exercisable until the earlier of: (1) the first date of public announcement by the Company or by an Acquiring Person of such acquisition of beneficial ownership of 15% or more of the outstanding Common Stock without the prior approval of the Board or such earlier date as a majority of the Board shall become aware of the existence of an Acquiring Person, or (2) the tenth business day (subject to extension by the Board) following the commencement of, or public announcement of an intention to commence, a tender or exchange offer which would result in the beneficial ownership of 15% or more of the outstanding Common Stock (the “Distribution Date”). The Rights will expire upon the earlier of (i) November 1, 2027, unless otherwise extended by the Company’s stockholders or and (ii) redemption or exchange by the Company.

Also on November 1, 2024, in connection with the Rights Agreement, the Company filed a Certificate of Designation, Preferences, and Rights of Series G Non-Convertible Voting Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada. This Certificate of Designation authorized 1,000,000 shares of the Series G Preferred Stock. Each share of Series G Preferred Stock entitles the holder to cast 100 votes on all matters submitted to stockholders to vote and the Series G Preferred Stockholders will vote together as one class with the holders of Common Stock on any such matters. The Series G Preferred Stock purchasable upon exercise of the Rights are non-convertible and non-redeemable (except as provided in the Certificate of Designation) and junior to any other series of preferred stock the Company has issued or may issue (unless otherwise provided in the terms of such other series). In the event of liquidation of the Company, the holders of Series G Preferred Stock will receive a preferred liquidation payment equal to the greater of $5.00 per share or an amount per share equal to 100 times the aggregate payment to be distributed per share of Common Stock.

Settlement Agreements and Issuance of New Preferred Stock

On November 13, 2024, the Company entered into settlement and release agreements (the “Settlement Agreements”) with the current and former holders (the “Series B Holders”) of its August Series B Warrants, issued in the Offering, pursuant which on such date all remaining Series B Warrants were exercised and the Series B Holders waived and released the Company from certain claims in connection with the exercise thereof and in exchange the Company agreed to issue the New Preferred Stock (as defined below).

In connection with the Settlement Agreements, on November 13, 2024, the Company filed with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”): (i) a Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Non-Voting Preferred Stock (the “Series H Certificate of Designation”) to designate 1,000 shares of the Company’s authorized and unissued preferred stock as Series H Convertible Non-Voting Preferred Stock, $0.0001 par value per share (the “Series H Preferred Stock”); and (ii) a Certificate of Designation of Preferences, Rights and Limitations of Series I Non-Convertible Voting Preferred Stock (the “Series I Certificate of Designation,” and together with the Series H Certificate of Designation, the “Certificates of Designation”) to designate 1,000 shares of the Company’s authorized and unissued preferred stock as Series I Non-Convertible Voting Preferred Stock, $0.0001 par value per share (the “Series I Preferred Stock”, and together with the Series H Preferred Stock, the “New Preferred Stock”). Each Certificate of Designation became effective upon its filing with the Nevada Secretary of State, and establishes the rights, preferences, privileges, qualifications, restrictions, and limitations relating to the applicable Preferred Stock.

Pursuant to the Settlement Agreements, on November 14, 2024, the Company issued to the Series B Holders (i) an aggregate of 1,000 shares of Series H Preferred Stock, which are convertible at the option of the Series B Holder into shares of Common Stock (the “Conversion Shares”) at an initial conversion price of $0.4654, and (ii) an aggregate of 1,000 shares of Series I Preferred Stock, each share of which entitles the holder thereof to two (2) votes on all matters submitted to a vote of the stockholders of the Company. The Series I Preferred Stock will be automatically redeemed for no consideration upon the redemption, conversion or sale of shares of Series H Preferred Stock on a one for one basis. The shares of Series H Preferred Stock have a stated value of $1,000 and are initially convertible into approximately 2,148,689 shares of Common Stock in the aggregate. The conversion price will reset on the fifth trading day following the effective date of the Company’s next reverse stock split of its shares of Common Stock to the greater of (i) the lowest volume weighted average price of the Common Stock during the five trading days immediately preceding the reset date and (ii) the floor price of $0.1785.

Also pursuant to the Settlement Agreements, on the issuance date of the New Preferred Stock, the Company entered into registration rights agreements with the Series B Holders pursuant to which the Company agreed to register the resale of the Conversion Shares. The Company is required to prepare and file the resale registration statement with the SEC no later than the 30th calendar day following the date of the issuance of the New Preferred Stock and to use its best efforts to have such registration statement declared effective within 60 calendar days after such date, subject to certain exceptions.

UP TO 12,000,000 Units

Each Unit Consisting of One Share of Common Stock, ONE Series c WARRANT TO

PURCHASE ONE SHARE OF COMMON STOCK and

one series d warrant to purchase one share of common stock

UP TO 12,000,000 PRE-FUNDED UNITS
EACH UNIT CONSISTING OF

ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK, ONE SERIES C WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK AND

ONE SERIES D WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

UP TO 36,000,000 SHARES OF COMMON STOCK UNDERLYING THE SERIES C WARRANTS, THE SERIES D WARRANT AND THE PRE-FUNDED WARRANTS

LOGICMARK, INC.

PROSPECTUS

The date of this prospectus is               , 2025

Roth Capital Partners

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the U.S. Securities and Exchange Commission (“SEC”) registration and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee, are estimated:

SEC registration fee	$5,511.60	*
FINRA filing fee	$5,900.00
Legal fees and expenses	$250,000
Printing fees and expenses	$75,000
Accounting fees and expenses	$35,000
Miscellaneous fees and expenses	$270,000
Total	$641,411.60

*	Fee of $1,553.97 previously paid.

Item 14. Indemnification of Directors and Officers.

Section 78.138 of the NRS provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Company or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Company’s articles of incorporation further provide that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the NRS.

Section 78.7502 of the NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.7502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Company’s articles of incorporation and bylaws comply with Nevada law as set forth above.

As permitted by Section 78.138 of the NRS, Article VII of the Company’s articles of incorporation provides:

“To the full extent permitted by the ACT and any other applicable law currently or hereafter in effect, no director or officer of the Company will be personally liable to the Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director.”

Pursuant to an employment agreement, entered into on November 2, 2022 and effective as of June 14, 2022, with Chia-Lin Simmons, the Company’s Chief Executive Officer (the “Employment Agreement”), and which the Company has assumed as successor to its predecessor Delaware corporation, the Company has agreed to defend, indemnify, and hold Ms. Simmons harmless from and against any and all claims, damages, penalties or expenses arising from or in connection with the performance of Ms. Simmons’ job duties thereunder to the fullest extent required by law. Pursuant to an agreement, effective July 15, 2021, entered into with FLG Partners, LLC, as amended in February 2022 (the “FLG Agreement”), of which Mark Archer, the Company’s Chief Financial Officer, is a partner, the Company, as successor to its predecessor Delaware corporation, has agreed to indemnify Mr. Archer and FLG Partners, LLC in connection with Mr. Archer’s services to the Company. The foregoing descriptions of the Employment Agreement and FLG Agreement are not complete and are qualified in their entirety by reference to the full text of the Employment Agreement and FLG Agreement, which are attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 4, 2022 (with respect to the Employment Agreement), and Exhibits 10.15 and 10.16 to the Company’s Annual Report on Form 10-K, filed with the SEC on April 15, 2022 (with respect to the FLG Agreement).

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

The Company has entered into indemnification agreements with each of its directors and executive officers, pursuant to which the Company has agreed to indemnify such persons against all expenses and liabilities incurred or paid by such persons in connection with any proceeding arising from the fact that such persons are or were officers or directors of the Company, and to advance expenses as incurred by or on behalf of such persons in connection therewith.

In addition, in connection with the Company’s reincorporation from the State of Delaware to the State of Nevada effective as of June 1, 2023, the Company intends to continue to maintain general liability insurance policy that covers liabilities of its directors and officers arising out of claims based on acts or omissions in their respective capacities as such directors or officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

We plan to enter into a placement agency agreement that provides that we are to indemnify the placement agent under certain circumstances and the placement agent is obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities

On November 18, 2024, we effected a one-for-twenty-five reverse stock split (the “Common Stock Reverse Stock Split”) of all of our outstanding shares of common stock, par value $0.0001 per share (“Common Stock”). Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Common Stock Reverse Stock Split.

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act:

On August 7, 2023, the Company granted the Chief Executive Officer of the Company, Chia-Lin Simmons, 2,480 shares of restricted Common Stock under the Company’s 2023 Stock Incentive Plan, in accordance with the terms of her employment agreement with the Company. Such shares vest over four years commencing July 3, 2023, with a quarter of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter. On April 3, 2024, the Company granted Ms. Simmons 1,848 shares of restricted Common Stock pursuant to the Company’s 2023 Stock Incentive Plan, in accordance with the terms of her employment agreement with the Company. Such shares vest over a period commencing on April 3, 2024, with 1/4 of such shares to vest on April 3, 2025, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter.

On February 15, 2022, the Company granted 259 shares of restricted Common Stock to the Chief Financial Officer of the Company, Mark Archer, and 14 shares of restricted Common Stock to FLG Partners, LLC of which Mr. Archer is a partner, in accordance with Rule 5635(c)(4) of The Nasdaq Stock Market LLC outside of the Company’s 2017 Stock Incentive Plan and 2013 Long-Term Stock Incentive Plan, which vest over a period of 48 months, with one quarter on the anniversary of the grant and 1/16 each subsequent quarter until all shares have vested, so long as Mr. Archer remains in the service of the Company. On August 7, 2023, the Company granted Mr. Archer and FLG Partners, LLC an aggregate of 880 shares of restricted Common Stock under the Company’s 2023 Stock Incentive Plan (the “2023 SIP”). Such shares vest over which vest commencing on July 3, 2023, with 1/4 of such shares to vest on July 3, 2024, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as such grantee’s provide their applicable services to the Company for each such quarter.

On November 21, 2023, the Company entered into each of the inducement agreements with certain of its warrant holders (the “Inducement Agreements”), pursuant to which the Company induced such holders to exercise for cash their warrants to purchase up to approximately 36,362 shares of Common Stock, at a lower exercise price of (x) $50.00 per share (for the common stock purchase warrants issued pursuant to a firm commitment public offering by the Company that closed on September 15, 2021 (the “Existing September 2021 Warrants”)) and (y) $50.00 per one and one-half share (for the common stock purchase warrants issued pursuant to a firm commitment public offering by the Company that closed on January 25, 2023 (the “Existing January 2023 Warrants” and together with the Existing September 2021 Warrants, the “Existing Warrants”)), during the period from the date of the Inducement Agreements until December 20, 2023. In consideration therefore and upon exercise by such holders of their respective Existing Warrants, the Company agreed to issue such holders new common stock purchase warrants as follows: (A) Series A Warrants to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing September 2021 Warrants (up to 3,229 shares), at an exercise price of $50.00 per Series A Warrant Share; and (B) Series B Warrants to purchase up to a number of shares of Common Stock equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing January 2023 Warrants (up to 55,282 shares), at an exercise price of $50.00 per one and one-half Series B Warrant Share. Of the Series A Warrants issued, 50% consisted of Series A-1 Warrants, which are immediately exercisable and expire on the Termination Date (as defined in the Existing September 2021 Warrants) and 50% consisted of Series A-2 Warrants, which are exercisable at any time on or after the Stockholder Approval Date (as defined in the Inducement Agreements) and have a term of exercise of five and a half years from the date of the initial closing of the Inducement Agreement transactions. Of the Series B Warrants issued, 50% consisted of Series B-1 Warrants, which are immediately exercisable and expire on the Termination Date (as defined in the Existing January 2023 Warrants) and 50% consist of Series B-2 Warrants, which are exercisable at any time on or after the Stockholder Approval Date and have a term of exercise of five and a half years from the date of the initial closing.

On November 13, 2024, the Company entered into settlement and release agreements (the “Settlement Agreements”) with the current and former holders (the “August Holders”) of its Series B common stock purchase warrants (the “August Warrants”) exercisable for up to an aggregate of 386,800 shares of Common Stock issued on August 5, 2024, pursuant to those certain securities purchase agreements, dated August 2, 2024 by and between the Company and the August Holders. Pursuant to the Settlement Agreements, in consideration for the August Holders’ agreement to exercise any outstanding August Warrants on the date of the issuance of the Preferred Stock (as defined below) and waive any and all claims or demands that the August Holders may receive upon exercise of the August Warrants pursuant to Sections 2.3 and 3.8 of the August Warrants on or after the effective time of the Company’s next reverse stock split of its outstanding Common Stock, a number of shares of Common Stock in excess of four (4) times the number of shares of Common Stock that was initially issuable upon exercise of the August Warrants as of the date of their issuance, the Company agreed to issue to the August Holders, no later than one trading day after the date of the Settlement Agreements, (i) an aggregate of 1,000 shares of Series H Convertible Non-Voting Preferred Stock, $0.0001 par value per share, (the “Series H Preferred Stock”), and (ii) an aggregate of 1,000 shares of Series I Non-Convertible Voting Preferred Stock, $0.0001 par value per share, (the “Series I Preferred Stock” and together with the Series H Preferred Stock, the “Preferred Stock”), each share of which entitled the holder thereof to two (2) votes on all matters submitted to a vote of the stockholders of the Company. The shares of Series H Preferred Stock had a stated value of $1,000 and were initially convertible into approximately 85,947 shares of Common Stock at an initial conversion price of $11.64 per share. Following the Common Stock Reverse Stock Split, the shares of Series H Preferred Stock were convertible into 523,561 shares of Common Stock after the conversion price of the Series H Preferred Stock was reset to $1.91 per share. The shares of Preferred Stock and the Conversion Shares were issued in reliance upon the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended. As of the date of this prospectus, all shares of the Series H Preferred Stock have been converted into shares of Common Stock and all shares of the Series I Preferred Stock have been redeemed and as a result, no shares of Preferred Stock are currently outstanding.

On January 2, 2025, the Company granted Ms. Simmons 116,900 shares of restricted Common Stock under the 2023 SIP, which shares vest over a period commencing on January 2, 2025, with 1/4 of such shares to vest on January 2, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Ms. Simmons remains in the service of the Company for each such quarter.

On January 2, 2025, the Company granted 38,000 shares of restricted Common Stock to Mr. Archer and 2,000 shares of restricted Common Stock to FLG Partners, of which Mr. Archer is a partner, under the 2023 SIP, which vest commencing on January 2, 2025, with 1/4 of such shares to vest on January 2, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as Mr. Archer remains in the service of the Company for each such quarter.

On January 2, 2025, the Company granted certain other members of the Company’s management team an aggregate of 30,000 shares of restricted Common Stock under the 2023 SIP, which shares vest over a period commencing on January 2, 2025, with 1/4 of such shares to vest on January 2, 2026, and thereafter, 1/16 of such shares to vest on the first day of each subsequent three-month period until the entire award has vested, so long as such persons remain in the service of the Company for each such quarter.

With respect to the availability of an exemption from registration, relating to the sale and unregistered issuances of such securities described above, we made these determinations based on the representations of each investor which included, in pertinent part, that each such investor was either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each investor that (i) such investor acquired the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agreed not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) such investor had no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant also hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, in the State of Kentucky on February 7, 2025.

LOGICMARK, INC.

By:	/s/ Mark Archer
	Name:	Mark Archer
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

*	Chief Executive Officer and Director	February 7, 2025
Chia-Lin Simmons	(Principal Executive Officer)

*	Chief Financial Officer	February 7, 2025
Mark Archer	(Principal Financial Officer and Principal Accounting Officer)

*	Director	February 7, 2025
Carine Schneider

*	Director	February 7, 2025
John Pettitt

*	Director	February 7, 2025
Barbara Gutierrez

*	Director	February 7, 2025
Robert Curtis

* By:	/s/ Mark Archer, as attorney-in-fact
Name:	Mark Archer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Placement Agency Agreement, by and between the Company and Roth Capital Partners, LLC, as sole placement agent
2.1	Agreement and Plan of Merger, dated as of May 19, 2017, by and among the Company, Fit Merger Sub, Inc., Fit Pay, Inc. and Michael Orlando (3)
2.2	Agreement and Plan of Merger, dated as of June 1, 2023, by and between the Company and LogicMark, Inc., a Delaware corporation. (10)
3.1(i)(a)	Certificate of Incorporation, as amended (1)
3.1(i)(b)	Certificate of Amendment to Certificate of Incorporation (2)
3.1(i)(c)	Certificate of Amendment to Certificate of Incorporation (5)
3.1(i)(d)	Certificate of Amendment to Certificate of Incorporation (6)
3.1(i)(e)	Certificate of Designations for Series C Non-Convertible Preferred Stock (3)
3.1(i)(f)	Certificate of Amendment to the Certificate of Designations of Series C Non-Convertible Voting Preferred Stock (5)
3.1(i)(g)	Form of Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (4)
3.1(i)(h)	Certificate of Amendment to Certificate of Incorporation of LogicMark, Inc. (9)
3.1(i)(i)	Series C Certificate of Amendment to the Series C Certificate of Designations of LogicMark, Inc. (9)
3.1(i)(j)	Articles of Incorporation, filed with the Secretary of State of the State of Nevada on June 1, 2023 (10)
3.1(i)(k)	Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (10)
3.1(i)(l)	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (10)
3.1(i)(m)	Certificate of Designation, Preferences and Rights of Series G Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on November 1, 2024 (11)
3.1(i)(n)	Certificate of Designation, Preferences, Rights and Limitations of Series H Convertible Non-Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on November 13, 2024 (12)
3.1(i)(o)	Certificate of Designation, Preferences, Rights and Limitations of Series I Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on November 13, 2024 (12)
3.1(i)(p)	Series C Certificate of Amendment to the Series C Certificate of Designations of LogicMark, Inc. (13)
3.1(i)(q)	Certificate of Change to Articles of Incorporation of LogicMark, Inc. (13)
3.1(ii)	Bylaws (10)
4.1	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (7)
4.2	Form of Warrant for January 2023 Public Offering (8)
4.3	Form of Pre-Funded Warrant for January 2023 Public Offering (8)
4.4	Form of Series A-1 Warrant (15)
4.5	Form of Series A-2 Warrant (15)
4.6	Form of Series B-1 Warrant (15)
4.7	Form of Series B-2 Warrant (15)
4.8	Form of Series A Warrant (16)
4.9	Form of Series B Warrant (16)
4.10	Form of Pre-Funded Warrant (16)

4.11	Form of Placement Agent Warrant (16)
4.12	Form of Series A Warrant for August 2024 Offering (17)
4.13	Form of Series B Warrant for August 2024 Offering (17)
4.14	Form of Pre-Funded Warrant for August 2024 Offering (17)
4.15	Rights Agreement, dated as of November 1, 2024, between LogicMark, Inc. and Nevada Agency and Transfer Company (11)
4.16*	Form of Series C Warrant
4.17*	Form of Series D Warrant
4.18*	Form of Pre-Funded Warrant
5.1*	Opinion of Sullivan & Worcester LLP
10.1	Form of Voting Agreement, dated January 25, 2023, by and between the Company and certain investors in the January 2023 Public Offering (8)
10.2	Form of Warrant Agency Agreement, dated January 25, 2023, by and between the Company and Nevada Agency and Transfer Company (8)
10.3†	Form of Indemnification Agreement (10)
10.4†	LogicMark, Inc. 2023 Stock Incentive Plan (14)
10.5†	Form of Restricted Stock Award Agreement for LogicMark, Inc. 2023 Stock Incentive Plan (14)
10.6†	Form of Stock Option Agreement for LogicMark, Inc. 2023 Stock Incentive Plan (14)
10.7	Form of 2021 Inducement Agreement by and between the Company and each holder (18)
10.8	Form of 2023 Inducement Agreement by and between the Company and each holder (18)
10.9	Form of Securities Purchase Agreement for August 2024 Offering (17)
10.10	Form of Warrant Agency Agreement for August 2024 Offering (17)
10.11	Form of Settlement Agreement and Release, by and among the Company and the signatories thereto (19)
10.12	Form of Registration Rights Agreement, by and among the Company and the signatories thereto (19)
10.13	Form of Placement Agency Agreement, for August 2024 Offering (17)
10.14*	Form of Securities Purchase Agreement
10.15*	Form of Warrant Agency Agreement
23.1*	Consent of BPM LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page of this registration statement)
101.INS*	Inline XBRL Instance Document
101.SCH *	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Management contract or compensatory plan or arrangement.
(1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-186331) with the SEC on January 31, 2013.
(2)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 12, 2016.
(3)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 30, 2017.
(4)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 17, 2021.
(5)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on October 15, 2021.
(6)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on March 2, 2022.
(7)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 15, 2022.
(8)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 26, 2023.
(9)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on April 27, 2023.
(10)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on June 2, 2023.
(11)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 1, 2024.
(12)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 14, 2024
(13)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 18, 2024.
(14)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 11, 2023.
(15)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 21, 2023.
(16)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-279133) with the SEC on June 20, 2024
(17)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 5, 2024.
(18)	Filed as an Exhibit to the Company’s Current Report on Form 8-K/A with the SEC on November 21, 2023.
(19)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on November 14, 2024.